Exhibit 4.6

Strictly Private & Confidential
EXECUTION VERSION

17 December 2018

ABB Ltd

Hitachi, Ltd.

Agreement
for the sale and purchase of
80.1% of the shares in the Company

Contents

Clause                                                                                                                        Page

24....... Payment of Inter‑Company Trading Debt and the Shareholder Loan     64

LON51529424

Schedule 2 The Business Assets, Excluded Assets and Excluded Liabilities      83

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Agreed Form documents

Shareholders’ Agreement

Data Room index

Ancillary Transaction Document Term Sheets

Documents to be agreed prior to Closing

1.        Transitional Services Agreement

2.        Mutual Supply Agreement

3.        R&D Cooperation Agreement

4.        IP Licence Agreement

5.        Corporate Brand Licence Agreement

6.        Marketing Support Agreement

7.        Liaison Service Agreement

8.        Software Agreement

LON51529424

SALE AND PURCHASE AGREEMENT

dated 17 December 2018

PARTIES

(1)                 ABB LTD, of Affolternstrasse 44 / Postfach, 8050 Zürich, Switzerland (the Seller); and

(2)                 HITACHI, LTD. having principal offices at 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-8280, Japan (the Purchaser),

(each a Party  in this Agreement and together, the Parties)

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 28.

IT IS AGREED:

Preamble

(A)               The Seller and its Affiliates are, among other things, engaged in, or hold assets or liabilities relating to, the Business. It is intended that the Business be transferred by the Seller Group to the Company and its Subsidiaries prior to or at Closing (subject to any Delayed Closings) pursuant to the terms of this Agreement and the Reorganisation Agreements and in accordance with the Reorganisation Steps Plan and the Reorganisation Principles.

(B)               Immediately prior to Closing, the Seller will be the sole legal and beneficial shareholder of the Company and the Target Companies will be engaged in (and will own) the Business (subject to any Delayed Closings).

(C)               The Seller shall sell and the Purchaser shall purchase the Shares, in each case on and subject to the terms set out in this Agreement.

(D)               Following Closing, the Parties intend for the Seller and the Purchaser to own and operate the Company as a joint venture pursuant to their respective shareholdings in the Company as set out in Part B of Schedule 1 and on and subject to the terms of the Shareholders’ Agreement.

1.                    Sale and Purchase

At Closing, the Seller shall sell and the Purchaser shall purchase the Shares free from Third Party Rights and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing. The sale and purchase of the Shares shall be on and subject to the terms set out in this Agreement and on the basis that the same covenants shall be deemed to be given by the Seller on Closing in relation to the Shares as are implied under Part 1 of the Law of Property Miscellaneous Provisions Act 1994 where a disposition is expressed to be made with full title guarantee.

2.                    Price

2.1                The price for the Shares (the Final Price) shall be the amount which is the Purchaser’s Ownership Proportion of:

(a)                 US$11,000,000,000 (the Initial Price);

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(b)                 minus the Closing Debt;

(c)                 plus the Closing Cash;

(d)                 plus the Working Capital Adjustment; and

(e)                 minus the Pension Liability.

2.2                At Closing, the Purchaser shall pay to the Seller in cash the amount in US dollars (the Closing Payment) which is the aggregate of:

(a)                 the Purchaser’s Ownership Proportion of:

(i)                  the Initial Price;

(ii)                minus the Estimated Debt;

(iii)              plus the Estimated Cash;

(iv)               plus the Estimated Working Capital Adjustment; and

(v)                 minus the Estimated Pension Liability,

(the Estimated Price);

(b)                 minus the Aggregate Delayed Closing Consideration; and

(c)                 minus the EPC Escrow Amount.

2.3                The Final Price shall be calculated after Closing on the basis set out in Schedule 11 and clause 9.28, and any payments required to be made pursuant to Part D of Schedule 11 or clause 9.28 shall be treated as adjusting the Estimated Price to provide such Final Price. The Final Price shall (subject to any further adjustment, if applicable, pursuant to clauses 2.4, 5.5(d), 5.5(g) or otherwise pursuant to this Agreement) be adopted for all Tax reporting purposes.

2.4                Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation or any Excess Payment shall so far as possible adjust the price paid for the Shares.

2.5                The Parties acknowledge that any Delayed Consideration is an estimate of value attributable to the relevant Delayed Jurisdictions solely for the purpose of determining the payment obligations of the Parties under this Agreement and shall not be adopted for any Tax reporting purposes (unless required by applicable law).

3.                    Conditions to Closing

Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

(a)                 the Reorganisation having been completed in all material respects (in the sole opinion of the Seller acting reasonably and in good faith):

(i)                  in respect of so much of the Business as generates 80 per cent (or such greater percentage as the Seller may from time to time in its absolute discretion decide and notify to the Purchaser) of the FY17 Revenue;

(ii)                in the United States of America; and

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(iii)              in respect of so much of the Business as generates 80 percent (or such greater percentage as the Seller may from time to time in its absolute discretion decide and notify to the Purchaser) of the FY17 Revenue generated in the People’s Republic of China, in each case in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements (the Reorganisation Condition); and

(b)                 to the extent necessary or required, the Governmental Entities in the jurisdictions set out or referred to in:

(i)                  paragraph 1 of Schedule 20, in respect of Antitrust Clearances;

(ii)                paragraph 2.1 of Schedule 20, in respect of FIR Clearances; and

(iii)              paragraph 2.2 of Schedule 20, in respect of FIR Clearances (other than in any jurisdictions that are Delayed Jurisdictions),

having granted, or being deemed to have granted, their Clearance, and such Clearances remaining in full force and effect and not having been withdrawn,

(together, the Purchaser Closing Condition, and together with all Delayed Closing Conditions, the Purchaser Condition).

4.                    The Purchaser Condition

4.1                The Purchaser shall, at its own cost, use its best endeavours to ensure that the Purchaser Condition is fulfilled, subject to clause 4.2, as soon as reasonably practicable after the date of this Agreement.

4.2                The Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy the Purchaser Condition and (without prejudice to clause 4.4) shall take all reasonable steps which are necessary for that purpose, including making appropriate submissions, notifications and filings (each a Filing), in consultation with the Seller, as soon as reasonably practicable after the date of this Agreement taking into account the likely duration of the Pre-Closing Period. For the avoidance of doubt, the filing strategy and strategy in respect of obtaining the relevant consents, approvals and actions from any Governmental Entities shall be determined by the Purchaser after having consulted with and taken account of any reasonable comments of the Seller. Subject to applicable law, the Purchaser shall for this purpose:

(a)                 provide all information which is requested or required by any such Governmental Entity;

(b)                 promptly notify the Seller in advance (and provide copies or, in the case of non-written communications, details) of any material communications it proposes to make to any such Governmental Entity relating to any such consent, approval or action and subject to consultation with the Seller pursuant to clause 4.2(d) below;

(c)                 promptly (but in any case within two Business Days) notify the Seller (and provide copies or, in the case of non-written communications, details) of any

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material communications that have been made with any such Governmental Entity relating to any such consent, approval or action;

(d)                 provide the Seller (or its advisers) with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the Seller (or its advisers) a reasonable opportunity to provide comments and for the Purchaser to take into account any comments of the Seller (or its advisers) on such drafts prior to their submission, including, for the avoidance of doubt, information relating to the Seller or any member of the Seller Group, as the case may be, that is required in any filings made with, or written materials submitted to any Governmental Entity in connection with the Proposed Transaction;

(e)                 where permitted by the relevant Governmental Entity, allow persons nominated by the Seller to attend all meetings (and participate in all telephone or other conversations) with any such Governmental Entity and to make oral submissions at the meetings (or in telephone or other conversations); and

(f)                  regularly review with the Seller or its advisers the progress of any communications, notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

4.3                Except:

(a)                 as required by applicable law; or

(b)                 in the case of Clearances in accordance with Antitrust Laws in any of Australia, New Zealand, Singapore and the United Kingdom,

the Purchaser shall not, in the Pre-Closing Period, make any filing with any Governmental Entity in relation to the Proposed Transaction which is not required in order to fulfil the Purchaser Condition without obtaining the prior written consent of the Seller to the making of it and to its form and content (such consent not to be unreasonably withheld or delayed).

4.4                The Purchaser shall take, and shall cause each of its Affiliates to take, any and all actions necessary to obtain any Clearances required under or in connection with any applicable law and enable all waiting periods under any applicable law to expire, in each case to the extent required to fulfil the Purchaser Condition and to enable the Proposed Transaction to occur as promptly as practicable, or in relation to any filing in respect of Antitrust Laws made by the Purchaser in Australia, New Zealand, Singapore or the United Kingdom, including promptly complying with any requests for additional information by any Governmental Entity and consenting to any Remedies in order to obtain all such Clearances provided that, with respect to such Clearances:

(a)                 subject to paragraph (b) below, the Purchaser shall not be required to offer, consent to or otherwise agree or take any action with respect to any Remedies relating to any of the assets or business of the Purchaser Group, other than the Target Companies (including Delayed Target Companies that will become Target Companies) or any assets or business of the Target Companies

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(including Delayed Target Companies that will become Target Companies) (together, the Remedies In-Scope Business); and

(b)                 notwithstanding the foregoing, the Purchaser may, in its sole discretion, elect to consent to, and to the extent accepted by, the relevant Governmental Entity, effect, Remedies in respect of the business of the Purchaser Group (excluding the Remedies In-Scope Business) in a given jurisdiction, to obtain the relevant Clearance.

4.5                The Seller shall, to the extent legally permissible, provide the Purchaser, its advisers and any Governmental Entity as soon as practically possible with all necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity in accordance with this clause 4.

4.6                To the extent required in relation to the satisfaction of the Conditions or the consummation of the Proposed Transaction, the Seller, at its own cost, shall take all reasonable steps which are necessary to fulfil any obligation imposed on the Seller under any relevant Antitrust Laws to make appropriate submissions, notifications and filings, in consultation with the Purchaser, as soon as practicably possible after the date of this Agreement. The Seller shall for this purpose provide the Purchaser (or its advisers) with a final draft of all such submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the Purchaser (or its advisers) a reasonable opportunity to provide comments and for the Seller to take into account any comments of the Purchaser (or its advisers) on such drafts prior to their submission, including, for the avoidance of doubt, information relating to the Purchaser or any member of the Purchaser Group, as the case may be, that is required in any filings made with, or written materials submitted to any Governmental Entity in connection with the satisfaction of the Conditions or the consummation of the Proposed Transaction.

4.7                The Purchaser and the Seller shall not take any actions or do, or cause to be done, any things that would be reasonably likely to: (i) prevent, materially delay or materially impede receipt of any Clearance from any Governmental Entity; (ii) prevent or materially delay Closing; (iii) extend any waiting or notice period under any applicable law with respect to the Proposed Transaction; or (iv) cause any Governmental Entity to object to the Proposed Transaction.

5.                    The Reorganisation, the Reorganisation Condition and Delayed Closings

5.1                The Seller (at its own cost) shall, and shall procure that other relevant members of the Seller Group shall, use their respective reasonable endeavours to complete the Reorganisation prior to the Long Stop Date in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements.

5.2                The Purchaser shall, and shall procure that the other members of the Purchaser Group (including, after Closing, the Target Companies) shall, use their respective reasonable endeavours to co‑operate with the Seller and the other members of the Seller Group in the implementation of the Reorganisation.

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5.3                The Seller shall be entitled to make any changes to the structure of and steps involved in the Reorganisation compared with the structure and steps currently envisaged by the Reorganisation Steps Plan. If the Seller wishes to make any such changes that, in the Seller’s opinion (acting reasonably and in good faith) would be prejudicial to the interests of the Purchaser Group or the Business, the Project Board shall consult on such changes in accordance with paragraph 6 of Part B of Schedule 3. The Seller shall not make any such changes which, in the Seller’s opinion (acting reasonably and in good faith), would be materially prejudicial to the interests of the Purchaser Group or the Business (having regard to whether and if so the extent to which the consequences of any such changes will be reflected in the Closing Statement (or will otherwise be taken into account in the Final Price) or are reasonably likely to be recoverable under an indemnity or covenant to pay under this Agreement) without the Purchaser’s prior written consent.

5.4                The Seller shall promptly notify the Purchaser when, in the Seller’s good faith reasonable opinion, the Reorganisation Condition has been fulfilled.

Delayed Closings

5.5                If any part of the Reorganisation has not been completed at Closing:

(a)                 the Seller (at its own cost) shall, and shall procure that other relevant members of the Seller Group shall, use their respective reasonable endeavours to transfer to the relevant Target Companies or Delayed Target Companies as soon as reasonably practicable following Closing and by no later than the fifth anniversary thereof (or such later date as the Purchaser may from time to time in its absolute discretion decide) (the Delayed Closing Long-Stop Date) those parts of the Business (the Delayed Business Interests) that have not previously been transferred to the Target Companies or Delayed Target Companies subject to and in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements;

(b)                 the Seller (at its own cost) shall, and shall procure that other relevant members of the Seller Group shall, use their respective reasonable endeavours to transfer any relevant Delayed Target Companies to the Company or to another Target Company as soon as reasonably practicable following Closing and by no later than the Delayed Closing Long-Stop Date subject to and in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements;

(c)                 the Purchaser shall, and shall procure that the other members of the Purchaser Group (including, after Closing, the Target Companies) shall, continue to use their respective reasonable endeavours to co‑operate with the Seller and the other members of the Seller Group in the implementation of such parts of the Reorganisation until the Delayed Closing Long-Stop Date;

(d)                 if it is necessary or desirable for the Parties (or any of their Affiliates) or the Target Companies (having regard to any legal requirements and to the tax implications of such transfers) for consideration to be paid in cash by the transferee to the transferor for a transfer to a Target Company pursuant to this clause 5.5 (a Consideration Amount) then, at the same time as such

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consideration is paid, the Seller shall pay the Purchaser an amount equal to the Consideration Amount by way of part refund of the Final Price. The Parties shall cooperate in good faith to agree any such Consideration Amount, provided that if no such agreement is reached then, save to the extent required under applicable law, no consideration shall be paid for any such transfer. Save to the extent provided in the Reorganisation Steps Plan (or otherwise agreed by the Parties), no non-cash consideration shall be given for a transfer to a Target Company pursuant to this clause 5.5;

(e)                 completion of the transfer of any Delayed Business Interest (provided however that this shall not include the transfer of a Delayed Business Interest to a Delayed Target Company) or Delayed Target Company to any relevant Target Company in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements (a Delayed Closing) shall take place on the last Business Day of the month in which the relevant Delayed Closing Conditions are satisfied in the relevant Delayed Jurisdiction (or, if such date falls less than 10 Business Days before the last Business Day of that month, on the last Business Day of the following month) or such other date as the Seller and the Purchaser may agree in writing (each a Delayed Closing Date);

(f)                  any Delayed Closing shall be conditional upon:

(i)                  the relevant FIR Clearances referred to in paragraph 2.2 of Schedule 20 which correspond to the relevant Delayed Jurisdiction (if any), having been granted by the relevant Governmental Entity, or being deemed to have been granted, and such Clearance(s) remaining in full force and effect and not having been withdrawn; and

(ii)                the Reorganisation being complete in all material respects (in the sole opinion of the Seller acting reasonably and in good faith) in respect of the relevant Delayed Jurisdiction,

(each, a Delayed Closing Condition);

(g)                 at each Delayed Closing:

(i)                  the Seller and the Purchaser shall ensure that the relevant Delayed Consideration is paid from the DC Escrow Account to the Seller in accordance with Part A of Schedule 19; and

(ii)                if the relevant Delayed Closing occurs after completion of a Transfer under clauses 17 (Right of First Refusal), 19 (Tag Along), or 20 (Drag Along) of the Shareholders' Agreement, (and if the relevant Delayed Closing occurs on an FMV Date (as defined in the Shareholders’ Agreement) in respect of a Transfer in any other circumstances specified in the Shareholders’ Agreement, then clause 22 of the Shareholders’ Agreement shall apply (and this clause 5.5(g)(ii) shall not apply)) the Purchaser shall pay to the Seller in cash by way of adjustment to the Final Price the amount in US dollars which is equal to the relevant Delayed Consideration multiplied by:

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(A)               unless (B) below applies, 0.199/0.801; or

(B)               where the Seller has sold its shares in the Company based on a price calculated by reference to 90% of the Final Price Per Share (as defined in the Shareholders’ Agreement), the proportion resulting from (0.199/0.801)*0.9;

(h)                 without prejudice to the operation of paragraph 2.2 of Part A of Schedule 19, if any Delayed Closing has not occurred on or before the Delayed Closing Long-Stop Date, the Seller shall, and shall procure that the other relevant members of the Seller Group shall, and the Purchaser shall, discuss in good faith, in each case without any legal obligation to reach agreement: (i) the subsequent transfer of the relevant Delayed Business Interests or Delayed Target Companies to the relevant Target Companies or Delayed Target Companies subject to and in accordance with the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements; and (ii) the consideration to be paid to the Seller by the Purchaser or the relevant Target Companies in respect of such transfer;

(i)                  for financial reporting purposes, it is the intention of the Parties (to the extent permissible under applicable law) to enable the Seller Group to de-consolidate any Delayed Target Companies and any Delayed Business Interests;

(j)                  to the maximum extent permissible under applicable law, to achieve the purposes set out in clause 5.5(i) above, following Closing and until the earlier of the relevant Delayed Closing and the Delayed Closing Long-Stop Date, in respect of any element of the Business held by any Delayed Target Company and any Delayed Business Interest, save to the extent otherwise provided in the Transaction Documents or in the Reorganisation Steps Plan:

(i)                  the Purchaser shall direct and be responsible for the management and operation of such Delayed Target Companies and Delayed Business Interests (including, without limitation, for all decisions related to dividends and distributions (to the extent made solely from and to the Delayed Target Companies), investments, litigation strategy, incurrence of indebtedness, mergers and acquisitions activity and management-level hiring/terminations);

(ii)                the Seller shall operate such Delayed Target Companies and such Delayed Business Interests in accordance with the instructions of the Purchaser and the Seller shall not collect, charge or levy any management fees, allocations or other amounts by virtue of its legal ownership of any Delayed Target Companies or Delayed Business Interests except with respect to payments contemplated by the Ancillary Transaction Documents; and

(iii)              the Seller shall procure that the relevant members of the Seller Group provide such support and co-operation including reasonable access, during normal business hours and upon reasonable notice, to such personnel (including access to the auditors of the Seller Group),

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(iv)               books and records of the members of the Seller Group and Target Companies to the extent that they relate to a Delayed Target Company or Delayed Business Interest and any other information as the Purchaser and its auditors shall reasonably request for the purposes of preparing the audited financial statements of the Purchaser Group;

(k)                 in the event that control by the Purchaser of the management and operations of a Delayed Target Company or Delayed Business Interest as contemplated by paragraph (j) above is not permitted under applicable law, the Parties will work together in good faith to implement an alternative arrangement with equivalent effect as permissible under applicable law with respect to the operation of such Delayed Target Company or Delayed Business Interest until the earlier of the relevant Delayed Closing and the Delayed Closing Long-Stop Date; and

(l)                  for the purpose of applying the provisions of this Agreement insofar as they relate to any Delayed Business Interest or Delayed Target Company:

(i)                  the provisions of clauses 11.2 and 11.3 shall continue to apply, in relation to any Delayed Business Interest or Delayed Target Company until the relevant Delayed Closing Date;

(ii)                the time periods in paragraphs 1(a) and 1(b) of Schedule 6 shall, to the extent that the Claim relates to any Delayed Business Interest or Delayed Target Company, be extended by a period of days equal to the period of days from (but excluding) the Closing Date to (and including) the relevant Delayed Closing Date; and

(iii)              references to "Closing" or "Closing Date" in clause 17 and to "Closing", "Closing Date" and "Target Companies" in the Repeated Warranties shall, to the extent relevant to any Delayed Business Interest or Delayed Target Company, be deemed to be references to the relevant "Delayed Closing" or the relevant "Delayed Closing Date" and to the relevant "Delayed Target Companies" respectively.

5.6                The Seller shall procure that the relevant members of the Seller Group, and the Purchaser shall procure that the relevant members of the Purchaser Group, comply with the obligations set out in clause 5.5, in clauses 6 to 9 (inclusive) and in the Reorganisation Agreements.

5.7                The Parties acknowledge and agree that none of them nor any of their respective Affiliates shall be required to make any payment to or incur any liability towards any third party for purposes of obtaining any Third Party Consents (including any employees) in accordance with clauses 7 and 8.

5.8                The Seller shall indemnify and hold harmless the Purchaser from and against, and shall pay within one calendar month of a request from the Purchaser an amount equal to any and all:

(a)                 Reorganisation Costs, save to the extent paid in cash prior to the Effective Time or recorded as liabilities in Closing Working Capital or Closing Debt in the Closing Statement;

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(b)                 Costs incurred by the Purchaser or any of its Affiliates or any Target Company as a result of or in connection with any failure by the Seller to comply with its obligations under clause 11.2 or Part A of Schedule 3 in respect of any Delayed Business Interest or Delayed Target Company; or

(c)                 Costs incurred by the Purchaser or any of its Affiliates as a result of the Reorganisation (or any part of it) subsequently being unwound or declared void in whole or part by a court of competent jurisdiction in a final judgment which is not capable of appeal, but save to the extent that such Costs would not have arisen but for the negligence or default of any member of the Purchaser Group, in each case, other than Taxation (to which the provisions of Schedule 8 shall apply).

DINABB Buyout

5.9                If, solely as a consequence of the Proposed Transaction and / or the demerger of ABB India Limited (INABB) as part of or as a result of the Reorganisation, an open offer (DINABB Mandatory Offer) is required to be made by any member of the Purchaser Group (including any Target Company) or persons acting in concert with the same under the SEBI (SAST) Regulations to the public shareholders holding 25% of the shares in the entity demerged from INABB (DINABB) (DINABB Public Shareholders), the Seller shall, or shall procure that an appropriate member of the Seller Group shall at its own expense:

(a)                 make the DINABB Mandatory Offer to the DINABB Public Shareholders in accordance with SEBI (SAST) Regulations as a person acting in concert with the Purchaser under the SEBI (SAST) Regulations;

(b)                 if the DINABB Mandatory Offer is accepted in full or in part, acquire such shares in DINABB as are tendered by the accepting DINABB Public Shareholders at such price as is mandated by the SEBI (SAST) Regulations;

(c)                 following completion of the DINABB Mandatory Offer and if required (i) by law (irrespective of whether or not such requirement is the responsibility of the Seller or a member of the Seller Group under law), or (ii) in order for the Company to maintain its indirect 75% shareholding in DINABB, sell down the newly acquired shares in DINABB such that the requirements under law are met and the Company maintains its indirect 75% shareholding in DINABB, provided that to the extent (i) or (ii) do not apply the Seller Group may deal with, hold or otherwise treat any such acquired shares in DINABB at its sole discretion;

(d)                 use its reasonable endeavours to obtain all such regulatory and shareholder approvals and consents as are required to carry out the actions set out in (a) - (c) above; and

(e)                 keep the Purchaser reasonably informed of all material developments in relation to the DINABB Mandatory Offer.

5.10            The Purchaser agrees that it shall, and shall procure that the Purchaser Group and persons acting in concert with the Purchaser (other than the Seller and any other member of the Seller Group) or on its or their behalf:

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(a)                 provide such assistance and information to the Seller as may be required by applicable law or reasonably requested by the Seller in order for the Seller to comply with its obligations under clause 5.9(a) to (e) at the Seller’s sole expense;

(b)                 not make any representation or warranty, whether directly or indirectly or through its representatives, in respect of the DINABB Mandatory Offer (including in respect of the Seller) without the prior written consent of the Seller; and

(c)                 not acquire or dispose of shares of DINABB which may affect the offer price of the DINABB Mandatory Offer or DINABB Mandatory Offer.

References to the Seller in clause 5.10 shall include any member of the Seller Group that undertakes or participates in the DINABB Mandatory Offer.

5.11            The Seller shall indemnify and hold harmless the Purchaser from and against any and all Costs incurred by the Purchaser or a member of the Purchaser Group as a result of the Seller failing to or being unable to comply with clause 5.9 or the SEBI (SAST) Regulations as they relate to the Proposed Transaction, the DINABB Mandatory Offer or DINABB.

5.12            If, in respect of a Delayed Jurisdiction:

(a)                 the Delayed Closing has not occurred on or before the Delayed Closing Long-Stop Date; and

(b)                 part of the Delayed Closing Pension Liabilities relate to any Delayed Business Interests or Delayed Target Companies which do not transfer,

the Purchaser shall pay, by way of adjustment to the Final Price, to the Seller within five (5) Business Days of the Delayed Closing Long-Stop Date an amount equal to the Purchaser’s Ownership Proportion of that part of the Delayed Closing Pension Liabilities which relate to any such Delayed Business Interests or Delayed Target Companies in that Delayed Jurisdiction.

6.                    Business Assets, Contracts and Liabilities

6.1                The provisions of this clause 6 are without prejudice to the Parties’ respective obligations in clause 5 in connection with the Reorganisation and are subject also to the provisions of clauses 7 to 9 (inclusive) in relation to the assets and liabilities referred to in those clauses.

6.2                Business Assets.  The Seller (at its own cost) shall, and shall procure that the other relevant members of the Seller Group shall, use their respective reasonable endeavours to obtain all Third Party Consents which are required to transfer the Business Assets to the relevant Target Companies in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements. The Purchaser shall, and shall procure that the other members of the Purchaser Group (including, after Closing, the Target Companies) shall use their respective reasonable endeavours to co‑operate with the Seller to obtain any such

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Third Party Consents including by providing any information reasonably requested for that purpose.

6.3                Business Contracts and Business Claims. The Seller shall, and shall procure that the other relevant members of the Seller Group shall, use their respective reasonable endeavours to obtain all Third Party Consents from any counterparties which are required to:

(a)                 transfer, novate or assign, as the case may be, each Business Contract to a Target Company;

(b)                 in respect of any Shared Contract, enter into a new agreement or arrangement between the relevant third party counterparty and a Target Company such that the Relevant Part of each Shared Contract is transferred to a Target Company on terms substantially as favourable to the Business as existed under the Shared Contract; and

(c)                 transfer, novate or assign, as the case may be, the Business Claims to the Target Companies.

The Purchaser shall, and shall procure that the other members of the Purchaser Group (including, after Closing, the Target Companies) shall, use their respective reasonable endeavours to co‑operate with the Seller to obtain any such Third Party Consents including by providing any information reasonably requested for that purpose.

6.4                If any Third Party Consent referred to in clause 6.3, has not been obtained prior to Closing (or, where relevant, the earlier of Delayed Closing and the Delayed Closing Long-Stop Date, as applicable), then until it is obtained:

(a)                 the obligations of the Seller to use its reasonable endeavours to obtain, or procure that there is obtained, that Third Party Consent shall continue for a period of 12 months from the Closing Date (or Delayed Closing Date, as applicable), or, in the case of a Business Contract or Shared Contract, until the date of expiry or termination of the current term of that Business Contract or Shared Contract in accordance with its terms;

(b)                 the transfer, novation or assignment of that Business Contract, Business Claim or the Relevant Part of such Shared Contract shall not take effect and the relevant members of the Seller Group shall remain the contracting party unless and until the relevant Third Party Consent is obtained;

(c)                 the Seller and the Purchaser shall, between themselves, treat each other as if that Business Contract, Business Claim or the Relevant Part of such Shared Contract had been transferred to the relevant Target Company at the Closing Date (or Delayed Closing Date, as applicable);

(d)                 to the extent legally permissible and, in the case of a Business Contract or Shared Contract, not prohibited by or otherwise in breach of the relevant Business Contract or Shared Contract, from the Closing Date (or Delayed Closing Date, as applicable) the Seller shall procure that the relevant members of the Seller Group will hold on trust and administer the relevant Business Contract, Business Claim or the Relevant Part of such Shared Contract for the relevant Target Company and will forward to the relevant Target Company as soon as reasonably practicable upon receipt any benefits

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received by it to the extent that they relate to that Business Contract, Business Claim or the Relevant Part of such Shared Contract;

(e)                 the Purchaser shall procure that a Target Company (at such Target Company’s cost) perform or, at the Seller’s election, assist the relevant members of the Seller Group to perform all the obligations under any such Business Contract, or the Relevant Part of such Shared Contract, to be discharged after Closing (or Delayed Closing, as applicable), provided that the Purchaser shall not (and shall procure that each Target Company shall not) without the Seller’s prior written consent:

(i)                  incur, or purport to incur, any costs, charges, fees or expenses on behalf of the Seller (or any member of the Seller Group) in the performance of the Seller’s (or member of the Seller Group’s) obligations under such Business Contract, or the Relevant Part of such Shared Contract;

(ii)                agree or purport to agree to any amendment or waiver of the Seller’s (or member of the Seller Group’s) rights under such Business Contract, or the Relevant Part of such Shared Contract; or

(iii)              make any representation on behalf of the Seller (or member of the Seller Group) under or in connection with such Business Contract, or the Relevant Part of such Shared Contract,

and the Purchaser shall indemnify the Seller against all Costs reasonably incurred by any member of the Seller Group arising from or in connection with any breach by the Purchaser or a Target Company of the obligations under this sub-paragraph (e); and

(f)                  the Seller shall from Closing give all reasonable assistance to the relevant Target Company (at the sole expense of that Target Company) to enable the relevant Target Company to enforce its rights under the Business Contract, Business Claim or the Relevant Part of such Shared Contract, provided that no member of the Seller Group shall be obliged to make any payment or consideration (in money or money’s worth) under this sub-paragraph (f) unless it has first been paid by the relevant Target Company an amount which, on an after tax basis, is sufficient to make such payment or provide such consideration, nor shall it be obliged to become involved in any legal action or take any action which may reasonably be expected to be detrimental to the business of the Seller or the Seller Group.

6.5                If:

(a)                 the terms of any particular Business Contract or Shared Contract do not permit the relevant Target Company to perform the Seller Group’s obligations as sub-contractor or as agent, or permit the relevant Business Contract or the Relevant Part of the Shared Contract to be held on trust for the Purchaser or a Target Company and administered by a member of the Seller Group, or if any of the foregoing is not otherwise legally permissible; or

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(b)                 any Third Party Consent is not obtained within 12 months after the Closing Date (or Delayed Closing Date, as applicable) or is refused and the procedure set out in this clause 6 does not enable the benefit of any Business Contract, Business Claim or the Relevant Part of any Shared Contract to be enjoyed in all material respects by the Target Companies after the Closing Date (or Delayed Closing Date, as applicable), then the Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the relevant Target Company shall receive the benefit of the relevant Business Contract, Relevant Part of the Shared Contract or Business Claim and assume the associated obligations (other than any Excluded Liability) (provided that no member of the Seller Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).

6.6                Assumed Liabilities. The Parties shall use their respective reasonable endeavours to co-operate to obtain all Third Party Consents which are required in respect of the Assumed Liabilities:

(a)                 to transfer all such liabilities (to the extent such liabilities do not transfer to the relevant Target Company by law or by virtue of the transfer, novation or assignment of any Business Contract, Business Claim or other Business Asset) to the Target Companies; and

(b)                 to release the relevant member of the Seller Group from such liabilities,

in each case in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the relevant Reorganisation Agreements, and the Parties shall take all steps necessary for that purpose, including: (i) procuring that their respective Affiliates take any actions applicable to them in accordance with any relevant Reorganisation Agreement and (ii) in the case of the Purchaser, providing any relevant member of the Seller Group with any information reasonably requested for that purpose. The Reorganisation Agreements shall provide that with effect from Closing (or Delayed Closing, as applicable) a Target Company shall: (A) assume and discharge any and all such liabilities; and (B) indemnify the Seller against any and all liabilities suffered or incurred by any relevant member of the Seller Group and any Costs suffered or incurred by them as a result of or in connection with such liabilities.

7.                    Properties

The provisions of Schedule 14 shall apply in respect of the Properties and the Retained Properties.

8.                    Employees

8.1                General provisions. Subject to the provisions of this clause 8, it is the intention of the Seller and the Purchaser that the Business Employees will, with effect from the close of business on the Employee Transfer Date be employed by the Target Companies. Where applicable law in a relevant country does not provide for an automatic transfer of the employment of the Business Employees to the Target Companies with effect from the close of business on the Employee Transfer Date, clauses 8.3 to 8.5 shall apply in respect of those Business Employees. Where the Transfer Regulations in a relevant country do provide for an automatic transfer of employment of the Business Employees to the Target Companies with effect from the close of business on the

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Employee Transfer Date, then clause 8.2 shall apply in respect of those Business Employees. For the avoidance of doubt, the employment of each Target Company Employee will transfer with the Target Companies without further action of the Parties in connection with the Proposed Transaction. Accordingly, it is intended that the Target Companies shall, on or before Closing, become the employer of all of the Employees.

8.2                Where automatic transfer of employment. The Parties acknowledge and agree that it is intended that, to the extent legally permissible, the transfer of the Business Employees to the relevant Target Companies will be effected by way of an automatic transfer under the relevant Transfer Regulations (such Business Employees being Automatic Transferring Employees).

8.3                Where no automatic transfer of employment. If (or if it is alleged that) any contracts of employment with any Business Employee in force immediately before the Employee Transfer Date do not automatically transfer to the relevant Target Company in accordance with applicable law (such Business Employees being Non-Automatic Transferring Employees), the Seller shall procure that the relevant Target Company shall, at least 30 days prior to the intended Employee Transfer Date (or such longer period of time before the intended Employee Transfer Date as shall be required in order to comply with any Seller Collective Agreement or applicable law), make offers of employment to the relevant Non-Automatic Transferring Employee to take effect on or before the Closing Date on terms and conditions which the Seller reasonably considers to be substantially comparable in value, taken as a whole, to those on which each such Non-Automatic Transferring Employee was employed by the relevant member of the Seller Group immediately prior to the relevant offer of employment. Each offer of employment shall treat any period of service with any member of the Seller Group as if it were service with the relevant Target Company, save where clause 8.4 applies.

8.4                This clause 8.4 applies where, in order to transfer the Non-Automatic Transferring Employee’s employment to the relevant Target Company as part of the Reorganisation, the applicable member of the Seller Group is required to terminate the employment of such Non-Automatic Transferring Employee and pay severance to such Non-Automatic Transferring Employee. In this instance, the Non-Automatic Transferring Employee’s date of commencement of continuous employment shall be the Employee Transfer Date (unless otherwise provided by applicable law). If a Non-Automatic Transferring Employee accepts the offer of employment described in clause 8.3 above, the Seller shall promptly release, or shall procure that the relevant member of the Seller Group shall promptly release, such Non-Automatic Transferring Employee from employment with the Seller or relevant member of the Seller Group and the Seller shall (unless otherwise agreed by the Parties in writing) be responsible for, and indemnify and keep indemnified the Purchaser in respect of, any severance or termination payments (including, for the avoidance of doubt, any end of service or gratuity payments) payable in accordance with applicable law, contract or any Seller Collective Agreement.

8.5                Subject to clause 8.7, the Parties agree that:

(a)                 any employee of a member of the Seller Group who is under notice of termination of their employment (regardless of whether such notice is lawful

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(b)                 or otherwise, or is given by the employee or a member of the Seller Group), and who would otherwise be a Non-Automatic Transferring Employee for the purpose of clause 8.3, shall not be a Non-Automatic Transferring Employee, and shall instead be treated as an Excluded Employee for the purposes of clause 8.15; and

(c)                 any Non-Automatic Transferring Employee that does not accept the offer of employment described in clauses 8.3, 8.4 or 8.8, for whatever reason, shall instead be treated as a Excluded Employee for the purposes of clause 8.15.

8.6                The Purchaser shall indemnify and keep indemnified the Seller against all Costs and Liabilities incurred by any member of the Seller Group (including the Target Companies) in respect of any act or omission by the Purchaser, or relevant member of the Purchaser Group, before the Closing Date, in relation to:

(a)                 any employee referred to in clauses 8.5(a) above, as a result of which the Seller can demonstrate that that employee has given notice of termination of their employment and receives any end of service or gratuity payments or notice pay or pay in lieu of notice;

(b)                 any Non-Automatic Transferring Employee referred to in 8.5(b) above as a result of which the Seller can demonstrate that that Non-Automatic Transferring Employee treats his or her employment as having been terminated prior to the Closing Date (including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice or termination and similar obligations); and

(c)                 any Automatic Transferring Employee referred to in clause 8.2 above as a result of which the Seller can demonstrate that that Automatic Transferring Employee objects to an automatic transfer of his or her employment to the relevant Target Company.

8.7                Inactive Non-Automatic Transferring Employees.  Notwithstanding the provisions of clauses 8.3 and 8.4 and save as required by applicable law, prior to the Closing Date or Delayed Closing Date as applicable, no Inactive Non-Automatic Transferring Employee shall be transferred to or otherwise become employed by the relevant Target Company and each Inactive Non-Automatic Transferring Employee shall remain an employee of the Seller or the relevant member of the Seller Group. Following the Closing Date or Delayed Closing Date as applicable, and subject to the Seller notifying the Purchaser of an Inactive Non-Automatic Transferring Employee’s return to active employment, the Purchaser shall as soon as practicable following such return (and in no event later than 21 Business Days following such return) offer (or shall procure that the relevant Target Company shall offer) employment to such Inactive Non-Automatic Transferring Employee consistent with the terms and conditions applicable to Non-Automatic Transferring Employees in clause 8.3, as applicable; provided that the Purchaser shall have no obligation to make or procure the making of any offer to any such Inactive Non-Automatic Transferring Employee who returns to active employment more than 12 months following the Closing Date or the Delayed Closing Date, as applicable, except if required by applicable law. For the avoidance of doubt, any Inactive Non-Automatic Transferring Employee that does

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not accept the offer of employment described in this clause 8.7, for whatever reason, shall instead be treated as an Excluded Employee for the purposes of clause 8.15.

8.8                Business Employee Identification As soon as reasonably practicable following the date of this Agreement, and in any event (i) within good time before the transfers under clause 8.2 and the offers of employment under clauses 8.3 and 8.4 and (ii) within six (6) months from the date of this Agreement, the Seller shall provide to the Purchaser a working draft list, and, not later than nine (9) months from the date of this Agreement, a complete list, in each case of employees of the Seller Group who are not Target Company Employees and who:

(a)                 are identified by the Seller and whom the Seller has, acting reasonably, determined spend more than 50 per cent of their working time in or for the Business (including any employees who are temporarily absent (whether by reason of sickness, disability, maternity leave, secondment or otherwise)); and/or

(b)                 are identified by the Seller and whom the Seller has, acting reasonably, determined are necessary for the proper functioning of the Business including its future development which shall include for the avoidance of doubt employees providing research and design services and strategic account managers, but excluding in each case any TSA Employee, such an employee being a Business Employee.

The list provided to the Purchaser will include the following information in respect of each Business Employee: job title, division, job location; and job duties. Thereafter, the Seller shall, acting reasonably and in good faith, consider any representations that the Purchaser may have in relation to paragraph (b) of this clause 8.8, and seek and consider the representations of relevant executives of the Business, before the Seller finally determines which employees of the Seller Group who are not Target Company Employees should be treated as Business Employees and whose employment is intended to be transferred as part of the Reorganisation and the Proposed Transaction to the Target Companies.

8.9                Retained Employee Identification As soon as reasonably practicable following the date of this Agreement and in any event within good time before the transfers under clause 8.14, the Seller shall, acting reasonably, determine which employees of the Target Companies: (a) spend 50 per cent or less of their working time in or for the Business (including any employees who are temporarily absent (whether by reason of sickness, disability, maternity leave, secondment or otherwise)); and/or (b) are identified by the Seller and whom are not necessary for the proper functioning of the Business including its future development (such an employee being a Retained Employee).

8.10            Business Contractor Identification As soon as reasonably practicable following the date of this Agreement and in any event within good time before Closing or Delayed Closing (as applicable), the Seller shall provide to the Purchaser a list of independent contractors, apprentices, workers and consultants engaged by the Seller Group and who are not Target Company Employees or Business Employees and who:

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(a)                 are identified by the Seller and whom the Seller has, acting reasonably, determined spend more than 50 per cent of their working time in or for the Business (including any individuals who are temporarily absent (whether by reason of sickness, disability, maternity leave, secondment or otherwise)); and/or

(b)                 are identified by the Seller and whom the Seller has, acting reasonably, determined are necessary for the proper functioning of the Business including its future development,

such an individual being a Business Contractor.

The Seller shall procure that the relevant Target Company shall in good time prior to the intended Employee Transfer Date (or such longer period of time before the intended Employee Transfer Date as shall be required in order to comply with any Seller Collective Agreement or applicable law), make offers of engagement to the relevant Business Contractors to take effect on or before the Closing Date on terms and conditions which the Seller considers are appropriate and provided that any such offers of engagement shall not increase in aggregate the total cost of the Business in respect of the Business Contractors on the date of this Agreement by more than 3 per cent. per annum overall and/or more than 6% per cent. per annum in any single Material Employment Jurisdiction, except where any changes to such terms of engagement are made in the ordinary course of business to reflect inflationary increases in the relevant jurisdiction. In the event that the Seller intends that  such offers of engagement in respect of the Business Contractors will increase in aggregate the total cost of the Business in respect of the Business Contractors on the date of this Agreement by more than 3 per cent. per annum overall and/or more than 6% per cent. per annum in any single Material Employment Jurisdiction, except where any such changes to such terms of engagement are made in the ordinary course of business to reflect inflationary increases in the relevant jurisdiction the Seller will discuss this with the Purchaser and, in good faith, reasonably consider any representations made by the Purchaser in relation to such terms and conditions of engagement.

8.11            Benefit Arrangements. The Parties agree that the Seller shall, at least four months prior to the Closing Date (or such other date as the Parties may agree), provide the Purchaser with details of the applicable material terms and conditions of employment and benefits arrangements of the Target Company Employees and Business Employees generally, provided that, save as required by applicable law or any term in a contract or Seller Collective Agreement in place immediately before the date of this Agreement, any such new terms and conditions of employment and benefit arrangements that are introduced as part of the Reorganisation or Proposed Transaction shall not increase in aggregate the total cost of the Business in respect of the Employees on the date of this Agreement by more than 3 per cent. per annum overall and more than 6% per cent. per annum in any single Material Employment Jurisdiction, except as otherwise agreed by the Purchaser and except where any changes to terms and conditions of employment and/or benefit arrangements are made in the ordinary course of business to reflect inflationary increases in the relevant jurisdiction.

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8.12            Wrong-Pocket Arrangements. In the event that the employment of any person who is not a Business Employee transfers (or is alleged to transfer) to a Target Company pursuant to applicable law in connection with the Reorganisation or the Proposed Transaction (such individual being an Undisclosed Employee), the Parties agree that in respect of each such Undisclosed Employee:

(a)                 if such Undisclosed Employee transfers, or is alleged to transfer, to the relevant Target Company on or after the Closing Date, the Seller or relevant member of the Seller Group may within 10 Business Days of being so requested by the Purchaser (provided that such request is made no later than 3 months after Closing) make to that person an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, the release referred to in clause 8.13 below; or

(b)                 if such Undisclosed Employee transfers, or is alleged to transfer, to the relevant Target Company on or before the Closing Date, the Seller or relevant member of the Seller Group may make to that person an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, the release referred to in clause 8.13 below; and

(c)                 the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that person immediately prior to the Employee Transfer Date.

8.13            If:

(a)                 the Undisclosed Employee accepts the offer of employment referred to above then the Seller or the Purchaser (as appropriate) shall procure that the relevant Target Company promptly releases such Undisclosed Employee from employment with the relevant Target Company and the Seller shall pay on demand to the Purchaser (or, if prior to Closing, the Target Company) and from Closing shall indemnify and keep indemnified the Purchaser in respect of: (i) any sums payable by the Target Company to or in relation to such Undisclosed Employee under and in connection with his contract of employment (whether before or after the date on which the employment of the Undisclosed Employee transfers to the Seller or relevant member of the Seller Group); and (ii) all Costs or Liabilities incurred by the Target Company which arise directly or indirectly out of or in connection with the release, transfer and/or termination of employment of such Undisclosed Employee; or

(b)                 the Seller or relevant member of the Seller Group does not make an offer of employment to the Undisclosed Employee or the Undisclosed Employee does not accept the offer of employment from the Seller or relevant member of the Seller Group in accordance with clause 8.12(c), then:

(i)                  if the Employee Transfer Date occurs prior to Closing, the Seller shall procure that the relevant Target Company shall terminate the employment of such Undisclosed Employee within 28 days of the Seller being made aware of such transfer either by the Undisclosed Employee or by the Target Company (whichever is the earlier) or within such period as required by applicable law in that relevant

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country (such period being the Seller Dismissal Period), if longer and the Seller shall pay on demand to the Purchaser (or, if prior to Closing, the Target Company) and from Closing shall indemnify and keep indemnified the Purchaser in respect of (i) any sums payable by the Target Company to or in relation to such Undisclosed Employee under or in connection with his contract of employment (whether before or after the Employee Transfer Date) and (ii) all Costs or Liabilities incurred by the Target Company which arise directly or indirectly out of or in connection with such termination of employment; or

(ii)                if the Undisclosed Employee transfers on or after the Closing Date, provided the Purchaser terminates the employment of such Undisclosed Employee within 28 days of being made aware of such transfer either by the Undisclosed Employee or by the Seller (whichever is the earlier) or within such period as required by applicable law in that relevant country (such period being the Dismissal Period), if longer, and the Seller shall pay on demand to the Purchaser and indemnify and keep indemnified the Purchaser in respect of (i) any sums payable by the Target Company to or in relation to such Undisclosed Employee under or in connection with his or contract of employment (whether before or after the Employee Transfer Date) and (ii) all Costs or Liabilities incurred by the Target Company which arise directly or indirectly out of or in connection with such termination of employment, save to the extent any such Costs and Liabilities are attributable to a discrimination claim arising from any act or omission by the Purchaser or relevant member of the Purchaser Group.

8.14            Retained Employees. Prior to the Closing Date, the Seller shall use its reasonable endeavours to cause the transfer of employment or engagement (as applicable) of the Retained Employees and Retained Business Contractors from the relevant Target Company to the relevant member of the Seller Group pursuant to the Reorganisation.

(a)                 If, despite using its reasonable endeavours, the Seller is unable for any reason to cause the transfer of employment of the Retained Employees from the relevant Target Company to the relevant member of the Seller Group prior to the Closing Date, then any such Retained Employee shall be treated as an Undisclosed Employee in accordance with clause 8.12 above, save that the Dismissal Period will commence from the date on or after the Closing Date which the relevant member of the Seller Group notifies the relevant Target Company that it has not been able to cause the transfer of employment.

(b)                 If the Seller causes the transfer of a Retained Employee from the relevant Target Company to the relevant member of the Seller Group as described in this clause 8.14, the Seller shall procure that the relevant Target Company promptly releases such Retained Employee from employment with the relevant Target Company.

8.15            Liability for Excluded Employees. Subject to clause 8.6 and clause 9, the Parties agree that all Costs and Liabilities relating to the Retained Employees, Existing Seller

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Employees and Former Non-Business Employees (excluding, for the avoidance of doubt, the Former Business Employees) (together the Excluded Employees) including but not limited to, wages, salaries, bonuses, incentive compensation and other periodic outgoings, any payroll taxes and social security contributions, and any severance, termination payments or similar obligations (including for the avoidance of doubt any end of service or gratuity payments or notice pay or pay in lieu of notice) payable in accordance with applicable law, contract or any Seller Collective Agreement, in respect of the Excluded Employees, whether those Costs and Liabilities relate to periods before or after the Closing Date, shall be borne or discharged by the Seller and shall be deemed to be Excluded Liabilities for the purposes of this Agreement. For the avoidance of doubt, this shall include, but is not limited to, all Costs and Liabilities arising out of the employment, engagement or termination of employment or engagement, whether actual or constructive, of any Excluded Employee before or after the Closing Date. The Seller shall pay on demand to the Purchaser and indemnify and keep indemnified the Purchaser in respect of (i) any sums payable by the Target Company to or in relation to such Excluded Employee and (ii) all Costs or Liabilities incurred by the Target Company which arise directly or indirectly out of or in connection with any Excluded Employee.

8.16            Liability for Transferred Employees and Former Business Employees. The Parties agree that, subject to clause 8.4, clause 8.5 and clause 9:

(a)                 all Costs and Liabilities relating to the employment of the Transferred Employees including, but not limited to, wages, salaries, bonuses, incentive compensation and other periodic outgoings, any payroll taxes and social security contributions in respect of the Transferred Employees, whether those Costs and Liabilities relate to periods before or after the Employee Transfer Date (but not including any Costs and Liabilities relating to Pension Benefits in respect of the Transferred Employees relating to periods before the Employee Transfer Date);

(b)                 all Costs and Liabilities arising out of the termination of employment, whether actual or constructive, of any Transferred Employee, whether those Costs and Liabilities relate to periods before or after the Employee Transfer Date, including, but not limited to, any severance, termination payments or similar obligations (including for the avoidance of doubt any end of service or gratuity payments or notice pay or pay in lieu of notice) payable in accordance with applicable law, contract or any Seller Collective Agreement; and

(c)                 all Costs and Liabilities relating to the employment and termination of employment of the Former Business Employees payable in accordance with applicable law, contract or any Seller Collective Agreement whether those Costs and Liabilities relate to periods before or after the Closing Date, shall be borne or discharged by the Purchaser or the relevant member of the Purchaser Group and shall be deemed to be Assumed Liabilities for the purposes of this Agreement. The Purchaser shall pay on demand to the Seller and indemnify and keep indemnified the Seller for Costs and Liabilities incurred by the Seller and which are the Purchaser’s responsibility under this clause 8.16. For the avoidance of doubt,

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nothing in this clause 8.16 shall prevent the Target Companies from making a payment to any Transferred Employee in respect of any accruals in relation to the above amounts where required by applicable law.

8.17            Liability for Severance or Termination Payments. Without prejudice to clauses 8.4 and 8.16, the Seller shall be responsible for, and shall indemnify and keep indemnified the Purchaser, in relation to any severance, termination payments or similar obligations (including for the avoidance of doubt any end of service or gratuity payments or notice pay or pay in lieu of notice) payable in accordance with applicable law, contract or any Seller Collective Agreement by any member of the Seller Group including for the avoidance of doubt any Target Company, to any employee of the Seller Group including any employee of a Target Company, which becomes payable as a result of the implementation of the Reorganisation.

8.18            International assignees and foreign workers. Where applicable law does not provide for the automatic transfer of employment of any International Assignee who is determined to be a Business Employee in accordance with clause 8.8, such International Assignee will be a Non-Automatic Transferring Employee and be treated as such in accordance with clauses 8.3 or 8.4 as the case may be, noting that terms and conditions for the purposes of this clause shall include the terms and conditions governing their international assignment. Prior to the Closing Date, the Seller shall use its reasonable endeavours to ensure that all Employees who require immigration approvals to be employed by a Target Company to work within the Business have obtained all required documentation and approvals (including all necessary work permits and visas) and have (and at the Closing Date or Delayed Closing Date will continue to have) the right to work in the Business in the Target Company within the relevant jurisdictions. If the Seller has, despite its reasonable endeavours, not obtained all required documentation and approvals for any such Employee, the Seller and Purchaser shall discuss the issue in good faith with a view to reaching a reasonable resolution to procure the transfer of such Employee to the relevant Target Company.

8.19            Employee Census. Subject to applicable law, and in such timescale as the Parties may agree, but in any event at least four months prior to the Closing Date, the Seller shall provide to the Purchaser with a census that is true and accurate in all material respects and which provides a list of the Business Employees and the Target Company Employees together with all key role vacancies in the Business. The list will include the following information in respect of each employee: employment identification number (subject to restrictions under applicable law), job title, division, job location, date of hire, employer, full or part time, active or on long-term approved or statutory leave of absence (and if on leave, the nature of the leave and the expected return date), any visa/work permit requirements, base salary or wage rate and incentive compensation opportunities. Five Business Days prior to the Closing Date (or such other date as the Parties may agree), the Seller shall provide the Purchaser with an updated final version of such list. Following Closing, in respect of any Delayed Employees, the Seller shall continue to provide periodical updates to the census in respect of any relevant country on such dates as agreed by the Parties with the final employee census being provided five Business Days prior to the final Delayed Closing. The Seller shall update the Purchaser on the status of the acceptances made by the Non-Automatic Transferring Employees during meetings of the Project Board.

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Information and Consultation.

8.20            The Seller shall, and shall procure that the Target Companies and the Seller’s Affiliates (as applicable) shall, inform and / or consult, as applicable, with their respective employees and/or employee representatives, as applicable, regarding the Reorganisation and the Proposed Transaction in accordance with the requirements of applicable law (including, where applicable, the Transfer Regulations) and any collective bargaining agreements, works council agreements or any agreements with any other employee representative body which is applicable to the Seller Group and/or the Target Companies (whether on an industry level or otherwise) (individually, a Seller Collective Agreement and collectively, the Seller Collective Agreements). The Seller shall indemnify and keep indemnified the Purchaser against all Liabilities which the Purchaser or any of the Target Companies may suffer or incur in connection with any failure to carry out any such information and consultation processes in connection with the Reorganisation and the Proposed Transaction, in accordance with an applicable law or the Seller Collective Agreements, unless such failure to comply is directly or indirectly attributable to any act or omission by the Purchaser or any of its Affiliates. Such Liabilities shall be Excluded Liabilities for the purposes of this Agreement.

8.21            The Purchaser shall, and shall procure that its Affiliates (as applicable) shall, inform and / or consult with their respective employees and/or employee representatives as applicable, in connection with the Reorganisation and the Proposed Transaction in accordance with the requirements of applicable law and any collective bargaining agreements, works council agreements or any agreements with any other employee representative body which is applicable to the Purchaser Group (whether on an industry level or otherwise) (individually, a Purchaser Collective Agreement and collectively, the Purchaser Collective Agreements).  The Purchaser shall indemnify and keep indemnified the Seller against all Liabilities which the Seller or any of the Target Companies may suffer or incur in connection with any failure to carry out any such information and consultation processes in accordance with an applicable law or the Purchaser Collective Agreements, unless such failure to comply is directly or indirectly caused by any act or omission by the Seller or any of its Affiliates. Such Liabilities shall be Assumed Liabilities for the purposes of this Agreement.

8.22            The Seller shall, and shall procure that each relevant Seller Affiliate (including the Target Companies) shall, commence any information and / or consultation processes in connection with the Reorganisation and the Proposed Transaction required under any applicable law and/or Seller Collective Agreements (or if such process has already been commenced, the Seller will continue such process) as soon as reasonably practicable after the date of this Agreement, and use reasonable efforts to complete such processes in a timely manner.

8.23            The Purchaser shall, and shall procure that each relevant Purchaser Affiliate shall, commence any information and / or consultation processes in connection with the Reorganisation and the Proposed Transaction required under any applicable law and/or Purchaser Collective Agreements in relation to the Purchaser’s or Purchaser Affiliate’s employees and/or employee representatives (or if such process has already been commenced, the Purchaser will continue such process) as soon as reasonably

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practicable after the date of this Agreement, and use reasonable efforts to complete such processes in a timely manner.

8.24            Each Party shall be entitled to enter into any agreements or arrangements with, or in relation to, their respective employees and/or employee representatives in connection with the relevant information and consultation processes as they consider reasonable and appropriate for the purposes of the Reorganisation and the Proposed Transaction save that in the event that any Party (including any Target Company) is required to enter into an agreement or arrangement that is binding upon and has a material effect on any Target Company, such Party shall notify the other Party of the material terms of the agreement or arrangement and shall, in good faith and acting reasonably, take account of any reasonable comments or proposals of the other Party in relation to such terms or arrangements.

8.25            Subject to applicable law and the terms of any applicable Seller Collective Agreements and Purchaser Collective Agreements, the Purchaser shall, and shall cause its Affiliates to, and the Seller shall, and shall cause its Affiliates (including the Target Companies) to, provide the other Party with such information and assistance at such times as that other Party may reasonably request or as may be reasonably necessary for it or any of its Affiliates to complete in due course any formal or informal requirement to inform or consult with their employees, a relevant trade union, a relevant works council, or any other employee representatives in connection with the Reorganisation and the Proposed Transaction. The Seller and the Purchaser shall update the other Party on a regular basis on the status of such information and consultation processes during meetings of the Project Board.

8.26            The Seller shall indemnify and keep indemnified the Purchaser against all Costs and Liabilities incurred by the Purchaser or its Affiliates (as appropriate) in respect of any failure by the Seller to provide information and reasonable assistance to the Purchaser in accordance with clause 8.25 above and the Purchaser shall indemnify and keep indemnified the Seller against all Costs and Liabilities incurred by the Seller or its Affiliates (including the Target Companies) in respect of any failure by the Purchaser to provide information and reasonable assistance to the Seller in accordance with clause 8.25 above or as a result of the Purchaser’s failure to inform the Seller of any measures the Purchaser may consider taking in respect of the Target Companies, to take effect on or after Closing (or take after Closing) in respect of the Transferred Employees.

8.27            Subject to clause 8.4, the Seller and the Purchaser shall not, and shall use reasonable efforts to procure that their respective Affiliates shall not, take any actions to cause the Employees not to become employees of the Target Companies, or not to remain employees of the Target Companies (as applicable), prior to the Closing Date or Delayed Closing Date, as applicable.

Cash bonuses.

8.28            If required in order to comply with any provision of this Agreement or applicable law, the Purchaser Group shall establish and administer new cash bonus plans for the Transferred Employees (the Purchaser Bonus Plans) on and from the Closing Date or relevant Delayed Closing Date.

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8.29            Except to the extent that such amounts have been paid by the Seller (or a member of the Seller Group or a Target Company) in accordance with clause 8.31 below:

(a)                 the Pro Rated Cash Bonuses (gross of any Employee Taxes required to be withheld or deducted from such Pro Rated Cash Bonuses) in respect of the Transferred Employees shall be accrued in the Closing Statement together with (in accordance with paragraphs 19 and 20 of Part B of Schedule 11) any Employer Taxes on such Pro Rated Cash Bonuses. Any Relief arising from such Pro Rated Cash Bonuses shall be taken into account in the Closing Statement in accordance with paragraphs 19 and 20 of Part B of Schedule 11;

(b)                 the Seller shall provide to the Purchaser a list of the amounts payable to each Transferred Employee (gross of any Employee Taxes), within 60 days after the Closing Date or relevant Delayed Closing Date; and

(c)                 subject to receipt by the Purchaser of the list referred to in clause 8.29(b) above, the Purchaser shall, or shall procure that a member of the Purchaser Group shall, on or around the first normal bonus payment date under the applicable Seller Bonus Plan following the Closing Date or relevant Delayed Closing Date, pay to each Transferred Employee the amount of the pro rata cash bonus that is due to such Transferred Employee under such list (the Post-Closing Cash Bonus).

8.30            To the extent a member of the Purchaser Group pays a Post-Closing Cash Bonus to a Transferred Employee pursuant to clause 8.29(c) above, such member of the Purchaser Group shall withhold and deduct from such Post-Closing Cash Bonus any Employee Taxes required by law to be so withheld or deducted in respect of such Post-Closing Cash Bonus and shall account for such amounts (together with any Employer Taxes thereon) to the relevant Tax Authorities when due.

8.31            The Seller may or may procure that the relevant member of the Seller Group or a Target Company may, pay to the Transferred Employees prior to the Closing Date an amount equal to the Pro Rated Cash Bonuses.

8.32            The Seller shall (in the case of Pro Rated Cash Bonuses paid prior to the Closing Date pursuant to clause 8.31 above) procure that the relevant Target Companies account to the relevant Tax Authority for any Employee Taxes and Employer Taxes in respect of such Pro Rated Cash Bonuses to the extent that such Employee Taxes and Employer Taxes are due and payable to a Tax Authority prior to Closing. Any Employer Taxes in respect of such Pro Rated Cash Bonuses which are due and payable to a Tax Authority on or after Closing will be accrued in the Closing Statement in accordance with paragraphs 19 and 20 of Part B of Schedule 11. Any Relief arising in respect of Pro Rated Cash Bonuses paid prior to the Closing Date in accordance with clause 8.31 above shall be taken into account in the Closing Statement in accordance with paragraphs 19 and 20 of Part B of Schedule 11.

Share-based incentive schemes.

8.33            The Seller shall and shall procure that the relevant members of the Seller Group use all reasonable endeavours to recover any Employee Taxes arising as a result of the grant, cancellation, exercise or vesting of any awards granted by any member of the

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Seller Group to a Transferred Employee under the Seller Share Plans from each such Transferred Employee as soon as reasonably practicable after Closing (or the relevant Delayed Closing, as applicable), including without limitation by withholding from consideration payable to such Transferred Employee in consideration for the sale of any options or shares acquired by him or her under any award. The Seller shall promptly account to the Purchaser for any amounts so recovered and provide prompt details of the grant, cancellation, exercise or vesting of awards granted by any member of the Seller Group to a Transferred Employee under the Seller Share Plans to the Purchaser that are sufficient for a member of the Purchaser Group to report the relevant event through payroll. The Seller’s obligation to recover and account to the Purchaser for amounts under this clause 8.33 shall be subject to the Purchaser co-operating with the Seller to enable the Seller to satisfy that obligation.

8.34            There shall be accrued in the Closing Statement an amount equal to any Employer Taxes arising as a result of the grant, cancellation, exercise or vesting of any such awards granted to a Transferred Employee in accordance with paragraphs 19 and 20 of Part B of Schedule 11. Any Reliefs arising from such grant, cancellation, exercise or vesting shall be taken into account in the Closing Statement in accordance with paragraphs 19 and 20 of Part B of Schedule 11.

8.35            The Purchaser shall procure that each relevant Target Company accounts to the relevant Tax Authorities for any Employee Taxes and Employer Taxes arising as a result of the grant, cancellation, exercise or vesting of any awards granted by any member of the Seller Group to a Transferred Employee under the Seller Share Plans which are payable by it to a Tax Authority after Closing (or a relevant Delayed Closing, as applicable) when due.

8.36            The Seller Group shall complete all reporting (excluding payroll reporting for events occurring after Closing) required in relation to events arising under the Seller Share Plans.

8.37            Protection of terms and conditions and termination rights post-Closing. The Purchaser shall procure that for a period of 12 months following the Closing Date or Delayed Closing Date (as applicable):

(a)                 each Transferred Employee will continue to receive at least the same basic salary or wages; and

(b)                 each Transferred Employee will continue to receive benefits (whether contractual or otherwise), which the Purchaser reasonably consider to be substantially comparable in value, taken as a whole, to the benefits of such Transferred Employee immediately prior to the Closing Date.

8.38            If the employment of any Transferred Employee is terminated by reason of redundancy within 12 months following the Closing Date, the Purchaser shall procure that there shall be provided to such Transferred Employee, benefits which are at least equivalent to those provided under such redundancy and severance policies and benefits (and giving due credit to the Transferred Employees for any additional service or earnings from the Employee Transfer Date onwards) as were applicable in respect of the particular Transferred Employee immediately prior to the Closing Date.

8.39            Benefit arrangements/service continuity. Save in respect of any Non-Automatic Transferring Employees whose employment as part of the Reorganisation has been

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terminated with the applicable member of the Seller Group and has been paid severance (so that their date of continuous employment shall be the Employee Transfer Date at set out in clause 8.4 (unless otherwise provided by applicable law)), each Transferred Employee shall have their service with the Seller Group and their respective predecessors recognised under any employee benefit plans or arrangements of the Purchaser Group for all purposes of eligibility, vesting and accrual of benefits to the extent past service was recognised for such Transferred Employee under a comparable plan or arrangement immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this clause 8.39 shall be construed to require recognition of service for the purposes of calculation of employee benefits where the benefit plan does not allow for such recognition of past service or that would result in:

(a)                 duplication of benefit;

(b)                 recognition of service for any purposes under any plan or arrangement for which participation, service and/or benefits accrual is frozen or any post-retirement benefit; or

(c)                 recognition of service under a newly established plan or arrangement for which prior service is not taken into account for employees of the Purchaser Group generally.

8.40            Retention Agreements. The Parties agree that there is a requirement to incentivise the key Employees of the Business during the Reorganisation and the Proposed Transaction and, as such, it is appropriate to provide such Employees with retention agreements. The Seller agrees to identify the appropriate Employees of the Business to receive such agreements and inform the Purchaser of the roles of such Employees and the proposed terms of the agreement the Seller intends to put in place for such Employees. The Parties agree to discuss the retention arrangements promptly following signing of this Agreement. The Seller shall, acting reasonably and in good faith, listen to and consider any representations that the Purchaser may have in relation to identification of such roles and the terms of any such agreements. The Seller shall not put in place any retention agreements with any Employees which relate to any period of an Employee’s employment after the Closing Date without the consent of the Purchaser in writing. Liabilities in relation to any retention agreements with any Employees shall be borne as follows:

(a)                 the Seller shall bear and be responsible for all Liabilities and Costs in relation to retention arrangements in so far as they relate to any period of an Employees’ employment before and at the Closing Date, and the Seller shall pay on demand to the Purchaser and indemnify and keep indemnified the Purchaser in respect of any sums payable by the relevant Target Company to or in relation to any Employee in connection with such retention agreements in respect of such period, including any payroll taxes or social security contributions (or similar Taxes) incurred by any Target Company (and not recoverable from an Employee) in respect of such payments;

(b)                 subject to the Purchaser having consented to the retention arrangements, the Purchaser shall bear and be responsible for all Liabilities and Costs in relation to retention arrangements in so far as they relate to any period of an

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Employee’s employment after the Closing Date, and the Purchaser shall pay on demand to the Seller and indemnify and keep indemnified the Seller in respect of any sums payable by the Seller or any member of the Seller group to or in relation to any Employee in connection with such retention agreements in respect of such period, including any payroll taxes or social security contributions (or similar Taxes) incurred by any member of the Seller Group in respect of such payments.

8.41            Delayed Employees. The Parties intend and agree that:

(a)                 the employment of the Delayed Employees who are employed in a Delayed Business Interest shall not be transferred by the Seller or another member of the Seller Group to the Target Companies on and from the Employee Transfer Date but shall transfer on and from the Delayed Closing Date which relates to the Delayed Business Interest associated with that Delayed Employee;

(b)                 notwithstanding the intention at clause 8.41(a), if the contract of employment of any Delayed Employee who is employed in a Delayed Business Interest is found or alleged to have effect at any time prior to the Delayed Closing Date as if originally made with the Target Companies as a consequence of this Agreement, clause 8.12 and 8.13 shall not apply in relation to that Delayed Employee and as a result the Parties shall in good faith seek to agree as soon as reasonably practicable how best to deal with such unintended transfer or allegation of transfer having regard to the reason why the individual’s transfer to the Target Companies was delayed but provided that, if the Parties are unable to reach such agreement within a reasonable period and if it is agreed that such Delayed Employee’s contract of employment has so transferred, then such Delayed Employee shall be treated from the time he actually became so employed as a "Transferred Employee" (and no longer a Delayed Employee) for the purposes of this Agreement;

(c)                 subject to clauses 8.41(d) and 8.41(e), no provisions in clauses 8.1 or 8.3 shall require the Target Companies to employ, or make an offer to employ, a Delayed Employee, on and from the Employee Transfer Date;

(d)                 clause 8.1 shall be amended to the extent required so that it applies to Delayed Employees and, in respect of such Delayed Employees, references to the "Employee Transfer Date" shall be replaced with references to the "Delayed Closing Date" which relates to the Delayed Target Company or Delayed Business Interest associated with that Delayed Employee;

(e)                 clauses 8.3 and 8.4 shall be amended to the extent required so that it applies to Delayed Employees and, in respect of such Delayed Employees, references to the "Employee Transfer Date" shall be replaced with references to the "Delayed Closing Date which relates to the Delayed Target Company or Delayed Business Interest associated with that Delayed Employee; and

(f)                  clause 8.12 and 8.12 shall be amended to the extent required so that it applies on each Delayed Closing Date in respect of any person who is not at that time a Delayed Employee and any references to the "Employee Transfer Date" shall be replaced with references to that "Delayed Closing Date".

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8.42            Notwithstanding the provisions of clause 8.41 above, the Parties agree that each Delayed Employee in relation to any Delayed Jurisdiction which moves to a Delayed Closing shall, with effect from and including the Closing Date, be treated for economic purposes as if he is employed by the Target Companies, and as a consequence will be deemed to be a "Transferred Employee" (meaning that the Purchaser will be economically responsible for all Costs and Liabilities relating to his or her employment (including any payroll taxes and social security contributions) or termination of his or her employment irrespective of whether those Costs and Liabilities relate to periods before or after the Closing Date, and the Purchaser shall indemnify the Seller for any such Costs and Liabilities incurred by any member of the Seller Group in respect of the same). Any amounts payable pursuant to this clause 8.42 shall be borne and paid by the Purchaser (the indemnity under this clause 8.42 being the HR Indemnity) . For the avoidance of doubt, no provision of:

(a)                 this clause 8.42 shall entitle the Seller or any member of the Seller Group to recover any amount in respect of any Delayed Employee if that would entitle the Seller or member of the Seller Group to recover more than once in respect of the same amount under this Agreement; and

(b)                 this Agreement, including this clause 8 shall require the Purchaser to indemnify the Seller for any Costs or Liabilities that have been incurred as a result of or in connection with a breach by the Seller of clause 11.2 or Schedule 3 in relation to any Delayed Business Interest or Delayed Target Company (pending the relevant Delayed Closing Date).

8.43            Subject to clause 5.5 and save in so far as it is not legally possible in the relevant country to do so, the Parties shall cooperate to make arrangements for the services of any Delayed Employee to be made available on an interim basis and on agreed terms to the Purchaser Group (including but not limited by way of secondment) from the Closing Date until such time as his or her employment is transferred to the Purchaser Group or is terminated (if earlier).

8.44            France Business. From the date of this Agreement until the Closing Date (or, if not completed by the Closing Date, until the Delayed Closing Long-stop Date), each of the Seller and the Purchaser will cooperate in good faith to consult with and obtain the opinion of any competent works council(s) in France for the purposes of the Reorganisation in so far as it relates to France and the Proposed Transaction (the French Works Council(s)). The Seller shall, and shall cause its relevant Affiliates, to comply with any requirement to provide notice to, and engage in any required consultation with, the French Works Council(s). Notwithstanding any other provision of this Agreement, before the date of the France Put Option Exercise:

(a)                 this Agreement shall not constitute a binding agreement to transfer the France Business to the Target Companies or any Delayed Target Companies or otherwise to sell or purchase (directly or indirectly) the France Business;

(b)                 clauses 1, 5, 6, 8, 9 and 13 shall not apply to or in respect of the France Business;

(c)                 the term "Assumed Liabilities" shall be deemed to exclude the France Assumed Liabilities;

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(d)                 the terms "Employees", "Target Company Employees" and "Business Employees" shall be deemed to exclude the France Employees; and

(e)                 the Seller and the Purchaser shall negotiate in good faith to agree to any local agreements as may be required in order to give effect to the principles set out in this clause 8.44.

8.45            Employee consultation in the Netherlands. The Seller undertakes to consult with any competent works council(s) in the Netherlands for the purposes of the Reorganisation in so far as it relates to the Netherlands in accordance with the provisions of Schedule 26.

9.                    Pension assets and liabilities

9.1                Stand-alone pension plans. The following provisions in clause 9.1 shall apply in relation to a Stand-alone Pension Plan unless otherwise agreed in writing by the Purchaser and the Seller. In the case of the Sweden Pension Plan, clause 9.33 shall apply. In all other cases, the Seller Group will assume sponsorship of and responsibility for each Stand-alone Pension Plan with effect from such date as the Seller determines, which shall be on or before the Closing Date such that the relevant Target Company will have no liability in relation to that Stand-alone Pension Plan. Any Stand-alone Pension Plan shall not increase the level of benefit provision in respect of the Transferring Members except as required by local law or otherwise agreed by the Purchaser. The actions to be taken under this clause are the Stand-alone Pension Plan Transitions and the obligations of the Parties in relation to them are also governed by and subject to clause 9.14. All Stand-alone Pension Plans that a Target Company shall maintain or sponsor as at the Closing Date following the Stand-alone Plan Transitions shall be Transferring Stand-alone Pension Plans.

9.2                Transfers to Retained Seller Pension Plans from Transferring Stand-alone Pension Plans.  Unless the Purchaser determines otherwise, the following provisions apply to all Transferring Stand-alone Pension Plans. Where any of the Target Companies will retain responsibility for a Transferring Stand-alone Pension Plan at the Closing Date, and, prior to the Closing Date, members and beneficiaries other than Transferring Members have accrued Pension Benefits in that Transferring Stand-alone Pension Plan, those Pension Benefits shall be transferred to a Retained Seller Pension Plan and such transfer shall be implemented in a manner which is consistent with the principles set out in clauses 9.4 to 9.11 below, and the discharge in 9.13 shall apply in the same manner. The transfers to be carried out under this clause are the Retained Seller Liability Transfers and the obligations of the Parties in relation to them are also governed by and subject to clause 9.14.

9.3                Transfers to Target Company Pension Arrangements from In-scope Retained Seller Pension Plans. Clauses 9.4 to 9.11 below shall, unless otherwise agreed in writing by the Seller and the Purchaser, apply in relation to each In-scope Retained Seller Pension Plan. The actions to be taken under clauses 9.4 to 9.11 below are the Target Company Liability Transfers and the obligations of the Parties in relation to them are also governed by and subject to clause 9.14.

9.4                One or more Target Companies will establish or sponsor Target Company Pension Arrangements which shall meet such legal requirements and satisfy such conditions as are necessary in order to receive tax-favoured status in the jurisdiction of its

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administration (where the applicable In-scope Retained Seller Pension Plan had such tax-favoured status) and to accept a transfer of Past Service Benefits, and of any underlying plan assets, in respect of the Transferring Members who were members of the in-Scope Retained Seller Pension Plans. The Seller shall, as soon as reasonably practicable following the date of this Agreement and, in any event, in good time prior to the Employee Transfer Date, provide the Purchaser with details of the defined benefit plans or defined benefit arrangements which it proposes will constitute or form part of the Target Company Pension Arrangements. The Seller shall provide any information reasonably requested by the Purchaser in relation to any defined benefit arrangements under such proposed Target Company Pension Arrangements and the Seller shall, in good faith and acting reasonably, consider any representations made by the Purchaser in relation to the proposed Target Company Pension Arrangements the Seller intends to put in place and the proposed mechanism for the transfer of the Transferring Pension Liabilities. No Target Company Pension Arrangement shall:

(a)                 provide Pension Benefits in respect of persons other than Transferring Members; and

(b)                 increase the level of benefit provision in respect of the Transferring Members except as required by local law or otherwise agreed by the Purchaser.

9.5                Subject to clauses 9.6, 9.7 and 9.9 below, and to the extent not already transferred before the date of this Agreement, the Seller shall determine whether and to what extent any underlying plan assets in respect of any transferred Past Service Benefits of Transferring Members (the amount of such assets in respect of each such transfer being the Relevant Transfer Amount in respect of such transfer) shall be transferred from an In-Scope Retained Seller Pension Plan to the relevant receiving Target Company Pension Arrangements.

9.6                When making the determination under clause 9.5 in relation to each Relevant Transfer Amount, but subject to clause 9.7 below, in relation to an In-Scope Retained Seller Pension Plan that is Funded, the Seller will use reasonable endeavours to ensure that the Relevant Transfer Amount is at least equal to a proportion of the scheme assets, with that proportion being the same as the percentage of the scheme liabilities that are being transferred.

9.7    If applicable law or governing regulations require that a particular amount of assets be transferred in respect of the transferred Past Service Benefits, or such an amount must be transferred in order to obtain any Third Party Consent, that amount shall be the Relevant Transfer Amount in respect of those Past Service Benefits, and shall accordingly be transferred from the Retained Seller Pension Plan to the receiving Target Company Pension Arrangement on such date as the Seller determines.

9.8    To the extent not already paid prior to the date of this Agreement, each Relevant Transfer Amount will be paid in cash and/or such form of assets held in the Retained Seller Pension Plan as is selected by the Seller’s Actuary and agreed by the Purchaser Actuary, both acting reasonably, or otherwise by the person responsible for the management of the Retained Seller Pension Plan, as a representative selection of the asset portfolio held by the relevant Retained Seller Pension Plan. The Seller shall determine the due date for each payment of the Relevant Transfer Amount.

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9.9                No transfer of assets shall be made under clause 9.8 above in respect of the Past Service Benefits of any Transferring Member to the extent that:

(a)                 applicable law does not permit such transfer; or

(b)                 the relevant Target Company Pension Arrangement does not assume responsibility for such Past Service Benefits.

9.10            Subject to applicable law and to clause 9.11, each Target Company Pension Arrangement shall provide, for and in respect of each Transferring Member that transfers to it, Pension Benefits in respect of service before the date of their admission to the Target Company Pension Arrangement which in the opinion of the Seller Actuary as at that date are substantially equivalent in value to the Past Service Benefits for and in respect of such Transferring Member (though for the avoidance of doubt defined contribution benefits will not be provided in substitution for defined benefits).

9.11            The Seller shall determine in good faith whether the Past Service Benefits for or in respect of any Transferring Member are to be transferred by consent or on a without consent “bulk transfer” basis. Following Closing, if any relevant transfer has not been implemented, the Purchaser shall make the same determination in respect of any Transferring Stand-alone Pension Plan in relation to any Retained Seller Liability Transfer.

9.12            In relation to any Retained Seller Pension Plan which is Funded, the Seller’s obligation to procure that the relevant Target Company Pension Arrangement provides Pension Benefits under clause 9.10 above shall be subject to the receipt of the Relevant Transfer Amount in respect of such Retained Seller Pension Plan by the Target Company Pension Arrangement.

9.13            As a result of and under the terms of each Target Company Liability Transfer, to the extent permitted by law the relevant Target Company Pension Arrangement will assume all liabilities in respect of the Past Service Benefits of the Transferring Members who transfer to it, and the Retained Seller Pension Plan will be discharged in relation to them.

9.14            Obligations of the Parties in relation to the Pension Arrangement Actions.

(a)                 Timing. The Parties agree to act in accordance with the remainder of this clause 9.14 to achieve the implementation of the Pension Arrangement Actions on or before Closing. If, due to the need to obtain Third Party Consents or other reasons outside the control of the Parties, it is not possible to achieve this in relation to any particular Pension Arrangement Action, the Parties agree to cooperate to ensure that such Pension Arrangement Action is implemented as soon as practicable after Closing.

(b)                 Late Pension Transfers. If any Target Company Liability Transfer is not implemented on or before the Closing Date (in which case it will be a Late Pension Transfer), the Seller and the Purchaser will discuss, in good faith, whether any modification of the calculation of the Pension Liability in respect of the assets and liabilities to which the Late Pension Transfer relates will be appropriate.

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(c)                 Other late Pension Arrangement Actions. If any Retained Seller Liability Transfers or Stand-alone Pension Plan Transition is not implemented on or before the Closing Date, the Purchaser will not during the period between the Closing Date and the date on which the relevant Pension Arrangement Action is completed, increase the level of benefit provision under the Stand-alone Pension Plan, except as required by local law or otherwise agreed by the Seller (such agreement not to be unreasonably withheld or delayed). If any Target Company Liability Transfer is not implemented on or before the Closing Date, the Seller will not during the period between the Closing Date and the date on which the relevant Pension Arrangement Action is completed, increase the level of benefit provision under the In-scope Retained Seller Pension Plan in relation to the Transferring Members, except as required by local law or otherwise agreed by the Purchaser (such agreement not to be unreasonably withheld or delayed).

(d)                 Delayed Jurisdictions. If any of the Pension Arrangement Actions need to be implemented in a Delayed Jurisdiction, clauses 9.1-9.14 and 9.17-9.18 will apply in respect of those jurisdictions, but with references to Closing and the Closing Date being taken where appropriate as references to Delayed Closing and the Delayed Closing Date for that jurisdiction.

(e)                 Pre-Closing obligations. Before Closing, the Seller will take all necessary steps (consistent with applicable law, governing rules and regulatory requirements) and obtain any Third Party Consents that are required to implement the Pension Arrangement Actions on or before Closing. For this purpose, the Seller may procure the provision by any Target Company of any guarantees, other financial support or other comfort that is reasonably required by any third party from whom Third Party Consent is required (a Relevant Third Party). The Purchaser will provide all reasonable necessary assistance to the Seller, which could include providing the relevant member of the Seller Group or any Relevant Third Party with such information as the Seller or that third party may reasonably request in writing, including any information necessary in order to inform and consult with Employees in relation to the Pension Arrangement Actions, but will not require the Purchaser Group to provide any guarantees, other financial support or other comfort.

(f)                  Post-Closing obligations. After Closing, the respective obligations of the Seller and the Purchaser in paragraph (e) above will apply jointly to both of the Parties.

9.15            Disclosure of information relating to Pension Arrangements and multi-employer plans. As soon as reasonably practicable and, in any event, no later than 120 days of the date of this Agreement, the Seller will provide to the Purchaser and the Purchaser’s Actuary:

(a)                 a list of each Pension Arrangement in which the Employees participate or to which a Target Company has any liability; and

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(b)                 a list of each multi-employer or industry-wide retirement benefit plan in which any Employees participate or to which any Target Company has paid contributions in 2018, and the following information in respect of them:

(i)                  for each plan, specification of whether the plan benefits are determined on a defined benefit or a defined contribution basis;

(ii)                in the case of any plan that provides benefits on a defined benefit basis (a Multi-employer DB Plan), the following information to the extent applicable and available to the Seller (the Seller having made reasonable efforts to obtain such information):

(A)               the details that the Seller has on the benefit accrual formulae of the plan;

(B)               the details that the Seller has on how employer contributions to the plan are determined (including whether the Seller is aware of any deficit contributions being paid or payable);

(C)               the amount of the contributions that were payable in 2018 by each Target Company participating in the plan;

(D)               the total headcount and covered payroll for active plan members employed by a Target Company in 2018.

(E)                an estimate or calculation of the Seller's withdrawal liability in relation to the plan;

(F)                the overall funded status of the plan (including whether it is on a critical list); and

(G)               an estimate of the Seller's potential liability in relation to the plan on a mass withdrawal basis

9.16            Multi-employer DB Plans. When determining the Pension Liability, the Seller Actuarial Basis will be used to value liabilities in respect of Multi-employer DB Plans unless the Purchaser elects to challenge that valuation basis and seek modifications to it (in respect of specified Multi-employer DB Plans only) in accordance with this clause.

(a)                                               If, following the review of the information provided in respect of any Multi-employer DB Plans in accordance with clause 9.15(b)(ii), the Purchaser considers that the Seller Actuarial Basis would not provide a fair value of the liabilities in respect of any Multi-employer DB Plan for the relevant Target Company and that the Seller Actuarial basis should therefore be modified in respect of that plan, it may elect to challenge the valuation basis.

(b)                                               The Purchaser must notify the Seller in writing of its challenge no later than 90 days after having received that information required by clause 9.15(b)(ii). If the Purchaser wishes to challenge the valuation basis in respect of more than one Multi-employer DB Plan all such challenges must be specified in the same notice.

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(c)                 The notice must include a written statement from the Purchaser’s Actuary setting out reasons for the Purchaser’s challenge to the valuation basis and details of the modifications to the Seller Actuarial Basis that the Purchaser’s Actuary considers appropriate in respect of each relevant Multi-employer DB Plan.

(d)                The Seller will consider the representations made by the Purchaser and the Purchaser’s Actuary in good faith. The Seller and Purchaser and their respective actuaries shall use reasonable endeavours to agree on whether modifications to the Seller Actuarial Basis are appropriate valuation for each such Multi-employer DB Plan, provided that no such modifications may result in a double counting of the liability of any Target Company to contribute to a Multi-employer DB Plan to the extent that the cost is already taken into account in the Pension Liability. If they agree on modifications to the Seller Actuarial Basis, these shall apply in relation to that Multi-employer DB Plan when determining the Pension Liability. However, if the Seller and the Purchaser fail to agree on whether such modifications should be made within 60 days after the Seller receives the notice of the Purchaser’s challenge, the matter will be resolved in accordance with clause 9.27.

9.17            Transitional Periods and Transitional Service. If agreed between the Seller and Purchaser in respect of any Transferring Member who is at the Closing Date a member of a Retained Seller Pension Plan, the Seller shall use its best endeavours to ensure that such Transferring Member shall be permitted to continue as a member of the relevant Retained Seller Pension Plan for a transitional period following the Closing (each such Transferring Member being a Transitional Member and such period being the Transitional Period for such Transitional Member), on such terms as the Seller and the Purchaser may agree. To the extent not already agreed before the date of this Agreement, the Seller and the Purchaser shall use their best endeavours to agree the terms of participation during any Transitional Period as soon as reasonably practicable following the date of this Agreement. The applicable Target Company shall meet the Ongoing Pensions Costs relating to Transitional Members which it employs in respect of the Transitional Period.

9.18            Where a Transitional Period is agreed in respect of any Transitional Member, all references in clause 9 to “Closing Date” shall so far as necessary be treated as references to the end of the Transitional Period applicable to such Transitional Member.

9.19            Calculation of Pension Liability. On such date after Closing as is agreed between the Seller and the Purchaser which shall be as soon as reasonably practicable after Closing but in any event no later than one year after Closing, the Seller shall instruct the Seller’s Actuary to calculate the Pension Liability, which  shall then be determined in accordance with the process set out in clauses 9.20 to  9.27 below.

9.20            The Seller Group and the Purchaser Group shall provide the Seller’s Actuary promptly on written request any data and other information within its possession or control that the Seller’s Actuary reasonably requires in order to calculate the Pension Liability and shall ensure that all information so provided shall be true, complete and accurate in all material respects. The Seller Group and the Purchaser Group shall use reasonable endeavours to procure that the calculation is completed promptly.

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9.21            The Seller shall procure that the Seller’s Actuary makes the result of his calculation of the Pension Liability available to the Purchaser no later than 120 days of the date on which the Seller’s Actuary receives all information requested under clause 9.20 above.

9.22            The Purchaser's Actuary shall be entitled to review the result under clause 9.21 in relation to:

(a)                 the scope of the Transferred Pension Liabilities and the Delayed Closing Pension Liabilities;

(b)                 the actuarial assumptions and methodology used in (i) determining the Seller Actuarial Basis, including whether the assumptions and methodology are reasonably appropriate for the relevant Pension Liabilities in the context of the Business, and (ii) any adjustment to reflect market conditions (including for any Multi-Employer DB Plan);

(c)                 interpretation of plan provisions; and

(d)                 for actuarial errors and mistakes.

9.23            The Seller shall provide the Purchaser’s Actuary promptly on written request with any information within its possession and control that the Purchaser’s Actuary reasonably requires for the purposes of reviewing the result under clause 9.21.

9.24            If, following the review in accordance with clause 9.22, the Purchaser’s Actuary’s calculation of the Pension Liability (adjusted for actuarial errors and mistakes and for errors regarding the scope of the Transferred Pension Liabilities pursuant to clause 9.22) differs from that of the Seller's Actuary's calculation of the Pension Liability then the Purchaser shall be entitled to reject the result under clause 9.21 only on the grounds for review under clause 9.22, and must notify the Seller in writing of such rejection no later than 120 days after having received the result and all information the Seller is required to provide pursuant to clause 9.23 above. The rejection notice must include:

(a)                 a written statement from the Purchaser’s Actuary setting out reasons for not accepting the result; and

(b)                 a proposed alternative result.

9.25            If the Purchaser does not submit a rejection notice within the required timeframe set out in clause 9.24, the result pursuant to clause 9.21 shall be treated as agreed by the Purchaser and Purchaser’s Actuary and clause 9.28 shall apply.

9.26            After the Seller has received a valid rejection notice, the Seller and Purchaser and their respective actuaries shall use reasonable endeavours to agree to any necessary adjustments to the result and if such agreement is reached clause 9.28 shall apply. However, if the Seller and the Purchaser fail to agree within 60 days after the Seller receives the valid rejection notice, the matter will be resolved in accordance with clause.

9.27            Independent Adjudicator. A matter on which the Seller and the Purchaser are unable to reach agreement under either of clauses 9.16 or 9.26 shall be referred for a determination of the issue to an independent actuary or accountant agreed by the

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Seller and Purchaser or, if they do not agree, appointed by the president for the time being of an appropriate recognised independent actuarial or accounting body in the relevant jurisdiction at the request of the party who applies first (in each case, the Independent Adjudicator). In any such case, the Independent Adjudicator shall be a competent person who has appropriate expertise in relation to the jurisdiction and issues in respect of which the disagreement has arisen. The Seller and the Purchaser shall provide the Independent Adjudicator with:

(a)                 joint written instructions relating to the issues in dispute (which instructions shall request that a written determination setting out the Independent Adjudicator’s decision should be issued in writing to both the Seller and the Purchaser no later than 3 months after the date of the joint instructions); and

(b)                 any other information he reasonably requires in order to give his determination.

The Independent Adjudicator shall act as an expert and not as an arbitrator. His or her expenses shall be borne equally by the Seller and Purchaser, unless the Independent Adjudicator directs otherwise. In the case of a matter arising under clause 9.16, if the Independent Adjudicator determines that any modifications to the Seller Actuarial Basis are appropriate for any Multi-employer DB Plan, these shall be final and binding on the Seller and the Purchaser and shall apply in relation to that Multi-employer DB Plan when determining the Pension Liability .. In the case of a matter arising under clause 9.26, his or her determination as to the Pension Liability shall be final and binding on the Seller and the Purchaser, and following that determination clause 9.28 shall apply.

9.28            Adjustment in respect of Pension Liability. Subject to clauses 9.25-9.27 (and, if applicable, to clause 9.14(b) in respect of any Late Pension Transfer):

(a)                 if the aggregate Pension Liability is greater than the Estimated Pension Liability the Seller shall pay an amount equal to the Purchaser’s Ownership Proportion of the difference to the Purchaser by way of adjustment to the Estimated Price; or

(b)                 if the aggregate Pension Liability is less than the Estimated Pension Liability  the Purchaser shall pay an amount equal to the Purchaser’s Ownership Proportion of the difference to the Seller by way of adjustment to the Estimated Price, any such payment to be made in accordance with paragraphs 6 and 7 of Part D of Schedule 11.

9.29            Specific Provisions for Switzerland. The provisions of this clause 9.29 shall apply to Swiss Pension Arrangements and the Swiss Target Company Pension Arrangements. The provisions of clauses 9.1 to 9.27 above shall apply to Swiss Pension Arrangements and the Swiss Target Company Pension Arrangements to the extent compatible with the following provisions:

(a)                 No liability relating to Swiss Pension Arrangements or the Swiss Target Company Pension Arrangements, and no asset transferred from or relating to them, including, for the avoidance of doubt, employer contribution reserves

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(Arbeitgeberbeitragsreserve ohne Verwendungsverzicht),  shall be taken into account when calculating the Transferring Pension Liabilities, the Pension Liability, the Estimated Pension Liability, the Estimated Price or the Final Price.

(b)                 The Parties acknowledge that the exit of Transferring Members from the Swiss Pension Arrangements that are Retained Seller Pension Plans will likely trigger a partial liquidation of the respective Swiss Pension Arrangement in accordance with applicable laws and regulations.

(c)                 The Seller shall indemnify the Purchaser for any difference in value between the assets transferred to a Target Company Pension Arrangement as part of the partial liquidation and 100% of the retirement assets of the active employees (Vorsorgeguthaben) transferred to a Target Company Pension Arrangement, resulting from an underfunding of ABB Pensionskasse and/or ABB Ergänzungsversicherung, in each case calculated in accordance with Swiss GAAP FER 26.

9.30            Specific provisions in relation to UK. The Seller shall use reasonable endeavours, in relation to any Employees who are “protected persons” under the Electricity (Protected Persons) (England and Wales) Pension Regulations 1990 (the Protected Employees), to procure that, prior to Closing the Protected Employee makes a valid election under Regulation 17 of those Regulations, which election takes effect prior to Closing, serves it on his employer, and does not notify his employer of withdrawal of that election within the period specified under Regulation 17(3) of those Regulations and shall procure that prior to Closing, any UK employees of the Business who were active members of a Pension Arrangement are provided with a defined contribution pension arrangement in respect of future service.

9.31            Specific provisions in relation to Finland. Notwithstanding any other provision of this Agreement, the Seller shall procure that, with effect from a time no later than Closing, the Employees who are active members of the Finnish Pension Arrangement (and no other members of the Finnish Pension Arrangement) are placed in a pensions arrangement (the Finland New Pension Plan) that is fully secured with an insurance company  with effect from Closing (the Finland Pension Objective). The Finland New Pension Plan will provide those Employees with pension benefits in respect of service from Closing and the Seller shall also consider in good faith, and in consultation with the Purchaser, whether the Past Service Benefits of those Employees should be:

(a)                 retained in the Finnish Pension Arrangement; or

(b)                 transferred from the Finnish Pension Arrangement to the Finland New Pension Plan under which the Past Service Benefits will be fully secured, in which case clause 9.3 will apply and the Finnish Pension Arrangement  shall be included as a Specified Retained Seller Pension Plan (and, therefore, an In-scope Retained Seller Pension Plan) from which a Target Company Liability Transfer will be made, and the Finland New Pension Plan shall be treated as a Target Company Pension Arrangement. The obligations of the

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parties to achieve the Target Company Liability Transfer (subject to the Finland Pension Objective) will then governed by and subject to clause 9.14.

9.32            Specific provisions in relation to USA

(a)                 Notwithstanding any other provision of this Agreement, the Seller shall retain all liabilities in respect of any post-retirement medical plans, including, but not limited to the United States Plan FAS106 Plan 01: USABBX.

(b)                 The Seller shall use reasonable endeavours to procure that prior to Closing any US employees of the Business who were active members of any defined benefit post-retirement medical plans shall cease to accrue defined benefit post-retirement medical benefits (provided that no action should be required in accordance with this sub-clause (b) which the Seller can demonstrate to the Purchaser's reasonable satisfaction, having provided the Purchaser with copies of relevant correspondence, including a document setting out the actions which it is proposing to take, is reasonably likely to be materially disruptive to the Business or the business of the Seller Group due to industrial relations or employee relations concerns).

9.33            Specific provisions in relation to Sweden. The parties agree that the intention in relation to the Sweden Pension Plan is that the Target Companies shall only be liable for the Pension Benefits of the Transferring Members of the Sweden Pension Plan (the Sweden Pension Objective). The Seller shall consider in good faith, and in consultation with the Purchaser, whether the best approach by which to achieve the Sweden Pension Objective is for the Sweden Pension Plan to:

(a)                 become a Transferring Stand-alone Pension Plan and for there to be a Retained Seller Liability Transfer in accordance with clause 9.2; or

(b)                 not become a Transferring Stand-alone Pension Plan, in which case clause 9.3 will apply and the Sweden Pension Plan shall be included as a Specified Retained Seller Pension Plan (and, therefore, an In-scope Retained Seller Pension Plan) from which a Target Company Liability Transfer will be made.

The obligations of the parties to achieve the Sweden Pension Objective are governed by and subject to clause 9.14.

10.                Waiver and/or fulfilment of the Conditions

10.1            No Condition (or Delayed Closing Condition) may be unilaterally waived (in whole or in part) by any of the Parties. The Purchaser Closing Condition, any Delayed Closing Condition and the Reorganisation Condition may each be waived (in whole or in part) only by written agreement between the Parties.

10.2            The Purchaser shall notify the Seller promptly (but in any event within two Business Days) upon becoming aware that any Clearance has been obtained (or is deemed to have been obtained) that the Purchaser Closing Condition has been fulfilled and that any Delayed Closing Condition has been fulfilled.

10.3            The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with clause 10.1) (or such other date as the Seller and the Purchaser may agree in writing) is the Unconditional Date.

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10.4            If the Unconditional Date has not occurred on or before 30 June 2021 or such other date as the Seller and the Purchaser may agree in writing (the Long Stop Date) as a result of the failure of (i) the Purchaser to satisfy the Purchaser Condition otherwise than as a result of the Seller having failed to comply with its obligations in any material respect, or (ii) the Seller to satisfy the Reorganisation Condition otherwise than as a result of the Seller having failed to comply with its obligations in any material respect, the Seller may terminate this Agreement by written notice to the Purchaser.

10.5            If the Unconditional Date has not occurred on or before the Long Stop Date as a result of the failure of (i) the Seller to satisfy the Reorganisation Condition otherwise than as a result of the Purchaser having failed to comply with its obligations in any material respect, or (ii) the Purchaser to satisfy the Purchaser Condition otherwise than as a result of the Purchaser having failed to comply with its obligations in any material respect, the Purchaser may terminate this Agreement by written notice to the Seller.

10.6            If this Agreement is terminated in accordance with this clause it shall terminate other than in respect of the Surviving Provisions. In such event, none of the Parties (nor any of their Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against any other Party (or any other Party’s Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

11.                Pre-Closing Undertakings

11.1            From the date of this Agreement until Closing, the Purchaser shall not, pursuant to this Agreement, be entitled to:

(a)                 receive detailed commercially sensitive information about the Business other than the information included in the Data Room or pursuant to appropriate "clean team" arrangements which comply with applicable law; or

(b)                 without the prior consent of Seller, which Seller may withhold for any reason, contact any employees of, suppliers to, or customers of the Business or the Seller Group in connection with or with respect to this Agreement, any other Transaction Agreement or the Proposed Transaction, or to otherwise discuss the business or operations of the Seller Group or the Business. For the avoidance of doubt nothing in this clause 11.1 shall prevent the Purchaser or any member of the Purchaser Group from contacting any person in the ordinary course of its business or for any reason unconnected with the Proposed Transaction.

11.2            During the Pre-Closing Period, the Seller shall and shall cause each member of the Seller Group, in relation to the Business and the Target Companies, to:

(a)                 operate the Business materially in accordance with all applicable law and regulation;

(b)                 procure that on Closing the Target Companies in aggregate have operating Cash of not less than the Operating Cash Amount and accordingly shall provide to the Purchaser, as soon as reasonably practicable prior to Closing and in any event at least twenty (20) Business Days prior to Closing, in

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consultation with the senior management of the Business, a notice in writing setting out its good faith estimate allocation of the Operating Cash Amount to such jurisdictions as may require Cash for operating purposes following Closing (taking into account any Cash balances expected to exist in the Target Companies as at Closing) and the Purchaser shall review in good faith and within ten (10) Business Days of receipt of such notice, notify the Seller of either its consent to the allocations or, if applicable, any reallocations, provided that:

(i)                  the Seller may allocate up to, and no more than, US$125,000,000 of the Operating Cash Amount to the Restricted Countries, of which in aggregate no more than US$100,000,000 shall be allocated to the People’s Republic of China and India; and

(ii)                in respect of the balance of the Operating Cash Amount, the Purchaser shall have the discretion to reallocate any amounts taking into account any reasonable comments of the Seller and the senior management of the Business with regards to any short term cash requirements of the Business;

(c)                 in relation to the Seller Group Debt, procure that each Target Company pays prior to the Closing Date all Seller Group Debt (excluding the Shareholder Loan) owing by any Target Company to any member of the Seller Group (excluding any Delayed Target Company), whether due for payment or not;

(d)                 incur capital expenditure materially in accordance with the CAPEX Budget;

(e)                 continue to implement the Restructuring Plans in the ordinary course of business;

(f)                  provide the Purchaser with the quarterly consolidated financial statements of the Power Grids division of the Seller Group prepared using the same accounting policies adopted in the preparation of the Management Accounts, within 30 days from the final day of each such quarter;

(g)                 provide Purchaser with the audited combined carve out financial statements of the Business (which shall not include any adjustments for "non-operating items" and "stand-alone adjustments" as described in Schedule 16) as at and for the year ended 31 December 2017 prepared using the Seller Group Accounting Policies as in effect at that date.  The following provisions shall apply in respect of such audit:

(i)                  the Purchaser shall be responsible for 80.1% of all external auditor costs reasonably incurred in connection with the audit;

(ii)                the auditor shall be Ernst & Young (provided they are able to act, otherwise the auditor shall be an audit firm agreed by the Parties or, failing agreement, an audit firm selected by the President of the Institute of Chartered Accountants);

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(iii)              prior to engaging the auditor, Seller shall provide the Purchaser with a copy of the draft engagement letter and a fee estimate for the Purchaser to approve;

(iv)               promptly following signing of this Agreement, the Parties shall hold an initial planning meeting with the auditor to discuss the audit, including the approach, scoping and audit procedures (which would be expected to include certain note disclosures in the combined carve out financial statements of the Business for example in respect of non operating items, provisions and other liabilities, pensions, taxes and leases);

(v)                 the audit shall be completed within seven (7) months of date of this Agreement, unless otherwise agreed by the Parties (acting reasonably and in good faith) taking into account the comments of the auditor in respect of timing to complete the audit; and

(vi)               subject to applicable law, the Purchaser and its advisers shall have access to any working papers in connection with the audit;

(h)                 provide the Purchaser with the unaudited consolidated financial statements of the Business as at and for the years ended 31 December 2018 and 31 December 2019, prepared using the Seller Group Accounting Policies in effect at the applicable time, as soon as reasonably practicable but in any event no later than six (6) months following the end of the relevant period;

(i)                  to the extent permitted by applicable law, provide the Purchaser with the results contained in the Management Accounts on an entity-by-entity basis;

(j)                  to the extent permitted by applicable law, provide the Purchaser and its Representatives, at the Purchaser’s sole cost and expense:

(i)                  reasonable access, during normal business hours and upon reasonable notice, to the factories (including all manufacturing sites), research and development centres, engineering centres, personnel (for the purpose of future business planning and consideration of the Estimated Closing Statement), books and records (including in respect of Taxation) of the members of the Seller Group and Target Companies to the extent that they relate to the Target Companies and are material to the operation or conduct of the Business; and

(ii)                during a single visit, reasonable access, during normal business hours and upon reasonable notice, to the manufacturing sites, research and development centres and large engineering centres (excluding, for the avoidance of doubt, administrative offices, sales offices, assembly centres and sales workshops), of the members of the Seller Group and Target Companies to the extent that they relate to the Target Companies and are not material to the operation or conduct of the Business;

in each case, to the extent such access can be provided without material distraction to the Seller Group’s business operations;

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(k)                 except as may be approved by the Purchaser (such approval not to be unreasonably withheld, delayed or conditioned) and subject to clause 11.3, ensure that the Business is carried on in all material respects in the ordinary course as carried on in the 12 months prior to the date of this Agreement and to the extent permissible under applicable law and regulation shall comply with the obligations set out in Schedule 3; and

(l)                  in good faith work together with the Purchaser to discuss the Initial Business Plan and Initial Annual Budget (each as defined in the Shareholders’ Agreement) together with organisational regulations and other Constitutional Documents for the Company. The Purchaser shall take into account the commercially reasonable comments of the Seller in relation to those matters in the Initial Business Plan and Initial Annual Budget that affect the Seller’s liability under the indemnities:

(i)                  relating to the transformers business, under clause 25 of the Shareholders’ Agreement; or

(ii)                at clause 21.1(c) of this Agreement.

For these purposes, commercially reasonable comments shall have the meaning given in clause 12.7 of the Shareholders’ Agreement.

11.3            Nothing in this clause 11 or in clause 5.5(j) or (k) or in Schedule 3 shall restrict or prevent the Seller Group or any Target Company from:

(a)                 taking any action or omitting to take any action to the extent required by applicable law or required by a regulatory authority of competent jurisdiction;

(b)                 taking any action to the extent required by this Agreement or any other Transaction Document (including, for the avoidance of doubt, entering into any of the Transaction Documents and carrying out the Reorganisation in accordance with the provisions of the Reorganisation Steps Plan, as envisaged by clause 5);

(c)                 taking any action or omitting to take any action in connection with Tax Matters (including any action requested by or the settlement of any dispute with a Tax Authority), provided that if the Seller Group or any Target Company would (ignoring this clause 11.3(c)) be restricted or prevented by clause 11 or Schedule 3 from taking any action in connection with Tax Matters then the Seller shall give the Purchaser reasonable opportunity to comment in respect of any such action, and shall take any reasonable comments received in reasonable time into account in good faith, in each case where such action, if taken, is likely to increase materially the Tax liabilities of any Target Company after Closing (or the relevant Delayed Closing, in relation to any Delayed Target Companies or Delayed Business Interests);

(d)                 taking any action with respect to the Pre-Closing Restructurings;

(e)                 taking any actions with respect to the disposal of the Enterprise Software Intelligent Mining Solutions business by the power grid automation business unit of the Seller Group; or

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(f)                  taking any action with respect to the transfer of the transformer service business operated at the date of this Agreement by the Seller Group’s Electrification Products division to one or more members of the Seller Group that will on Closing (or Delayed Closing, as applicable) be Target Companies, in the following locations:

(i)                  Stoney Creek, Ontario, Canada;

(ii)                Stow, Ohio, United States;

(iii)              Anaheim, California, United States; and

(iv)               Denver, Colorado, United States.

11.4            The Seller undertakes as follows:

(a)                 to provide the Purchaser with a draft of the Estimated Closing Statement not less than fifteen Business Days prior to Closing;

(b)                 to consider reasonably and in good faith any adjustment to the amounts in the Estimated Closing Statement proposed by the Purchaser; and

(c)                 to provide the Purchaser with the final Estimated Closing Statement not less than five Business Days prior to Closing.

11.5            The Seller and the Purchaser agree that during the Pre-Closing Period the Parties shall work together in good faith to:

(a)                 review and agree prior to Closing the format and extent of the information referred to in clauses 12.12(c), 12.12(d) and 12.13 of the Shareholders' Agreement; and

(b)                 confirm that the Company can, on the basis of the financial support the Company receives under the Transitional Services Agreement (or from the Purchaser's finance service), deliver the information and accounts set out in clauses 12.12(c), 12.12(d) and 12.13 of the Shareholders' Agreement in the stated timeframe. If the Company is not able to adhere to such timeframe, the Parties shall work together in good faith to agree a new, appropriate time period.

12.                Ancillary Transaction Documents

12.1            Within 90 days of the date of this Agreement, the Seller shall provide to the Purchaser’s solicitors, Baker & McKenzie LLP, long form drafts of each of the Ancillary Transaction Documents.

12.2            From the date of this Agreement until the Closing Date, the Parties shall negotiate in good faith to agree and finalise the terms of each of the Ancillary Transaction Documents on the basis of, and consistent with, the terms set out in the relevant Ancillary Transaction Document Term Sheet.

12.3            If any one or more of the Ancillary Transaction Documents have not been agreed on or before the Closing Date, then the Parties shall continue to negotiate in good faith to agree and finalise the terms of each such Ancillary Transaction Document and the terms of the relevant Ancillary Transaction Document Term Sheet shall be binding on the relevant parties until the earlier of:

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(a)                 the date on which the relevant Ancillary Transaction Document is entered into; and

(b)                 if any, the date of expiry or termination of the relevant Ancillary Transaction Document according to the terms set out in the relevant Ancillary Transaction Document Term Sheet.

12.4            Each Party shall (and shall procure that its respective Affiliates shall) provide any assistance and information reasonably requested by the other Party to enable the Parties to comply with their obligations under this clause 12.

12.5            To the extent that during the Pre-Closing Period any Party (acting reasonably and in good faith) identifies any other ancillary agreement reasonably required to give effect to the Transaction Documents, the Parties shall discuss such matter in good faith.

13.                Closing

13.1            Closing shall take place at the London offices of the Seller’s lawyers (or at such other place as the Seller and Purchaser may agree in writing) on the last Business Day of the month in which the Unconditional Date falls (or, if the Unconditional Date falls less than 12 Business Days before the last Business Day of that month, on the last Business Day of the following month) or such other date as the Parties shall agree in writing.

13.2            At Closing, each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 4.

13.3            If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any material obligation in Schedule 4, then the Purchaser (in respect of any such default by the Seller) or the Seller (in respect of any such default by the Purchaser) shall be entitled (in each case in addition to and without prejudice to other rights and remedies available) by written notice to the Party in default on the date Closing would otherwise have taken place, to:

(a)                 require Closing to take place so far as practicable having regard to the default(s) which have occurred;

(b)                 notify the Party in default of a new date for Closing (being not less than 5 and not more than 10 Business Days after the original date for Closing) in which case the provisions of this clause 13 and Schedule 4 shall apply to Closing as so deferred; or

(c)                 save in respect of:

(i)                  a failure to agree the terms of any Ancillary Transaction Document; and/or

(ii)                a failure by the Seller to comply with its obligations at Part C of Schedule 4 in respect of the Seller Group Receivables only,

if Closing has already been deferred one or more times pursuant to clause 13.3(b), terminate this Agreement (other than the Surviving Provisions).

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If this Agreement is terminated pursuant to this clause 13.3, none of the Parties nor any of their Affiliates shall have any claim under this Agreement of any nature against any other Party or any other Party’s Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions). For the purposes of this clause 13.3 and clause 13.4, a material obligation is: (i) in respect of the Seller, its obligations set out in paragraphs (a), (c), (d) and (g) of Part A of Schedule 4, Part C of Schedule 4 and paragraph 1 of Part D of Schedule 4; and (ii) in respect of the Purchaser, its obligations set out in paragraphs (c), (d) and (e) of Part B of Schedule 4 and paragraph 1 of Part D of Schedule 4.

13.4            If the Seller (on the one hand) or the Purchaser (on the other) complies with all its material obligations in Schedule 4, but fails to comply with any obligation in Schedule 4 that is not a material obligation, then, subject to clause 13.4, the Purchaser (on the one hand) or the Seller (on the other hand) shall be required to proceed to Closing (without prejudice to the rights of the relevant non-defaulting Party) and, to the extent that any such obligation is not complied with at Closing, the defaulting Party shall (without affecting any other rights and remedies available to any other Party) ensure that such obligation is fulfilled as soon as practicable following Closing.

13.5            Each Party shall, on any Delayed Closing, execute, or procure the execution of, such further documents and take such other actions, in each case, as may be required by law or be necessary to implement and give effect to the relevant Delayed Closing and take such steps as are required by the Purchaser to change the directors of any Delayed Target Company, subject in all cases to compliance with the terms of the Shareholders’ Agreement.

14.                SPA / Reorganisation Claims

14.1            Without prejudice to clauses 37 and 38 and any mandatory provisions of local applicable law:

(a)                 the Purchaser undertakes to procure that no claim shall be made by any member of the Purchaser Group; and

(b)                 the Seller undertakes to procure that no claim shall be made by any member of the Seller Group,

under any of the Reorganisation Agreements (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the sale of any of the Target Companies and/or the transfer of the Business (or part thereof)). To the extent that any such claim is made (except as referred to above), the Seller shall indemnify the Purchaser (if the Seller or its Affiliate made the claim) or the Purchaser shall indemnify the Seller (if the Purchaser or its Affiliate made the claim) (as applicable) against all Costs which the Purchaser or Seller (respectively) or any of its Affiliates may suffer through or arising from the bringing of such claim against it or them.

14.2            Without prejudice to clause 37, any SPA / Reorganisation Claim or Claim shall (i) be subject only to the terms of this Agreement; and (ii) be brought only under the terms of this Agreement.

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14.3            Any SPA / Reorganisation Claim (other than a Claim for breach of the Seller Warranties, to which clause 17.3 shall apply) shall be subject to the limitations set out in paragraphs 3, 9 to 14(a) (inclusive), 15 and 17 to 18 (inclusive) of Schedule 6 and paragraph 2 of Part H of Schedule 8, save that none of the limitations in Schedule 6 or paragraph 2 of Part H of Schedule 8 shall apply to any claim which arises as a consequence of fraud or fraudulent misrepresentation.

15.                Excluded Assets and Liabilities

15.1            Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser, any of its Affiliates or any Target Company or make the Purchaser, any of its Affiliates or any Target Company liable for any of the Excluded Liabilities.

15.2            The Purchaser shall from Closing (and, in relation to any Assumed Liabilities that form part of a Delayed Closing, only from the relevant Delayed Closing): (i) procure that the Target Companies assume and discharge when due any and all Assumed Liabilities and (ii) indemnify the Seller against a proportion of any and all Assumed Liabilities and any and all Costs suffered or incurred by any member of the Seller Group as a result of any failure to discharge such Assumed Liabilities equal to the proportion that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the time that such Assumed Liabilities or Costs are incurred bears to the total number of registered shares in the capital of the Company.

15.3            After Closing (and, in relation to any Assumed Liabilities that form part of a Delayed Closing, only from the relevant Delayed Closing), the Purchaser shall, and shall procure that each relevant Target Company shall, execute and deliver all such further documents and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the relevant Target Company as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non-recourse basis to any member of the Seller Group).

15.4            The Seller shall from Closing (and, in relation to any Excluded Liabilities that form part of a Delayed Closing, until the relevant Delayed Closing): (i) assume and discharge when due any and all Excluded Liabilities and (ii) indemnify the Purchaser against any and all Excluded Liabilities and any and all Costs suffered or incurred by any member of the Purchaser Group as a result of any failure to discharge such Excluded Liabilities. This clause 15.4 shall not apply to any liabilities comprising Tax (in relation to which Schedule 8 shall apply).

16.                No Rights of Rescission or Termination

Other than in accordance with clauses 10.4, 10.5 or 13.3(c) no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).

17.                Seller Warranties

17.1            The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Seller Warranties.

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17.2            The Repeated Warranties shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if references in the Repeated Warranties to the date of this Agreement were references to the Closing Date.

17.3            The Warranties are given subject to the limitations set out in Schedule 6 and paragraph 2 of Part B of Schedule 8 and paragraph 2 of Part H of Schedule 8 (in each case, as applicable), save that none of the limitations in Schedule 6 or paragraph 2 of Part B or paragraph 2 of Part H of Schedule 8 shall apply to any Claim or other claim under this Agreement which arises as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Seller Group.

17.4            Each of the Seller Warranties shall be construed separately and independently.

17.5            The Purchaser acknowledges and agrees that, except as set out in this Agreement, no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller Group or the Target Companies may form the basis of any claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, the Seller does not make any representation or warranty, express or implied, as to the truth, accuracy or completeness of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser or its Representatives on or before the date of this Agreement (including any documents in the Data Room).

17.6            The:

(a)                 Purchaser agrees and undertakes to the Seller that neither it nor any other member of the Purchaser Group has; and

(b)                 Seller agrees and undertakes to the Purchaser that neither it nor any other member of the Seller Group has,

in either case, any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of:

(i)                  any of the Target Companies; or

(ii)                in the case of the Purchaser, any member of the Seller Group on whom the Purchaser may have relied; and

(iii)              in the case of the Seller, any of the Target Companies on whom the Seller may have relied,

in each case before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document.

17.7            Nothing in this Agreement shall exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

18.                Purchaser Warranties

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 7.

19.                Investigations, appeals and insurance claims

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19.1            The Seller shall retain sole conduct and control of: (i) all interactions with the European Commission relating to Case 39610 Power Cables; (ii) the Appeal against the General Court judgment in case T-445/14, under the case reference C-593/18 P (the Appeal), including any such steps as are required to address the outcome of the Appeal; (iii) all other investigations or litigations relating to the Seller Group’s former power cable business divested to NKT Cables Holding AB; and (iv) the Antitrust Matters, subject to the remaining provisions of this clause 19.1:

(a)                 the Seller shall give the Purchaser a reasonable opportunity to review and comment on any proposed submissions to be made to any relevant competition authority in connection with any Antitrust Matters;

(b)                 any submission of statements, documents or other evidence by the Seller to any antitrust agency, administrative body or judicial body in the context of the Antitrust Matters shall require the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c)                 the Purchaser will not take any decision, adopt any strategy or engage in any other behaviour which is likely to have a direct and appreciable effect on the outcome of, or cooperation obligations relating to the Antitrust Matters other than with the prior consent of Seller;

(d)                 the Seller shall, subject to any limitations under applicable law, and upon a reasonable request from the Purchaser, give access to the Purchaser, or to any nominated external legal counsel of the Purchaser, to any relevant information, document, statement or other evidence related to the Antitrust Matters;

(e)                 the Purchaser shall provide the Seller, or any nominated legal counsel to the Seller, (at the Seller’s cost) with reasonable access at reasonable times, and upon reasonable notice, to (and the right to take copies of) the books, accounts, customer lists, project documents, database information, procurement records and all other relevant information as is reasonably necessary in relation to the Antitrust Matters; and

(f)                  the Purchaser undertakes to cooperate with the Seller to provide all such other assistance as is reasonably necessary in relation to the Antitrust Matters (at the Seller’s cost), including as set out in clause 27.3.

19.2            The Seller will retain conduct and control of the ongoing investigation by the India Antitrust Agency in relation to the Business subject to the limitations set out below.

(a)                 The Seller will give the Purchaser reasonable opportunity to review and comment on any proposed submissions to be made by the Seller to the India Antitrust Agency in respect of the ongoing investigation in relation to the Business.

(b)                 Any submission of statements, documents or other evidence by the Seller to the India Antitrust Agency shall require the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

(c)                 The Purchaser will not take any decision, adopt any strategy or engage in any other behaviour which is likely to have a direct and appreciable effect on the

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outcome of, or cooperation obligations relating to the ongoing investigation by the India Antitrust Agency other than with the prior consent of Seller.

(d)                 The Seller shall, subject to any limitations under law, and upon a reasonable request from the Purchaser, give access to the Purchaser, or to any nominated external legal counsel of the Purchaser, to any relevant information, document, statement or other evidence related to the investigation by the India Antitrust Agency.

(e)                 The Purchaser shall provide the Seller, or any nominated legal counsel to the Seller, (at the Seller’s cost) with reasonable access at reasonable times, and upon reasonable notice, to (and the right to take copies of) the books, accounts, customer lists, project documents, database information, procurement records and all other relevant information as is reasonably necessary in relation to the investigation by the India Antitrust Agency.

(f)                  The Purchaser undertakes to cooperate with the Seller to provide all such assistance as is reasonably necessary in relation to this investigation by the India Antitrust Agency.

19.3            To the extent that Kuhlman Electric Corporation and/or KEC Acquisition Corporation are members of the Purchaser Group, in relation to the Crystal Springs Insurance Claim and Crystal Springs Insurance Claim Counterclaim:

(a)                 the Purchaser covenants to promptly (and in any event within ten Business Days) pay to the Seller an amount equal to any sum received by Kuhlman Electric Corporation and/or KEC Acquisition Corporation after Closing (or the relevant Delayed Closing) pursuant to any order or judgement made by a court in connection with the Crystal Springs Insurance Claim whether such order relates to an award for damages, other compensation and/or legal costs;

(b)                 after Closing (or the relevant Delayed Closing), the Seller shall, at its sole election, be entitled to elect to take conduct of the Crystal Springs Insurance Claim and/or Crystal Springs Insurance Claim Counterclaim on behalf of Kuhlman Electric Corporation;

(c)                 whether the Seller so elects in accordance with clause 19.3(b) above or not, the Purchaser and any relevant members of the Purchaser Group shall give to the Seller, to the extent permitted by applicable law, at the Seller’s sole cost and expense, reasonable access, during normal business hours and upon reasonable notice, to all reasonable information, personnel, premises, documents and records as the Seller requests for the conduct of the Crystal Springs Insurance Claim and/or Crystal Springs Insurance Claim Counterclaim; and

(d)                 after Closing (or the relevant Delayed Closing) the Purchaser agrees to maintain Kuhlman Electric Corporation and KEC Acquisition Corporation as legal entities until, at the earliest, the final resolution of the Crystal Springs Insurance Claim and Crystal Springs Insurance Claim Counterclaim, and the Purchaser further agrees to take no action which in the opinion of the Purchaser (acting reasonably and in good faith) would be likely to affect the prospects or position of Kuhlman Electric Corporation or any other party in

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the Crystal Springs Insurance Claim or Crystal Springs Insurance Claim Counterclaim, without first consulting with the Seller.

19.4            The Seller shall indemnify and keep indemnified the Purchaser from and against all Costs it or any member of the Purchaser Group incur directly in connection with the Crystal Springs Insurance Claim and Crystal Springs Insurance Claim Counterclaim.

19.5            Any amount payable by one Party to the other pursuant to clause 19.3 or 19.4 shall be paid within ten Business Days of receipt of a request for payment.

20.                Conduct of Purchaser Claims

20.1            The Purchaser will have sole conduct and control of any claim by a third party in respect of which it has given notice to the Seller that such claim might result in a Non-Tax Claim or a SPA / Reorganisation Claim being made by the Purchaser under this Agreement (a Third Party Claim), subject to clause 20.2 and the limitations set out in clause 20.4.

20.2            The Seller will retain conduct and control of any claim by a third party that has been brought or threatened prior to the date of this Agreement in relation to: (i) the Seller Group’s former power cable business divested to NKT Cables Holding AB; or (ii) the Existing Claim (each an Existing Damages Claim), and the Purchaser undertakes to cooperate with the Seller to provide all such assistance as is reasonably necessary in relation to the Existing Damages Claims, including as set out in clause 27.3 below.

20.3            If the Purchaser or Seller becomes aware of any claim or potential claim, or of any other matter or circumstance that is reasonably likely to result in a Third Party Claim, other than an Existing Claim, the Purchaser and the Seller shall (without prejudice to the rights of the insurers of the other party and to the extent permitted under applicable law):

(a)                 promptly (and in any event within 10 Business Days of becoming aware of it) give notice of the Third Party Claim to the other party and ensure that the other party and its Representatives are given all reasonable information and facilities to investigate it; and

(b)                 not take any action or omit to do so where that action or omission would amount to or result in: (i) the replacement of any law firm engaged to act in relation to a Third Party Claim (an Engaged Law Firm) or any amendment to the terms on which an Engaged Law Firm is engaged; and/or (ii) the joinder, addition or substitution of any parties to a Third Party Claim.

20.4            If the Purchaser becomes aware of any claim or potential claim, or of any other matter or circumstance that is reasonably likely to result in a Third Party Claim, the Purchaser shall (without prejudice to the rights of the insurers of the Purchaser Group):

(a)                 subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim, and provided that nothing in this clause 20.4(a) (other than sub-clause (iii)) shall require the Purchaser or any member of the Purchaser Group to take or omit to take any action which would be reasonably likely to materially adversely affect the

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bona fide goodwill of the Business, ensure that it and each member of the Purchaser Group shall:

(i)                  take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)                promptly provide the Seller (or its appropriate Representatives) with copies, or in the case of non-written communications, details, of any development, correspondence or communication in relation to any Third Party Claim;

(iii)              not admit liability or make any agreement, settlement or compromise (Settlement)  in relation to the Third Party Claim, nor make, directly or indirectly, any Settlement proposal in relation to the Third Party Claim, without the prior written approval of the Seller, such approval not to be unreasonably withheld or delayed;

(iv)               to the extent permitted by applicable law and regulation and unless otherwise directed by a regulatory or judicial body of competent jurisdiction, consult with the Seller (or its appropriate Representatives) and take into reasonable account any comments and requests of the Seller (or its appropriate Representatives) prior to communicating with any other party to a Third Party Claim or with any court or tribunal (or with any mediator or arbitrator, if applicable) in relation to a Third Party Claim;

(v)                 to the extent reasonably practicable provide the Seller (or its appropriate Representatives) with drafts of all submissions, filings and other communications to any other party to the Third Party Claim or the court or tribunal (or any mediator or arbitrator, if applicable) in relation to a Third Party Claim within a reasonable time so as to allow the Seller (and its appropriate Representatives) a reasonable opportunity to provide comments and for the Purchaser (or its appropriate Representatives) to take account of any reasonable comments of the Seller (or its appropriate Representatives) on such drafts prior to their submission;

(vi)               promptly provide the Seller (or its appropriate Representatives) with copies of all submissions and filings relating to the Third Party Claim in the form submitted, filed or sent;

(vii)             unless the Seller decides otherwise, or if prohibited by a court or tribunal or by applicable law, procure that, persons nominated by the Seller attend all court hearings and all mediations, arbitrations or meetings (and participate in all telephone or other conversations), in such number as is proportionate to the number of attendees from other parties and the scope of the relevant meeting, with the relevant Engaged Law Firm, the parties to the litigation (or their advisers) or the mediator or arbitrator, if applicable, and use all reasonable endeavours to ensure the Seller’s appropriate Representatives are permitted to speak at any such hearings, mediations, arbitrations or meetings (or in telephone or other conversations);

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(viii)           allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim;

(ix)               pursue any appeals, and make any applications to the court or tribunal, as the Seller may reasonably request in relation to or for the purpose of any interim or final judgment or rulings of the court or tribunal in relation to a Third Party Claim and which the Seller may reasonably request in relation to any appeals or applications relating to a Third Party Claim; and

(x)                 use all reasonable endeavours to provide any information, documentation, evidence (including witness evidence), and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

20.5            Whilst complying with the obligations under clauses 20.1 to 20.4, the Seller and the Purchaser shall take all reasonable actions to protect attorney-client or legal professional privilege, work product protection or any other privileges or protections applicable to any documents or communications relating to the Third Party Claim and shall agree to consult with the other party (and its appropriate Representatives) regarding the procedures to be adopted for this purpose.

20.6            The failure of the Seller or the Purchaser to comply fully with its obligations under clauses 20.1 to 20.5 shall release the other party from its obligations and any liability with regard to the relevant claim to the extent that such other party has been adversely affected by such failure to comply.

21.                Seller Indemnities

21.1            The Seller shall indemnify and keep indemnified the Purchaser from and against:

(a)                 any Costs suffered or incurred by the Purchaser Group arising from:

(i)                  the matters described in the document included in the Data Room at document reference 4.1.4.2; and

(ii)                the Unaoil Investigation to the extent such investigation relates directly or indirectly to the Business;

(b)                 any Costs suffered or incurred by the Purchaser Group, other than to the extent such Costs arise from any breach by the Purchaser of its obligations under this Agreement:

(i)                  arising directly or indirectly from the Seller Group’s and/or Business' involvement in the proceeding before the Competition Commission of India with reference Case No. 12/2016 - InPhase Power Technologies Ltd. versus ABB India Ltd, including in respect of any direct or indirect customer claim that may arise following the ongoing investigation by the India Antitrust Agency;

(ii)                arising directly or indirectly from the Seller Group’s and/or Business' involvement in the administrative proceeding before the Brazilian

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Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica with reference Administrative Proceeding nº 08012.001377/2006-52 (Main Proceeding), which includes for the avoidance of doubt:

(A)               The Administrative Proceeding nº 08700.005146/2015-51 (Split Proceeding I);

(B)               The Administrative Proceeding nº 08700.004532/2016-14 (Split Proceeding II);

(C)               The Administrative Proceeding nº 08700.005299/2016-89 (Split Proceeding III);

(D)               The Settlement Agreement (ref. Rivaldo Caram, Simone de Paula, Paulo Vendramini and Giuseppe di Marco) with reference Administrative Proceeding nº 08700.002076/2013-17; and

(E)                The Settlement Agreement (ref. Angélica Angelhag and Alexandre Malveiro) with reference Administrative Proceeding nº 08700.004617/2016-94,

together, the Antitrust Investigations;

(iii)              in connection with the cooperation agreements entered into with individuals in connection with the Antitrust Investigations; and

(iv)               arising directly or indirectly from the Seller Group’s and/or Business' involvement in the Existing Claim, being:

(A)               the Dutch court proceeding before the Gerechtshof Arnhem-Leeuwarden with reference number 200.214.976/01 (ABB B.V. c.s. versus TenneT TSO B.V. c.s);

(B)               the consolidated proceedings before the Israeli Central District Court, with reference number Civil Claim 56431-12-13 (Israel Electric Company versus Siemens AG and others) and with reference number Class Action 47768-09-13 (Zuckerman and others versus Israel Electric Company and others); and

(C)               the Swiss court proceeding before the Bezirksgericht Zürich with reference number Geschäfts-Nr. CG100260-L/Z11,

including in respect of (i), (ii) and (iv) above for the avoidance of doubt any appeals of such judgements or decisions and any agreements entered into by the parties to settle the above matters;

(i), (ii), (iii) and (iv) together, the Antitrust Matters;

(c)                 [intentionally omitted]

(d)                 all Costs incurred, suffered or sustained by any member of the Purchaser Group or asserted against any of them, relating to, resulting from or arising out of the Seller Group’s former power cable business divested to NKT Cables Holding AB, including the Appeal, any Existing Damages Claim and

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all other investigations or litigation relating to the conduct of such business prior to such divestment; and

(e)                 all:

(i)                  Environmental Liabilities, subject to clause 21.2 below, incurred by any member of the Purchaser Group as a direct or indirect result of contamination existing at the Closing Date (or the relevant Delayed Closing Date) (A) in any soil, groundwater or surface water and associated sediments at or under the Contaminated Sites; or (B) in any other soil, groundwater or surface water and associated sediments resulting from migration from any of the Contaminated Sites, but in each case only to the extent the relevant member of the Purchaser Group is required to take action or make payment in respect of such contamination:

(A)               pursuant to an Environmental Requirement; or

(B)               as a Reasonable and Prudent Operator in good faith to meet its obligations under Environmental Laws, based on the advice of external legal counsel;

(ii)                Environmental Liabilities, subject to clause 21.3 below, incurred by any member of the Purchaser Group as a direct or indirect result of Asbestos which was present at and/or used on the Properties by the Seller Group on or prior to the Closing Date (or the relevant Delayed Closing Date);

(iii)              Costs incurred by any member of the Purchaser Group as a direct result of the Asbestos Product Claims.

21.2            The following terms shall apply to the indemnity given under clause 21.1(e)(i) above:

(a)                 the Seller shall not be liable under clause 21.1(e)(i) to the extent that the relevant Environmental Liabilities are caused by:

(i)                  any Investigative Works carried out after the Closing Date (or the relevant Delayed Closing Date) by or on behalf of a Relevant Person save for those Investigative Works:

(A)               commenced, contracted, planned or budgeted by the Seller Group before the Closing Date (or the relevant Delayed Closing Date) in relation to the Business;

(B)               for which the Seller has given its prior written consent;

(C)               which a Relevant Person, acting as a Reasonable and Prudent Operator, considers necessary to comply with an Environmental Requirement;

(D)               which a Relevant Person, acting as a Reasonable and Prudent Operator, carries out for the purposes of Routine Maintenance;

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(E)                which are the minimum necessary to comply with (in accordance with the standards of a Reasonable and Prudent Operator), maintain or renew any Environmental Consent; or

(F)                which are the minimum necessary for the purposes of any:

(I)                  bona fide potential sale to a third party of; or

(II)                development or engineering works required for the satisfaction of a genuine and material operational need of the Business at,

any Contaminated Site, in each case to the extent that (i) the Purchaser acts in relation to such Investigative Works as a Reasonable and Prudent Operator using appropriate geophysical, engineering and construction standards, and (ii) a Reasonable and Prudent Operator would not know or expect that, the undertaking of the Investigative Works would reasonably be expected to create or increase any Environmental Liability;

(ii)                any disclosure of information by any Relevant Person to any Governmental Entity after the Closing Date (or the relevant Delayed Closing Date), unless such disclosure is:

(A)               made with the Seller’s prior written consent; or

(B)               that which a Relevant Person, acting as a Reasonable and Prudent Operator, considers necessary to comply with an Environmental Requirement or an obligation on the Relevant Person under Environmental Law or other applicable law;

(iii)              any failure to carry out material Routine Maintenance other than in accordance with the standards of a Reasonable and Prudent Operator, or such lower standard as has been applied by the Seller Group prior to Closing; or

(iv)               any change or intensification of use of any Contaminated Site, or any part thereof, or the whole or part of any building or structure located on or under any Contaminated Site after the Closing Date (or the relevant Delayed Closing Date), unless such change or intensification of use is:

(A)               commenced, contracted, planned or budgeted by the Seller Group before the Closing Date (or the relevant Delayed Closing Date) in relation to the Business;

(B)               made with the Seller’s prior written consent;

(C)               in respect of building works (including demolition) required to be undertaken by the Business in the ordinary course of business to satisfy the capacity needs of the Business at the relevant site;

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(D)               in respect of building works required to demolish or repair any buildings, which would be required to be undertaken by a Responsible and Prudent Operator;

(E)                in respect of any maintenance or replacement of plant and equipment, which would be required to be undertaken by a Reasonable and Prudent Operator; or

(F)                a change of use which does not materially increase the obligations of the Business under Environmental Laws or the obligations of the Seller under clause 21.1(e)(i), in each case in respect of the relevant Contaminated Site;

(b)                 the Seller shall not be liable for the cost of any Remedial Works undertaken after the Closing Date (or the relevant Delayed Closing Date) which go beyond the minimum reasonably necessary to:

(i)                  meet the lawful requirements of any Environmental Requirement;

(ii)                achieve the minimum standards that are required under Environmental Laws having regard to the use and operations of the Contaminated Sites; or

(iii)              prevent or address a sudden and catastrophic event that would be likely to result in significant harm to the Environment;

(c)                 the Purchaser shall, and shall procure that each member of the Purchaser Group shall, use reasonable endeavours to keep the costs of Remedial Works to a minimum and ensure that the Cost of any Remedial Work undertaken is that which is commercially reasonable to satisfy the minimum standards referred to in clause 21.2(b)(ii) above; and

(d)                 provided that the Seller accepts that any ensuing liability will be indemnified, the Seller shall, at its sole election, be entitled to elect to take conduct of any Remedial Works or any criminal, civil, judicial, administrative or regulatory proceeding, suit or action by any Governmental Entity or third party under Environmental Law in relation to any matter covered by the indemnity at clause 21.1(e)(i) (Contamination Claims). If the Seller so elects, the Purchaser and any relevant members of the Purchaser Group shall give to the Seller all reasonable information, assistance and access to personnel, premises, documents and records as the Seller requests for the conduct of such matters.

21.3            The following terms shall apply to the indemnity given under clause 21.1(e)(ii) above:

(a)                 the Seller shall only be liable for Costs associated with Asbestos Remediation Works that have been actually incurred by the Purchaser and/or any member of the Purchaser Group and which are the minimum reasonably necessary to:

(i)                  comply with an order or other direction of any Governmental Entity requiring Asbestos Remediation Works; or

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(ii)                satisfy the minimum requirements of Asbestos Laws;

(b)                 the Purchaser shall, and shall procure that each member of the Purchaser Group shall, use reasonable endeavours to keep Costs associated with Asbestos Remediation Works to the minimum necessary to:

(i)                  comply with an order or other direction of any Governmental Entity requiring Asbestos Remediation Works; or

(ii)                satisfy the minimum requirements of Asbestos Laws;

(c)                 the Purchaser shall not be entitled to claim under clause 21.1(e)(ii) and the Seller shall not be liable to the extent that the claim arises by:

(i)                  any disclosure of information by any Relevant Person after the Closing Date (or the relevant Delayed Closing Date) to any third party, unless such disclosure is:

(A)               made with the Seller’s prior written consent; or

(B)               made pursuant to an obligation on the Relevant Person under applicable law;

(ii)                the failure to carry out any monitoring or inspection works at the Properties after the Closing Date (or the relevant Delayed Closing Date) as required by applicable Environmental Law; or

(iii)              any breach after the Closing Date (or the relevant Delayed Closing Date) of Asbestos Laws by the Purchaser or any member of the Purchaser Group, save to the extent that such breach was continuing at Closing;

(d)                 the Seller shall not be liable under clause 21.1(e)(ii) to the extent that any losses that have been incurred by any Relevant Person in relation to the relevant Environmental Liabilities are recoverable under any applicable worker’s compensation scheme;

(e)                 the Purchaser shall not be entitled to claim under clause 21.1(e)(ii) and the Seller shall not be liable if the claim would not have arisen but for any refurbishment, extension, development, demolition or closure or part closure of any of the Properties after Closing (or the relevant Delayed Closing Date), unless such refurbishment, extension, development, demolition or closure or part closure is:

(i)                  commenced, contracted, planned or budgeted by the Seller Group before the Closing Date (or the relevant Delayed Closing Date) in relation to the Business;

(ii)                made with the Seller’s prior written consent;

(iii)              in respect of building works (including demolition) required to be undertaken by the Business in the ordinary course of business to satisfy the capacity needs of the Business at the relevant site;

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(iv)               in respect of building works required to demolish or repair any buildings, which would be required to be undertaken by a Responsible and Prudent Operator;

(v)                 in respect of any maintenance or replacement of plant and equipment, which would be required to be undertaken by a Reasonable and Prudent Operator; or

(vi)               a change of use which does not materially increase the obligations of the Business under Environmental Laws or the obligations of the Seller under clause 21.1(e)(ii), in each case in respect of the relevant Contaminated Site; and

(f)                  the Purchaser shall not be entitled to claim under clause 21.1(e)(ii) and the Seller shall not be liable for any Costs relating to asbestos surveys, registers and management plans enacted following Closing.

21.4            With regard to the indemnity given under clause 21.1(e)(iii) above:

(a)                 the Purchaser shall give the Seller reasonable written notice of any contemplated settlement discussions involving any member of the Purchaser Group and any other party in relation to any Asbestos Product Claim;

(b)                 the Purchaser shall also give the Seller reasonable written notice if a trial date is set in relation to any Asbestos Product Claim, and, if any such trial takes place, promptly notify the Seller of the verdict and content of any award made by the relevant court, when available;

(c)                 the Purchaser shall use its best endeavours to respond promptly to any queries addressed to it by the Seller in relation to the Asbestos Product Claims; and

(d)                 provided that the Seller accepts that any ensuing liability will be indemnified, the Seller shall, at its sole election, be entitled to elect to take conduct of any Asbestos Product Claim on behalf of the Purchaser or any member of the Purchaser Group. If the Seller so elects, the Purchaser and any relevant members of the Purchaser Group shall give to the Seller all reasonable information, assistance and access to personnel, premises, documents and records as the Seller requests for the conduct of such matters.

21.5            With regard to the conduct right given under clause 21.2(d) above:

(a)                 in relation to any Remedial Works which the Seller has elected to take conduct of, the Seller shall take such steps as are necessary to ensure such Remedial Works are:

(i)                  commenced and completed as soon as reasonably practicable following the Seller’s election to take conduct of the works; and

(ii)                effected with minimal disturbance possible to the operations of the Business being carried out at the relevant site; and

(b)                 in relation to any Contamination Claims the Seller has elected to take conduct of, the Seller shall:

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(i)                  keep the Purchaser fully informed of all material developments in relation thereto; and

(ii)        not take any action which may materially adversely affect the goodwill or reputation of the Business or be materially detrimental to the Business’ relations with any Governmental Entity.

21.6            The provisions of Schedule 27 shall come into effect on the date of this Agreement.

22.                Tax

22.1            The provisions of Schedule 8 shall apply in relation to Taxation.

22.2            Part B and Part D to Part G (inclusive) of Schedule 8 (other than paragraphs 1.1(a) and 1.4 of Part E of Schedule 8) shall come into effect on Closing. The remaining provisions of Schedule 8 shall come into effect on the date of this Agreement.

23.                Insurance

23.1            From the date of this Agreement until Closing (or in the case of the Delayed Business Interests and Delayed Target Companies, the relevant Delayed Closing), members of the Seller Group shall maintain all policies of insurance maintained by them in respect of the Business as at the date of this Agreement.

23.2            Upon Closing (or the relevant Delayed Closing) all insurance cover arranged in relation to the Business by the Seller Group, other than insurance cover held by any Target Company, (whether under policies maintained with third party insurers or otherwise) shall cease (other than in relation to insured events taking place before Closing (or the relevant Delayed Closing) as set out in the provisions of Schedule 9) and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events in respect of the Business arising after Closing (or the relevant Delayed Closing). The Seller shall be entitled to make arrangements with its insurers to reflect this clause.

23.3            The provisions of Schedule 9 shall apply in respect of any claims, following the Closing Date, made under any insurance policy maintained by the Seller Group which relates to insured events arising in respect of the Business and occurring prior to Closing (or the relevant Delayed Closing).

23.4            As from Closing (or the relevant Delayed Closing), the Purchaser shall arrange for the benefit of the Target Companies appropriate insurance policies or will insure the Target Companies as part of the coverage provided by the Purchaser Group’s insurance policies, in either case in accordance with good commercial practice as to the scope of insurance for a business of the size and nature of the Business, operating in the same sector as the Business.

24.                Payment of Inter‑Company Trading Debt and the Shareholder Loan

24.1            The provisions of Schedule 10 shall apply in respect of the payment of Inter‑Company Trading Debt and the Shareholder Loan.

24.2            The maximum amount of the principal of the Shareholder Loan plus accrued interest shall be in aggregate US$3,020,000,000 (of which a maximum of US$3,000,000,000 may be principal).

25.                Guarantees and other Third Party Assurances

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25.1            At or before and conditional upon Closing, the Purchaser shall (and the Seller shall use its reasonable endeavours to cooperate with the Purchaser in so doing) (i) arrange for substitute letters of credit, Target Company guarantees and other obligations to replace any Third Party Assurances that the Parties become aware of in the Pre-Closing Period (the Pre-Closing Third Party Assurances), or (ii) to the extent permitted by applicable law and the terms thereof, cause a Target Company to assume all obligations (solely to the extent relating to the Business) under each Third Party Assurance.

25.2            To the extent that the Seller Group is not released in full at and from Closing from any Pre-Closing Third Party Assurances, the Purchaser shall:

(a)                 use its reasonable efforts to ensure that as soon as reasonably practicable following Closing each member of the Seller Group is released in full from such Third Party Assurances; and

(b)                 pending release of such Third Party Assurances, the Purchaser shall indemnify the Seller against any and all Costs arising to the Seller or any of its Affiliates (excluding any Target Company) after Closing under or by reason of such Third Party Assurances, taking into account the proportion that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the time that such Costs arose bears to the total number of registered shares in the capital of the Company.

25.3            In the event that the Purchaser becomes aware of any other Third Party Assurance at or after Closing, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming so aware, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause, the Purchaser shall indemnify the Seller against any and all Costs arising to the Seller or any of its Affiliates (excluding any Target Company) after Closing under or by reason of such Third Party Assurance, taking into account the proportion that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the time that such Costs arose bears to the total number of registered shares in the capital of the Company.

25.4            Nothing in clauses 25.1, 25.2 or 25.3 shall impose any obligations on the Purchaser in respect of any Third Party Assurances which have been released prior to Closing or which relate to any Excluded Asset or Excluded Liability.

26.                Changes of Name

26.1            The Purchaser shall procure that, subject to the Corporate Brand Licence Agreement, Shareholders’ Agreement and Ancillary Transaction Document Term Sheets:

(a)                 as soon as reasonably practicable after Closing and in any event within six (6) months after the Closing Date (or, in the case of any Delayed Target Company, within six (6) months after the relevant Delayed Closing Date), the name of any Target Company or (Delayed Target Company) that consists of or includes a Restricted ABB Name in any order is changed to a name which does not include that Restricted ABB Name or any word or name which is confusingly similar;

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(b)                 promptly after Closing (or, in the case of any Delayed Target Company, promptly after the relevant Delayed Closing Date), the Target Companies (or Delayed Target Companies) shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Seller Group or any mark, name or logo which is confusingly similar to a Restricted ABB Name. For the avoidance of doubt, nothing in this sub-paragraph (b) shall require the Purchaser to effect any changes to any products or materials in the possession of Business customers; and

(c)                 as soon as reasonably practicable after Closing (or, in the case of any Delayed Target Company, as soon as reasonably practicable after the relevant Delayed Closing Date) and in any event within six (6) months after the Closing Date (or the relevant Delayed Closing Date), the Target Companies (or the relevant Delayed Target Companies) shall not hold themselves out as being part of, or otherwise connected or associated with, the Seller Group.

27.                Information, Records and Assistance Post-Closing

27.1            Notwithstanding any additional rights that the Parties may have in accordance with the Shareholders’ Agreement or any other Transaction Document:

(a)                 each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times, and upon reasonable notice, to (and the right to take copies of) the books, accounts, customer lists, project documents, database information, procurement records (including purchases of raw materials and leasing of equipment, including vessels), key performance indicators, capacity utilisation records, margin information, research and development information, marketing materials and all other records held by it after Closing to the extent that they relate to the Target Companies or the Business in the period up to Closing, but only:

(i)                  for 6 years following the Closing Date to the extent necessary for accounting, regulatory or Tax purposes; or

(ii)                for 10 years following the Closing Date for the purpose of conducting any issued and/or anticipated proceedings and/or negotiations (including in relation to any Third Party Claim) by or against any member of the Seller Group so far as they relate to the Target Companies or the Business (the Purchaser Records); and

(b)                 each member of the Seller Group shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times, and upon reasonable notice, to (and the right to take copies of) the books, accounts, customer lists, project documents, database information,  procurement records (including purchases of raw materials and leasing of equipment, including vessels), key performance indicators, capacity utilisation records, margin information, research and development information, marketing materials and all other records held by it after Closing to the extent that they relate to the Target Companies or the Business, but only:

(i)                  for 6 years following the Closing Date to the extent necessary for accounting, regulatory or Tax purposes;

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(ii)                for 10 years following the Closing Date for the purpose of conducting any issued and/or anticipated proceedings and/or negotiations (including in relation to any Third Party Claim) by or against any member of the Purchaser Group so far as they relate to the Target Companies or the Business (the Seller Records).

These obligations are subject to the provisions of clause 32.

27.2            Notwithstanding any additional rights that the Parties may have in accordance with the Shareholders’ Agreement or any other Transaction Document, for ten years following the Closing Date:

(a)                 no member of the Purchaser Group shall dispose of, or destroy any of, the Purchaser Records without first giving the Seller at least three months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense); and

(b)                 no member of the Seller Group shall dispose of or destroy any of the Seller Records without first giving the Purchaser at least three months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of them (at the Purchaser’s expense).

27.3            Following Closing:

(a)                 without prejudice to the obligations of clause 20.4, each member of the Purchaser Group shall (at the Seller’s expense) use all reasonable endeavours to provide such information, documentation, evidence (including access to employees with knowledge of the relevant business operations as reasonably necessary pursuant to clause 20.2 above, including but not limited to oral and/or written witness evidence), and assistance to any member of the Seller Group as the Seller may reasonably require in relation to any Antitrust Matters and third party proceedings by or against any member of the Seller Group (including the preparation for and conduct of any proceedings and/or negotiations relating to any Third Party Claim or Existing Damages Claim) so far as they relate to the Target Companies or the Business, including proceedings relating to employee claims or Taxation;

(b)                 the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Target Companies; and

(c)                 the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by any member of the Purchaser Group in relation to any business of the Seller Group not comprised within the Target Companies.

27.4            Nothing in clause 27.3(a) shall require the Purchaser to take any action or to procure or require that any member of the Purchaser Group take or omit to take any action which would be reasonably likely to materially adversely affect the bona fide goodwill of the Business.

27.5            Whilst complying with the obligations under this clause 27 the Seller and the Purchaser shall use all reasonable endeavours to protect attorney-client or legal professional privilege, work product protection or any other privileges or protections

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applicable to any documents or communications and shall consult with the other Party (and its appropriate Representatives) regarding the procedures to be adopted for this purpose.

28.                Post‑Closing Protective Covenant

28.1            The Seller shall ensure that neither it nor any member of the Seller Group shall for the period of three years after the Closing Date, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in any Competing Business. For this purpose:

(a)                 Competing Business means a business that competes with the Business; provided that carrying on or being engaged in any Permitted Business shall not be regarded as a Competing Business; and

(b)                 Permitted Business means, without prejudice to any other term of this Agreement, any trade or business to the extent carried on at the date of this Agreement by any member of the Seller Group. A list estimated in good faith of such trades or business is provided by the Seller in Schedule 22.

28.2            The Seller shall ensure that neither it nor any member of the Seller Group (excluding any Target Company) shall for the period of two years after the Closing Date, either on its own account or in conjunction with or on behalf of any other person, endeavour to entice away, directly or indirectly solicit, employ or offer to employ, or offer to conclude any contract of services with, any Key Manager or any Employee who immediately prior to the date of this Agreement is, or who subsequently after the date of this Agreement becomes, grade 1 to 7 inclusive within the Seller Group or the equivalent grade within any Target Company (whether or not that person would commit a breach of contract by reason of leaving that employment or engagement).

28.3            The provisions of clause 28.2 shall not apply to a recruitment offer made to any Employee (other than a Key Manager) who contacts any member of the Seller Group solely on his or her own initiative, or in response to a bona fide employment advertisement that is not directed at any Key Manager(s) or Employee(s) to whom clause 28.2 relates.

28.4            Nothing in this clause 28 shall prevent, after Closing, the Seller or any of its Affiliates from:

(a)                 owning and carrying on any Delayed Business Interest or owning any Delayed Target Company in the period from Closing to the relevant Delayed Closing Date;

(b)                 owning securities, shares or similar interests in any company or partnership that do not exceed 10 per cent. in nominal value of the securities, shares or similar interests of that company or partnership or otherwise grant (directly or indirectly) management functions or any material influence in that company or partnership beyond that of other holders of similar securities;

(c)                 acquiring and subsequently carrying on or being engaged in any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business), if the turnover

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attributed to the Acquired Competing Business in each of the last two financial years before the acquisition was in each case less than 10 per cent. of the turnover of the Acquired Business as a whole; and/or

(d)                 performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Purchaser Group.

29.                Payments

29.1            Any payment to be made pursuant to this Agreement by the Purchaser (or any other member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

29.2            Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

29.3            Payments under clause 29.1 and 29.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

29.4            If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

29.5            Notwithstanding anything else in this Agreement, the amount of any Claim in relation to the Seller Warranties or any claim (other than a Tax Claim) in respect of any breach or performance of the Seller Obligations (including, for the avoidance of doubt, the EPC Indemnities) and the liability of the Seller or its Affiliates in respect of such a claim shall take into account the proportion (expressed as a percentage) that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the time that the loss or shortfall (as applicable) which is the subject of the claim arose, bears to the total number of registered shares in the capital of the Company.

30.                Costs

30.1            Subject to clause 30.2 and except as otherwise provided in this Agreement (or any other Transaction Document), each Party shall be responsible for its own Costs and charges incurred in connection with the Proposed Transaction.

30.2            The Purchaser shall bear all Costs relating to satisfying the Purchaser Condition, and (without prejudice to its rights under Part B and Part C of Schedule 8) all stamp duty, stamp duty reserve tax, or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement (other than, for the avoidance of doubt, as a result of or in connection with the Reorganisation, which shall be subject to the provisions of clause 5.8 and Schedule 8, and other than any Tax pursuant to any Indirect RETT Law which is subject to the provisions of Part C of Schedule 8).

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31.                Announcements

31.1            Notwithstanding clause 32 and subject to clauses 31.2 and 31.3, from the date of this Agreement until the date falling twelve months after the Closing Date no Party (nor any of their respective Affiliates) shall make any public announcement or issue any communication to shareholders in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Purchaser or the Seller (respectively).

31.2            Subject to clause 31.3, the restriction in clause 31.1 shall not apply:

(a)                 to the extent that the announcement or communication to shareholders is required by law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that any Party proposing to make the announcement or issue the communication to shareholders shall first inform the other Parties of its intention to do so and take into account the reasonable comments of the other Parties); or

(b)                 to press interviews and other public statements made personally by the Seller Group Chief Executive Officer (the  Seller Senior Manager) or the Purchaser Group Chief Executive Officer (the  Purchaser Senior Manager)  and any other person the parties may from time to time agree in writing (consent not to be unreasonably withheld or delayed).

31.3            The Parties undertake that they will not, and the Seller will procure that no member of the Seller Group or any of its or their respective directors, officers or employees (including the Seller Senior Manager) will, and the Purchaser will procure that no member of the Purchaser Group or any of its or their respective directors, officers or employees (including the Purchaser Senior Manager) will, make any public announcement, public presentation, public statement or public comment to the extent that such announcement, presentation, statement or comment:

(a)                 states that the consideration paid for the Shares is less than or more than full and fair value or undervalues or overvalues the Business;

(b)                 directly criticises, the business, assets, operations, performance, financial position, policies or prospects of any member of the Seller Group or any member of the Purchaser Group;

(c)                 directly criticises the period of ownership by the Seller Group of the Business or the conduct of the Business as a result of the ownership of it by the Seller Group; or

(d)                 which relates to the Proposed Transaction and which could reasonably be viewed as intending to cause material harm to the reputation of any member of the Seller Group in its capacity as a prior owner of the Business or any member of the Purchaser Group in its capacity as an owner of the Business.

32.                Confidentiality

32.1            For the purposes of this clause 32, Confidential Information means:

(a)                 information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents;

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(b)                 (in relation to the obligations of the Purchaser) any information received, held or inferred by the Purchaser (or its Representatives) relating to the Seller Group (and not relating to the Business) or, before Closing, the Business or any of the Target Companies or, between Closing and any relevant Delayed Closing Date, the relevant Delayed Business Interest and/or Delayed Target Company; and

(c)                 (in relation to the obligations of the Seller) any information received, held or inferred by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, the Business or any of the Target Companies (other than, until the relevant Delayed Closing, any Delayed Business Interest and/or Delayed Target Company),

in each case including written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

32.2            From the date of this Agreement until the date that is one year after the date on which the Seller and its Affiliates cease to hold any registered shares in the capital of the Company, each of the Parties and their respective Representatives shall maintain the Confidential Information in strict confidence and not disclose Confidential Information to any person except: (i) as permitted by clause 31 or this clause 32; or (ii) either (A) in the case of disclosure of Confidential Information by the Purchaser (or any of its Representatives), if approved in writing by the Seller; or (B) in the case of disclosure of Confidential Information by the Seller (or any of its Representatives), if approved in writing by the Purchaser.

32.3            Subject to clause 32.4, clause 32.2 shall not prevent disclosure by a Party or any of its Representatives to the extent that:

(a)                 disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction;

(b)                 disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or an Affiliate of the disclosing party;

(c)                 disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held (in the case of the Seller, excluding any Confidential Information relating to (i) the Business or any of the Target Companies that was in its possession prior to the Closing Date, and (ii) any Delayed Business Interest or Delayed Target Company that was in its possession prior to the relevant Delayed Closing);

(d)                 disclosure is of Confidential Information which was lawfully received from a third party who does not owe any Party or any Party’s Representatives an obligation of confidence in relation to such information;

(e)                 disclosure is of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives);

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(f)                  disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); or

(g)                 disclosure is required in order to give effect to the Reorganisation.

32.4            Each of the Parties undertakes that it (and its Representatives) shall only disclose Confidential Information as permitted by this clause 32 if: (i) it is reasonably required; and (ii) such disclosing Party has, as far as it is practicable and lawful to do so, first consulted with the other Parties in order to (a) give the other Parties the opportunity to contest the disclosure, and (b) take into account the other Parties’ reasonable requirements (if any) of the proposed form, timing, nature and context of the disclosure.

32.5            If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)                 return to the Seller or destroy all written documents and other materials containing Confidential Information which the Seller (or its Representatives) have provided to the Purchaser (or any of its Representatives) without keeping any copies thereof; and

(b)                 destroy all information or other documents derived from such Confidential Information (provided that the Purchaser and its Representatives may retain any reports, notes or other material prepared by them or on their respective behalf which incorporates Confidential Information, in each case provided that such information is kept confidential and continues to be subject to the terms of this clause 32); and

(c)                 so far as it is reasonably practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

32.6            The Purchaser shall, at the request of the Seller, certify in writing to the Seller that clause 32.5 has been complied with.

32.7            Each of the Purchaser and its Representatives may retain any Confidential Information:

(a)                 if it is required to do so by any applicable law or regulation, including the rules of a professional body or under the terms of any of their insurance policies; or

(b)                 so far as it is contained in any computer, word processor or other device, as part of automated back-up or disaster recovery procedures,

and any Confidential Information retained under this clause 32.7 shall continue to be held in compliance with this Agreement.

32.8            Each Party shall be responsible for any act or omission by any of its Representatives which is, or if done or omitted to be done by the respective Party would be, a breach of this clause 32.

32.9            For the avoidance of doubt, the Confidentiality Agreement entered into between the ABB Asea Brown Boveri Ltd and Hitachi, Ltd on 22 March 2018 (the Existing Confidentiality Agreement) shall continue to apply in accordance with its terms. If there is any conflict between this clause 32 and the Existing Confidentiality

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Agreement in respect of the confidentiality obligations imposed on the Parties or their respective Representatives under this Agreement and the Existing Confidentiality Agreement, this Agreement shall prevail in respect of such obligations.

33.                Assignment

33.1            Unless the Seller and the Purchaser specifically agree in writing, neither the Seller nor the Purchaser shall (and the Seller and the Purchaser shall procure that no member of the Seller Group or the Purchaser Group (as applicable) shall) assign, transfer, hold on trust or encumber all or any of its rights under this Agreement or any other Transaction Document (as applicable) nor grant, declare, create or dispose of any right or interest in any of them, save that all or any of the Purchaser’s rights under this Agreement may (notwithstanding any other provisions of this Agreement) be assigned by the Purchaser to any other member of the Purchaser Group (or by any such member to or in favour of any other member of the Purchaser Group), provided that if such assignee ceases to be a member of the Purchaser Group, such assignment shall immediately cease to have effect and be rendered void.

Any purported assignment in contravention of this clause 33 shall be void.

33.2            If an assignment is made in accordance with clause 33 or with the specific agreement of the Seller and Purchaser in writing, the liabilities of the non-assigning Party and its Affiliates to the assigning Party and its Affiliates under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

34.                Further Assurances

34.1            Each Party shall, from Closing, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents.

34.2            Each Party shall procure that its Representatives comply with all obligations under the Transaction Documents that are expressed to apply to any such Representatives.

35.                Wrong Pockets

35.1            If at any time from Closing any Target Company owns any interest in (i) any asset not exclusively or predominantly pertaining to the Business (save for any Business Asset and any other asset in respect of which and to the extent that rights are expressly granted in or transferred to the Purchaser or any Target Company pursuant to the Transaction Documents) or (ii) any Excluded Asset (each a Seller Wrong Pocket Asset) the Seller may give written notice to the Purchaser of the same at any time within 24 months following Closing, upon receipt of which the Purchaser shall, as soon as practicable, ensure that such interest in any Seller Wrong Pocket Asset (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Purchaser Group as a result of holding that interest since Closing) is transferred to such member of the Seller Group as the Seller shall specify on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purposes of this transfer and shall indemnify the Purchaser against any and all Costs suffered or incurred by the Purchaser or any of its Affiliates or any Target Company in favour of any third

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parties in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

35.2            If at any time from Closing any Target Company has assumed any Excluded Liability (a Seller Wrong Pocket Liability), the Purchaser may give written notice to the Seller of the same at any time within 24 months following Closing, upon receipt of which  the Seller shall, as soon as practicable, ensure that such member of the Seller Group as the Seller shall specify assumes such Seller Wrong Pocket Liability (together with any losses accruing to any member of the Purchaser Group as a result of holding that Seller Wrong Pocket Liability since Closing) on terms that there will be no payment for doing so and no change to the Initial Price  or the Final Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this assumption and the Seller shall indemnify the Purchaser against any and all Costs arising from that Seller Wrong Pocket Liability during the period from Closing until its assumption by the relevant member of the Seller Group.

35.3            If at any time from Closing any member of the Seller Group owns any Business Asset (a) the transfer of which is not subject to any outstanding Third Party Consent and (b) which is not part of a Delayed Business Interest or Delayed Target Company (a Purchaser Wrong Pocket Asset), the Purchaser may give written notice to the Seller of the same at any time within 24 months following Closing, upon receipt of which the Seller shall, as soon as practicable, ensure that such interest in any Purchaser Wrong Pocket Asset (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that interest since Closing) is transferred to such member of the Purchaser Group as the Purchaser shall specify on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this transfer and shall indemnify the Seller against any and all Costs suffered or incurred by the Seller or any member of the Seller Group in favour of any third parties in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

35.4            If at any time from Closing any Target Company has not fully assumed any Assumed Liability, other than (a) on account of a required Third Party Consent not having been obtained or (b) liabilities that form part of a Delayed Business Interest, (a Purchaser Wrong Pocket Liability), the Seller may give written notice to the Purchaser of the same at any time within 24 months following Closing, upon receipt of which the Purchaser shall, as soon as reasonably practicable, ensure that such member of the Purchaser Group as the Purchaser shall specify assumes the relevant Purchaser Wrong Pocket Liability (together with any losses accruing to any member of the Seller Group as a result of holding that Purchaser Wrong Pocket Liability since Closing) on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purpose of this transfer and the Purchaser shall indemnify the Seller against any and all Costs arising from that Purchaser Wrong Pocket Liability during the period from Closing until its assumption by the relevant member of the Purchaser Group.

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35.5            If at any time from a Delayed Closing the relevant Delayed Target Company owns any interest in (a) any asset not exclusively or predominantly pertaining to the relevant Delayed Business Interest (save for any Business Asset and any other asset in respect of which and to the extent that rights are expressly granted in or transferred to the Purchaser or any Target Company pursuant to the Transaction Documents) or (b) any Excluded Asset (each a Seller Delayed Wrong Pocket Asset) the Seller may give written notice to the Purchaser of the same at any time within 24 months following the relevant Delayed Closing, upon receipt of which the Purchaser shall, as soon as practicable, ensure that such interest in any Seller Delayed Wrong Pocket Asset (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Purchaser Group as a result of holding that interest since the relevant Delayed Closing) is transferred to such member of the Seller Group as the Seller shall specify on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purposes of this transfer and shall indemnify the Purchaser against any and all Costs suffered or incurred by the Purchaser or any of its Affiliates or any Target Company in favour of any third parties in relation to the transfer or as a result of holding the relevant interest for the period from the relevant Delayed Closing until it is so transferred.

35.6            If at any time from a Delayed Closing the relevant Delayed Target Company has assumed any Excluded Liability (a Seller Delayed Wrong Pocket Liability), the Purchaser may give written notice to the Seller of the same at any time within 24 months following the relevant Delayed Closing, upon receipt of which the Seller shall, as soon as practicable, ensure that such member of the Seller Group as the Seller shall specify assumes such Seller Delayed Wrong Pocket Liability (together with any losses accruing to any member of the Purchaser Group as a result of holding that Seller Wrong Pocket Liability since the relevant Delayed Closing) on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this assumption and the Seller shall indemnify the Purchaser against any and all Costs arising to the Purchaser or any member of the Purchaser Group from that Seller Wrong Pocket Liability during the period from the relevant Delayed Closing until its assumption by the relevant member of the Seller Group.

35.7            If at any time from a Delayed Closing any member of the Seller Group owns part of the relevant Delayed Business Interest the transfer of which is not subject to any outstanding Third Party Consent (a Purchaser Delayed Wrong Pocket Asset), the Purchaser may give written notice to the Seller of the same at any time within 24 months following the relevant Delayed Closing, upon receipt of which the Seller shall, as soon as practicable, ensure that such interest in any Purchaser Delayed Wrong Pocket Asset (together with any benefit or sum, net of Tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that interest since the relevant Delayed Closing) is transferred to such member of the Purchaser Group as the Purchaser shall specify on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of this transfer and shall indemnify the Seller against any and all Costs suffered or

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incurred by the Seller or any member of the Seller Group in favour of any third parties in relation to the transfer or as a result of holding the relevant interest for the period from the relevant Delayed Closing until it is so transferred.

35.8            If at any time from a Delayed Closing the relevant Delayed Target Company has not fully assumed any liability which forms part of the relevant Delayed Business Interest other than on account of a required Third Party Consent not having been obtained (a Purchaser Delayed Wrong Pocket Liability), the Seller may give written notice to the Purchaser of the same at any time within 24 months following the relevant Delayed Closing, upon receipt of which the Purchaser shall, as soon as reasonably practicable, ensure that such member of the Purchaser Group as the Purchaser shall specify assumes the relevant Purchaser Delayed Wrong Pocket Liability (together with any losses accruing to any member of the Seller Group as a result of holding that Purchaser Wrong Pocket Liability since the relevant Delayed Closing) on terms that there will be no payment for doing so and no change to the Initial Price or the Final Price. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purpose of this transfer and the Purchaser shall indemnify the Seller against any and all Costs arising from that Purchaser Delayed Wrong Pocket Liability during the period from the relevant Delayed Closing until its assumption by the relevant member of the Purchaser Group.

35.9            If, at or after the Closing Date, any member of the Seller Group (other than a Delayed Target Company) receives any payments that are attributable to any member of the Purchaser Group pursuant to the terms of this Agreement or the Reorganisation Agreements, the Seller shall promptly pay or procure that the relevant member of the Seller Group promptly pays (as applicable) a sum equal to such payment (net of any Tax actually incurred by the Seller Group thereon) to the relevant member of the Purchaser Group.

35.10         If, at or after a Delayed Closing, any member of the Seller Group receives any payments that are attributable to a Delayed Target Company that has become part of the Purchaser Group pursuant to the terms of this Agreement or the Reorganisation Agreements, the Seller shall promptly pay or procure that the relevant member of the Seller Group promptly pays (as applicable) a sum equal to such payment (net of any Tax actually incurred by the Seller Group thereon) to such Delayed Target Company.

35.11         If, at or after the Closing Date, any member of the Purchaser Group receives any payments that are attributable to any member of the Seller Group (other than a Delayed Target Company) pursuant to the terms of this Agreement or the Reorganisation Agreements, the Purchaser shall promptly pay or procure that the relevant member of the Purchaser Group promptly pays (as applicable) a sum equal to such payment (net of any Tax actually incurred by the Purchaser Group thereon) to the relevant member of the Seller Group.

35.12         If a member of the Seller Group is obliged under applicable law to repay to a third party any payment in respect of which any member of the Seller Group has made a payment to any member of the Purchaser Group pursuant to clause 35.9, the relevant member of the Purchaser Group shall, upon written notice from the relevant member of Seller Group, promptly pay to the relevant member of the Seller Group an amount equal to such payment made pursuant to clause 35.9.

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35.13         If a member of the Purchaser Group is obliged under applicable law to repay to a third party any payment in respect of which any member of the Purchaser Group has made a payment to any member of the Seller Group pursuant to clause 35.11, the relevant member of the Seller Group shall, upon written notice from the relevant member of the Purchaser Group, promptly pay to the relevant member of the Purchaser Group an amount equal to such payment made pursuant to clause 35.11.

35.14         The Parties shall consult in good faith in relation to, and shall use reasonable endeavours to mitigate, any Tax liability that may arise in connection with any transfer, assumption, holding, receipt or payment to be made pursuant to this clause 35.

36.                Notices

36.1            Any notice to be given by one Party to any other Party in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email (only in case of any notice to be given to the Seller), registered post or courier using an internationally recognised courier company.

36.2            A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by email (only in the case of notices delivered to the Seller). Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

36.3            The addresses and email addresses of the Parties for the purpose of clause 36.1 are:

Seller	Address: c/o The General Counsel ABB Asea Brown Boveri Ltd Affolternstrasse 44 8050 Zurich, Switzerland	Email: Diane.desaintvictor@ch.abb.com
For the attention of:	Diane de Saint Victor, General Counsel
With copies to:	Piers Prichard Jones Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS, United Kingdom	piers.prichardjones@freshfields.com
Purchaser	Address: c/o The General Counsel Hitachi, Ltd. 6-6, Marunouchi 1-chome Chiyoda-ku Tokyo 100-8280 Japan	kohei.kodama.ut@hitachi.com
For the attention of:	Kohei Kodama, General Counsel
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with a copy to (which shall not constitute notice):	David Allen Baker & McKenzie LLP 100 New Bridge Street London EC4V 6JA United Kingdom	David.Allen@bakermckenzie.com

36.4            Each Party shall notify the other Parties in writing of a change to its details in clause 36.3 from time to time.

37.                Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties and as between any members of the Seller Group and any members of the Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

38.                Whole Agreement

38.1            This Agreement and the other Transaction Documents together set out the whole agreement between the Parties and their respective Affiliates in respect of the sale and purchase of the Shares, the transfer of the Business to the Target Companies and the Reorganisation and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Proposed Transaction. It is agreed that:

(a)                 no Party or its respective Affiliates has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of any other Party (or its respective Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                 the only right or remedy of a Party or its respective Affiliates in relation to any provision of this Agreement or any other Transaction Document, or the Reorganisation, shall be for breach of this Agreement or the relevant Transaction Document;  and

(d)                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party or its respective Affiliates (or any of their Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party or its respective Affiliates (or any of their Connected Persons) in relation to the Proposed Transaction.

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38.2            Nothing in this clause 38 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

38.3            Each Party agrees to the terms of this clause 38 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates.

39.                Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party or any of its Affiliates in exercising any right or remedy relating to this Agreement or any of the other Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

40.                Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

41.                Variations

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties (or in the case of the other Transaction Documents, the parties to the relevant document).

42.                Invalidity

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, the Parties (and, in case of the other Transaction Documents, the parties to the relevant document) shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

43.                Third Party Enforcement Rights

43.1            The individuals, entities, Representatives and Connected Persons specified in clauses 17.5, 17.6 and 38 shall each have the right to enforce the relevant terms of those respective clauses by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the Parties to amend or vary this Agreement without the consent of any such persons, and (ii) the other terms and conditions of this Agreement.

43.2            Except as provided in clause 43.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

44.                Governing Law and Jurisdiction

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44.1            This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

44.2            Without prejudice to paragraphs 5 to 8 (inclusive) of Part C of Schedule 11, any Dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause 44.

44.3            The tribunal shall consist of three arbitrators. The parties to the Dispute shall each nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by agreement of the parties to the Dispute or, if the parties fail to agree on a nomination within 20 Business Days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the ICC Court.

44.4            The seat, or legal place, of the arbitration shall be London.

44.5            The language to be used in the arbitral proceedings shall be English.

44.6            The parties undertake to keep confidential all awards rendered in the arbitration proceedings, all materials in the arbitration created for the purpose of the arbitration and all other documents produced by another party in the proceedings that are not otherwise in the public domain, save and to the extent that disclosure is required pursuant to a legal duty, to protect or pursue a legal right, or to enforce or challenge an award in legal proceedings before a state court or other legal authority.

44.7            The tribunal shall seek to resolve any Dispute referred to it as expeditiously as possible, avoiding unnecessary delay or expense, and to that end it shall have the power to dismiss any claim or defence raised in the proceedings by way of a summary procedure if satisfied that the claim or defence is: (a) manifestly outside its jurisdiction; or (b) manifestly without any legal merit. Any such dismissal shall be set out in a reasoned award, and the tribunal shall first give the claimant and respondent parties an opportunity to make written and oral submissions on the relevant substantive issues.

44.8            Notwithstanding the parties’ arbitration agreement in this clause 44, if any party applies to any competent court for the commencement of winding up, administration or other insolvency proceedings in respect of any other party on the basis of an alleged debt claim arising out of or in connection with this Agreement, that court shall have jurisdiction to make a ruling pertaining to the merits of the debt claim if and to the extent required under applicable law in order for the court to determine such application, and the parties shall not argue to the contrary. For the avoidance of doubt, the making of such an application to court shall not constitute a breach of the parties’ arbitration agreement.

44.9            Nothing in this clause 44 shall prevent any party from seeking interim relief from any competent court in support of the arbitration proceedings at any time, whether before or after the constitution of the tribunal.

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44.10         The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Agreement. Such agent shall be ABB Limited of Daresbury Park, Daresbury, Warrington, Cheshire WA4 4BT, England (company number 3780764) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller waives any objection to such service. The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Seller to do so the Seller shall promptly appoint another such agent with an address in England and advise the Seller. If, following such a request, the Seller fails to appoint another agent within five Business Days, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller’s expense. Nothing in this Agreement shall affect the Purchaser’s right to serve process in any other manner permitted by law.

44.11         The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Agreement. As at the date of this Agreement, such agent is Baker & McKenzie LLP of 100 New Bridge Street, London, EC4V 6JA and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser waives any objection to such service. The Purchaser irrevocably undertakes not to revoke the authority of this agent and if, (i) for any reason, the Seller requests the Purchaser to do so, or (ii) such agent at any time resigns its appointment, the Purchaser shall promptly appoint another such agent with an address in England and advise the Seller. If, following such a request or resignation, the Purchaser fails to appoint another agent within five Business Days, the Seller shall be entitled to appoint one on behalf of the Purchaser at the Purchaser’s expense. Nothing in this Agreement shall affect the Seller’s right to serve process in any other manner permitted by law.

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Schedule 28

Definitions and Interpretation

1.          Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounts Date means 31 December 2017;

Acquired Business  has the meaning given to it in clause 28.4(c);

Acquired Competing  Business has the meaning given to it in clause 28.4(c);

Affiliate means, in relation to any Party, any subsidiary or parent company of that Party and any subsidiary of any such parent company, in each case from time to time;

Aggregate Delayed  Closing  Consideration  means, the aggregate Delayed Consideration in respect of all Delayed Jurisdictions;

Agreed Form  means, in relation to a document, the form of that document which is initialled for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Ancillary Transaction Document Term Sheet means, in respect of each Ancillary Transaction Document, the term sheet for that Ancillary Transaction Document in Agreed Form;

Ancillary Transaction Documents means:

(a)                 the Transitional Services Agreement;

(b)                 the Mutual Supply Agreement;

(c)                 the R&D Cooperation Agreement;

(d)                 the IP Licence Agreement;

(e)                 the Corporate Brand Licence Agreement;

(f)                  the Marketing Support Agreement;

(g)                 the Liaison Service Agreement; and

(h)                   the Software Agreement,

provided that to the extent any Ancillary Transaction Document has not been entered into by the Closing Date, any reference in this Agreement to such Ancillary Transaction Document (excluded in clause 12.3) shall be deemed to be a reference to the relevant Ancillary Transaction Document Term Sheet until such time as the relevant Ancillary Transaction Document has been entered into;

Anti-Bribery Laws means, in each case to the extent that they are applicable to the Seller Group (as the case may be): (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the U.K. Bribery Act of 2010; (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

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Antitrust Clearances means those Clearances required pursuant to Antitrust Laws set out in paragraph 1 of Schedule 20;

Antitrust Investigations has the meaning given in clause 21.1(b);

Antitrust Laws means the HSR Act and any other equivalent laws applicable to the Purchaser and the Seller under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

Antitrust Matters has the meaning given in clause 21.1(b);

Appeal has the meaning given in clause 19.1;

Asbestos means all or any of the following naturally occurring minerals: crocidolite, amosite, chrysotile, fibrous actinolite, fibrous anthophyllite or fibrous tremolite or any mixture containing any of those minerals;

Asbestos Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, which are in force at the date of this Agreement, relating to Asbestos;

Asbestos Product Claims means the legal proceedings described in Schedule 23;

Asbestos Remediation Works means any works that are required under Asbestos Laws to manage, remove or minimise the risk to human health and safety associated with Asbestos (including removal or encapsulation) and any sampling or monitoring in connection with those works;

Assumed Liabilities means all Business Liabilities, all Assumed Pension and Employment

Liabilities and all Liabilities relating to the Properties, in each case excluding the Excluded Liabilities;

Assumed Pension and Employment Liabilities means (i) any Liabilities assumed by the Target Companies or a member of the Purchaser Group as contemplated by clause 8; and (ii) any Liabilities under or in respect of Pension Arrangements which are assumed by the Target Companies as contemplated in clause 9;

Automatic Transferring Employees has the meaning given in clause 8.2;

Business  means the development, engineering, manufacturing and sale of products, systems and projects that relate to the businesses of: (a) power grid automation, (b) power grid integration, (c) high voltage products, and (d) transformers, in each case carried on by the Seller Group. The

Business comprises the Business Assets and the Assumed Liabilities, but excludes the Excluded Assets and the Excluded Liabilities;

Business Accounts Receivable means all Trade Debts due or payable to the Seller Group relating exclusively or predominantly to the Business (inclusive of (i) any interest payable on, and (ii) the benefit of all securities, guarantees, indemnities and rights relating to, those amounts);

Business Assets means all the property, undertaking, rights and assets of the Seller Group relating exclusively or predominantly to the Business, including any assets falling into the categories of assets set out in Part A of Schedule 2, but excluding the Excluded Assets;

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Business Claims means the benefit of all rights, claims, causes of action and other receivables arising exclusively or predominantly from the carrying on of the Business by the Seller Group (whenever arising and including in respect of insurance), but excluding rights, claims, causes of action and other receivables to the extent that they relate to any of the Excluded Liabilities;

Business Contracts means all contracts, engagements, licences, guarantees and other commitments that relate exclusively or predominantly to the Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, a member of the Seller Group prior to Closing, (but excluding agreements, leases or other documents recording or creating rights of ownership or occupation of Properties and excluding the Shared Contracts);

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in Zurich, Tokyo, New York and London for general commercial business;

Business Employees has the meaning given to it in clause 8.8;

Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Target Companies to represent themselves as carrying on the Business in succession to the Seller Group;

Business Information means all information (whether in hard copy or computer format) in respect of which the Seller Group has a right to transfer possession to a Target Company to the extent that such information relates exclusively or predominantly to the Business;

Business IP means the Intellectual Property Rights owned by the Seller (or a member of the Seller Group) and which are used by the Seller Group exclusively or predominantly in relation to the Business or which relate exclusively or predominately to the Business, including all intellectual Property Rights owned by the Seller (or a member of the Seller Group) in (i) the trade marks listed in the Data Room at document reference 8.2.1, and (ii) the patents and patent applications against which “Topaz” is identified in the “Ownership categorization” column of document references 8.1.5.6 and 8.1.5.8 of the Data Room (in the case of each of (i) and (ii), save to the extent that those rights lapse in the ordinary course of Business), but excluding the patents and patent applications against which “Sapphire” is identified in the “Ownership categorization” column of document references 8.1.5.6 and 8.1.5.8 of the Data Room;

Business IP Licence has the meaning given in clause 10.3 of Part A of Schedule 5;

Business IT Equipment means personal computers, computer assets, servers, printers, photocopiers, telephone systems, routers and other telecommunications equipment, including telephones and iPads, relating exclusively or predominantly to the Business;

Business Liabilities means all Liabilities of the Seller Group (including trade creditors) to the extent arising exclusively or predominantly from the Business and/or the Business Assets (excluding any Liabilities relating to any of the Properties already excluded from Assumed Liabilities), including all Liabilities arising under any of the

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Business Contracts or the Relevant Part of any Shared Contract and all Environmental Liabilities, and Business Liability means any one of them;

Business Loose Plant and Equipment means all the loose plant, machinery, equipment, tooling, furniture, furnishings, office equipment and vehicles of the Seller Group (not being business fixtures and fittings) used exclusively or predominantly for the purposes of the Business;

Business Prepayments means all amounts paid in respect of future costs (whether by deposit, prepayment or otherwise) by or on behalf of the Seller Group relating exclusively or predominantly to the Business;

Business Seller Local Accounts has the meaning given in clause 1 of Part C of Schedule 3;

Business Stock means all the raw materials, inventory, components, spare parts, stocks, work-in-progress and semi-finished and finished goods of the Seller Group relating exclusively or predominantly to the Business;

CAPEX Budget means the capital expenditure budget included at document reference 5.5.15 in the Data Room, or, in respect of any future calendar year not covered by such budget, a capital expenditure budget of the Power Grids division of the Seller Group (as prepared and approved by the Seller Group in the ordinary course and consistent with past practice) relating to the relevant calendar year;

Carve-out Adjustments means the matters described in Schedule 16;

Cash means cash (in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, with a maturity of up to 3 months, but excluding any bank acceptance drafts) and (without double counting) any other item required to be included in Cash pursuant to Part B of Schedule 11, including all interest accrued thereon (but excluding all amounts/items included in the calculation of the Closing Working Capital), provided that Cash shall not include any Trapped Cash or Restricted Cash;

CFIUS Condition has the meaning given to it in paragraph 2.1 of Schedule 20;

Claim means any claim for breach of the Seller Warranties or any claim under Part B or Part C of Schedule 8;

Clearances means any consent, approval, authorisation, clearance, confirmation, or licence, and Clearance  shall mean any one of them;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Cash means the aggregate of:

(a)                 each Target Company’s Cash as at the Effective Time;

(b)                 each Delayed Target Company’s Cash as at the Effective Time;

(c)                 the Closing Statement Tax Assets Value; and

(d)                 current corporate income Tax receivables,

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in each case calculated and prepared in accordance with paragraph 3 of Part A of Schedule 11 (or, in the case of the Closing Statement Tax Assets Value, in accordance with Part I of Schedule 8);

Closing Current Receivables means the aggregate of:

(a)                 each Target Company’s Working Capital Receivables as at the Effective Time;

(b)                 each Delayed Target Company’s Working Capital Receivables as at the Effective Time; and

(c)                 all Working Capital Receivables of the Seller Group (excluding the Target Companies and the Delayed Target Companies) as at the Effective Time to the extent that they are a Business Asset;

Closing Date means the date on which Closing occurs; Closing Debt means the aggregate of:

(a)                 each Target Company’s Debt as at the Effective Time;

(b)                 each Delayed Target Company’s Debt as at the Effective Time;

(c)                 all Debt of the Seller Group (other than any Delayed Target Company) as at the Effective Time to the extent an Assumed Liability; and

(d)                  all Seller Group Debt as at the Effective Time,

in each case calculated and prepared in accordance with paragraph 3 of Part A of Schedule 11;

Closing Liabilities  means the aggregate of:

(a)                 each Target Company’s Working Capital Liabilities as at the Effective Time;

(b)                 each Delayed Target Company’s Working Capital Liabilities as at the Effective Time; and

(c)                 all Working Capital Liabilities of the Seller Group (excluding the Target Companies and the Delayed Target Companies) as at the Effective Time to the extent that they are an Assumed Liability;

Closing Payment  has the meaning given to it in clause 2.2;

Closing Statement means the statement in the form of Part A of Schedule 13 setting out Closing Cash, Closing Debt and Closing Working Capital and Pension Liability (if applicable), prepared in accordance with Part A of Schedule 11.

Closing Statement Notice has the meaning given in Part C of Schedule 11;

Closing Statement Tax Assets Value has the meaning given in Part I of Schedule 8;

Closing Transferred Employees means the Transferred Employees other than the Delayed Employees;

Closing Working Capital means the aggregate amount of the Closing Current Receivables minus the aggregate amount of the Closing Liabilities, in each case calculated and prepared in accordance with paragraph 3 of Part A of Schedule 11;

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Company means ABB Management Holding AG or such other entity as agreed between the Seller and the Purchaser in writing;

Competing Business has the meaning given in clause 28.1(a);

Completion Disclosure Letter means the disclosure letter from the Seller to the Purchaser executed and delivered immediately before Closing, setting out certain facts, matters, events or circumstances relating to the Repeated Warranties (other than the Fundamental Warranties), as repeated immediately before Closing;

Conditions means the conditions to Closing set out in clause 3, and Condition  means any of them;

Confidential Information has the meaning given in clause 32.1;

Connected Persons has the meaning given in clause 38.3;

Consideration Amount has the meaning given in clause 5.5(d);

Constitutional Documents means with respect to an entity its memorandum and articles of association, by-laws or equivalent constitutional documents;

Contaminated Sites  means the sites details of which are set out in Schedule 18;

Contamination Claims has the meaning given in clause 21.2(d);

Corporate Brand Licence Agreement means the corporate brand licence agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

Costs  means losses, damages, liabilities, penalties, fines, costs (including reasonable legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

Crystal Springs Insurance Claim means the legal claim currently proceeding in the Circuit Court of the First Judicial District of Hinds County, Mississippi, United States, with Case No.

251-07-549-CIV;

Crystal Springs Insurance Claim Counterclaim means the counterclaim issued by the defendants to the Crystal Springs Insurance Claim against the plaintiffs bringing that claim, in the Circuit Court of the First Judicial District of Hinds County, Mississippi, United States, with Case No. 251-07-549-CIV;

Data Protection Laws means the following legislation relating to data protection and privacy to the extent applicable to the Business: (a) the General Data Protection Regulation (2016/679) (the GDPR); (b) the Data Protection Act 2018; (c) the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) and (c) any other data protection laws, regulations, or regulatory requirements, and guidelines and codes of practice having force of law, applicable to the processing of Personal Data;

Data Room means the "Documents" tab of the data room hosted by Merrill Corporation, titled "Jewel 2018" and comprising the documents relating to the Business and the Target Companies made available by the Seller as at 23:59 (UK time) on 14 December 2018 and as listed on the data room index in the Agreed Form;

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DC Escrow Account means an interest-bearing deposit account to be opened on Closing in the joint names of the Seller and the Purchaser with the DC Escrow Agent into which the Aggregate Delayed Closing Consideration shall be paid;

DC Escrow Agent means a reputable international bank agreed between the Parties, and any successor thereto under the DC Escrow Agreement;

DC Escrow Agreement means the agreement to be agreed and entered into between the DC Escrow Agent, the Purchaser and the Seller, prior to the Closing Date reflecting the terms of Part A of Schedule 19;

DC Escrow Amount means the Aggregate Delayed Closing Consideration (or so much thereof as remains subject to the provisions of the Escrow Agreement from time to time) together with any interest or other amounts earned or accruing thereon;

Debt means (i) Financial Debt (together with any interest accrued thereon) owed to any third party, (ii) accrued current corporate income Tax liabilities, and (iii) any items required to be included in Debt pursuant to Part B of Schedule 11, but in all cases excluding all amounts/items included in the calculation of the Closing Working Capital or the Pension Liability;

Default Interest means interest at LIBOR plus four per cent.;

Delayed Business Interests has the meaning given in clause 5.5(a);

Delayed Closing has the meaning given in clause 5.5(e);

Delayed Closing Condition has the meaning given in clause 5.5(f);

Delayed Closing Date has the meaning given in clause 5.5(e);

Delayed Closing Disclosure Letter means the disclosure letter from the Seller to the Purchaser executed and delivered immediately before any Delayed Closing, setting out certain facts, matters, events or circumstances relating to the Repeated Warranties (other than the Fundamental Warranties) as repeated immediately before the relevant Delayed Closing;

Delayed Closing Long-Stop Date has the meaning given in clause 5.5(a);

Delayed Closing Pension Liabilities means (subject to clause 9.29(a)) the total of:

(a)                 82% of the net liabilities (being such liabilities minus any assets relating to those benefits and which are anticipated to transfer with them) in respect of Pension Benefits which are expected to transfer to or remain with the Target Companies after the Closing Date in respect of the Delayed Business Interests and Delayed Target Companies; and

(b)                 82% of the net liabilities (being such liabilities minus any assets relating to those benefits and which are anticipated to transfer with them) in respect of benefits other than Pension Benefits which are expected to transfer to or remain with the Target Companies after the Closing Date in respect of the Delayed Business Interests and Delayed Target Companies, including but not limited to long service award plans and multi-employer defined benefit plans,

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in both cases as determined in accordance with clauses 9.19 to 9.27  on the basis of the Seller Actuarial Basis, adjusted to reflect market conditions as at the Closing Date.

Where the net liability value of an individual pension arrangement for these purposes is negative, the value of that individual arrangement for the purposes of this definition shall be treated as being zero. The Parties acknowledge that the 18 per cent. reduction herein has been made in full and final settlement of the Relief expected by the Parties to arise as a result of such net liabilities;

Delayed Consideration means an amount in U.S. dollars equal to the Estimated Price multiplied by the relevant percentage indicated in Part A of Schedule 24 under the column titled "Delayed Consideration Proportion" in respect of any Delayed Jurisdiction;

Delayed Employees means (i) the Target Company Employees who immediately prior to the Closing Date work in the Delayed Target Companies, (ii) the Business Employees who immediately prior to the Closing Date work in any of the Delayed Business Interests, and (iii) any employees who are appointed to their position (whether by internal or external hire) in a Delayed Target Company or a relevant member of the Seller Group on or after the Closing Date to work wholly or substantially in the Business, and in each case for so long as they are not assigned to work other than wholly or substantially in the Business;

Delayed Jurisdiction means any jurisdiction in which, at Closing, the Reorganisation has not been completed in all material respects in accordance with this Agreement, the Reorganisation Steps Plan, the Reorganisation Agreements and the Reorganisation Principles (in the sole opinion of the Seller acting reasonably and in good faith);

Delayed Target Company means any entity that, pursuant to this Agreement, the Reorganisation and/or the Reorganisation Steps Plan, is intended to be or become a Target Company and that will own and operate (itself or through its subsidiaries) a part of the Business, but that (on account of the relevant elements of the Reorganisation Steps Plan not having been completed prior to or on Closing) has not become a Subsidiary at the Closing Date;

DINABB has the meaning given in clause 5.9;

DINABB Open Offer has the meaning given in clause 5.9;

DINABB Public  Shareholders  has the meaning given in clause 5.9;

Disclosed means fairly disclosed (with sufficient detail to identify to the Purchaser the nature and scope of the matter disclosed) pursuant to the Disclosed Information;

Disclosed Information means the Disclosure Letter, this Agreement, the Data Room, and in respect of the Repeated Warranties (excluding the Fundamental Warranties) as given pursuant to clause 17.2 only, the Completion Disclosure Letter and any Delayed Closing Disclosure Letter;

Disclosed Matter Tax Claim means any Tax Claim in respect of or in relation to any matter specifically disclosed in the Disclosure Letter against any of the Tax Warranties or any matter that is a contingent liability in note 38 to the financial

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statements in the Annual Report for the year ended 31 December 2017 for ABB India Limited;

Disclosure Letter means the letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement;

Dispute means a dispute arising between the parties out of or in connection with the Reorganisation, the Reorganisation Agreements or this Agreement, including disputes arising out of or in connection with:

(a)                 the creation, validity, effect, interpretation, performance or non-performance of, termination, or the legal relationships established by, the Reorganisation, the Reorganisation Agreements or this Agreement;

(b)                 claims for set-off and counterclaims; and

(c)                 any non-contractual obligations arising out of or in connection with the Reorganisation, the Reorganisation Agreements or this Agreement;

Division Accounts means the financial results for the Power Grids division of the Seller Group for the year ended 31 December 2017 as set out in the Data Room at document reference 16.110.1;

Division Accounts Balance Sheet means the assets and liabilities positions for the Power Grids division of the Seller Group as at year ended 31 December 2017 as set out in the Data Room at document reference 16.110.2;

Effective Time means immediately prior to Closing on the Closing Date;

Employees means the Target Company Employees and the Business Employees and any other employees of the Seller Group that the Seller and the Purchaser have agreed in writing shall be Employees but excluding, for the avoidance of doubt, the Retained Employees;

Employee Taxes means payroll taxes or employee national insurance or employee social security contributions;

Employee Transfer Date means the date on or before the Closing Date on which an Employee is or becomes employed by a Target Company as a consequence of the Reorganisation whether by offer and acceptance or by any relevant Transfer Regulations in accordance with clause 8;

Employer Taxes means employer national insurance or employer social security contributions;

Engaged Law Firm has the meaning given in clause 20.3(b);

Environment means all organisms (including man) and all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water) or land;

Environmental Consents means any material permit, licence, authorisation or consent required under or in relation to Environmental Laws relating to the carrying on of the Business;

Environmental Indemnities means any and each of the indemnities given by the Seller under clause 21.1(e);

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Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, which are in force at the date of this Agreement, relating to Environmental Matters;

Environmental Liabilities  means all Liabilities and Costs directly or indirectly relating to, arising under or resulting from:

(a)                 any failure by any member of the Seller Group to comply with Environmental Laws in relation to the Business and/or the terms of Environmental Consents; and

(b)                 the occurrence or existence of any Environmental Matters arising from or relating to the state or condition of the Properties and/or any acts or omissions committed thereon,

at any time prior to or at Closing or Delayed Closing (as the case may be);

Environmental Matters means all matters relating to the pollution of, or harm to or protection of the Environment;

Environmental Requirement  means:

(a)                 a notice, judgment, order or other requirement:

(i)                  issued by any Governmental Entity under Environmental Law against the relevant member of the Purchaser Group; or

(ii)                obtained by or for a third party under Environmental Law; or

(b)                 a claim threatening legal action under Environmental Law from a third party, in relation to which the Business receives advice from external legal counsel that it cannot be said that the relevant third party has no real prospect of succeeding on the claim;

Environmental Warranties means the warranties set out in paragraph 12 of Part A of Schedule 5;

EPC Contract means any contract for construction and/or building works (other than de minimis construction and/or building works in the context of such contract as a whole) entered into by any member of the Seller Group or Linxon in respect of the Business on or prior to the date of this Agreement, whether alone or in partnership, joint venture, consortium or other incorporated or unincorporated grouping and whether completed, in the course of execution or the subject of a tender offer which may be accepted by the relevant counterparty, excluding any installation of a mechanical or electrical nature and substation system integration projects;

EPC Escrow Account means an interest-bearing deposit account to be opened on Closing in the joint names of the Seller and the Purchaser with the EPC Escrow Agent into which the EPC Escrow Amount shall be paid;

EPC Escrow Agent means a reputable international bank agreed between the Parties, and any successor thereto under the EPC Escrow Agreement;

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EPC Escrow Agreement means the agreement to be agreed and entered into between the EPC Escrow Agent, the Purchaser and the Seller, prior to the Closing Date reflecting the terms of Part B of Schedule 19;

EPC Escrow Amount means US$300,000,000;

EPC Indemnities means any and each of the indemnities given by the Seller under paragraph 1 of Part A of Schedule 27;

Estimated Cash means the Seller’s reasonable estimate calculated in good faith of what the Closing Cash will be;

Estimated Closing Statement means a written statement by the Seller setting out the Estimated Debt, the Estimated Cash, the Estimated Pension Liability, the Estimated Working Capital and the Aggregate Delayed Closing Consideration in the form of Part A of Schedule 13, including its reasonable workings in respect of the calculation of such amounts (including a mapping guide set out in Part B of Schedule 13);

Estimated Debt means the Seller’s reasonable estimate calculated in good faith of what the Closing Debt will be;

Estimated Pension Liability  means (subject to clause 9.29(a)) the Seller’s reasonable estimate calculated in good faith of what the Pension Liability will be as at the Effective Time;

Estimated Price has the meaning given in clause 2.2(a);

Estimated Working Capital means the Seller’s reasonable estimate calculated in good faith of what the Closing Working Capital will be;

Estimated Working Capital Adjustment means the amount of the difference between the Estimated Working Capital and the Target Working Capital and, if the Estimated Working Capital is greater than the Target Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Working Capital is less than the Target Working Capital, such amount shall be expressed as a negative number);

Excess Payment means any payment made by the Seller to the Purchaser in respect of an excess amount pursuant to clause 25.4 of the Shareholders’ Agreement and any payment made by the Purchaser to the Seller in accordance with paragraphs 1(c), 1(d), (1)(e)(iii) or 2 of Schedule 9 to the Shareholders’ Agreement;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into US$ on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, the rate quoted by Barclays Bank PLC as at the close of business in London on such date;

Excluded Assets means those properties, rights and assets described at Part B of Schedule 2;

Excluded Employees has the meaning given in clause 8.15;

Excluded Employment and Pension Liabilities means (i) any Liabilities retained by the Seller or a member of the Seller Group as contemplated by clause 8; and (ii) any Pension Liabilities other than those which are assumed by the Target Companies as contemplated by clause 9;

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Excluded IP Assets  means any trade marks, service marks, rights in logos, trade and business names, rights in each of get-up and trade dress and any associated goodwill, rights to sue for passing off and/or for unfair competition and domain names that in each case consist of, include, or that subsist in whole or in part in respect of, the words "ABB", "Ability", "Asea", "Brown" and/or "Boveri";

Excluded Liabilities means the Liabilities described in Part C of Schedule 2;

Existing Claim has the meaning given in clause 21.1(b);

Existing Confidentiality Agreement has the meaning given to it in clause 32.9;

Existing Damages Claim has the meaning given in clause 20.2;

Existing Seller Employees means all of the employees employed by any member of the Seller Group, excluding without limitation the Target Company Employees (other than the Retained Employees) and the Business Employees;

Filing has the meaning given in clause 4.2;

Final Price has the meaning given in clause 2.1;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money), obligations under finance, hire purchase agreements, asset or inventory finance or similar arrangements, the fair value of any derivative or hedging arrangements, interest rate swaps (and for the avoidance of doubt any such derivative assets shall reduce Financial Debt), reimbursement obligations under letters of credit, deferred consideration, dividends declared but not paid in each case inclusive of all accrued but unpaid interest and other charges (including prepayment fees, breakage costs, termination, redemption or any other charges or costs which arise on or as a consequence of Closing) and gross of any capitalised debt issue costs or loan arrangement fees;

Finland New Pension Plan has the meaning given in clause 9.31;

Finland Pension Objective has the meaning given in clause 9.31;

Finnish Pension Arrangement means the ABB Compulsory TEL Foundation and the ABB Voluntary Foundation;

FIR Clearances means those Clearances required pursuant to FIR Laws set out in paragraph 2 of Schedule 20 as amended from time to time by the Seller and Purchaser in accordance with that Schedule;

FIR Laws means any laws applicable to the Purchaser or the Seller under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests;

Firm has the meaning given in Part C of Schedule 11;

Former Business Employees means all of the employees employed by the Target Companies or Seller Group who were: (i) working wholly or substantially in the Business, and for these purposes "wholly or substantially" means that such employees

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spent 50 per cent. or more of their working time in the Business; and/or (ii) were necessary for the proper functioning of the Business, in each case as determined by the Seller acting reasonably, whose employment terminates on or before the Closing Date, or the Delayed Closing Date, as the case may be;

Former Employees means an employee, director or consultant of the Business whose employment or engagement terminates on or before the Closing Date;

Former Non-Business Employees means all of the former employees employed by any member of the Seller Group or any Target Company, excluding without limitation any Former Business Employees;

France Assumed Liabilities means the Assumed Liabilities to the extent they relate to the France Business;

France Business means any part of the Business carried out in France or owned by an entity incorporated in France;

France Closing means completion of the sale and purchase of the France Business;

France Employees means the Employees employed in France immediately prior to the France Closing;

France Option Agreement means the put option agreement in respect of the France Business dated the same date as this Agreement;

France Put Option Exercise has the meaning set forth in the France Option Agreement; Fundamental Warranties means the Seller Warranties set out in Part B of Schedule 5;

Funded  in relation to any Retained Seller Pension Plan means that assets are accumulated under or in respect of that arrangement before the corresponding benefits start being paid. For the purposes of this definition, assets  shall mean assets which are separate from those of the employer and shall exclude any accounting or internal balance sheet provision;

FY17 Revenue means the relevant proportion of the revenue attributed to the Business for the financial year ended 31 December 2017 as set out in column 4 of the table at Part B of Schedule 24;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, instrumentality, court, administrative agency or commission or other authority thereof and including, for the avoidance of doubt, any environmental authority) or any quasi-governmental or private body exercising any regulatory, importing, competition, merger control or other governmental or quasi-governmental authority, including the European Union;

HR Indemnity has the meaning given in clause 8.42;

HVDC means high voltage direct current;

HVDC Converter Station EPC Projects has the meaning given in Part B of Schedule 27;

ICC means the International Chamber of Commerce;

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ICC Court means the ICC International Court of Arbitration;

IFRS means International Financial Reporting Standards;

Inactive Non-Automatic Transferring Employees means a Non-Automatic Transferring Employee who is not actively at work and is on an approved or statutory leave of absence;

Inactive Sites means those Properties at:

(a)                 Cleaboy Road Tycor, Waterford, County Waterford, Ireland;

(b)                 2401 Dixie Road, L4Y 2A2 Mississauga, Ontario, Canada;

(c)                 1921 Huron Street, N5V5A5 London, Ontario, Canada;

(d)                 An der Bremecke 1, Brilon, Nordrhein-Westfalen, Germany;

(e)                 Am Schlangenhorst 7-8, Nauen, Brandenburg, Germany;

(f)                  4350 Semple Avenue, 63120-2241 Saint Louis, Missouri, USA;

(g)                 1 Gul Crescent, 629517 Singapore; and

(h)                 any other Property designated as an Inactive Site pursuant to Part D of Schedule 3;

Independent Adjudicator  has the meaning given in clause 9.27;

Initial Price has the meaning given in clause 2.1;

In-scope Retained Seller Pension Plan means a Retained Seller Pension Plan:

(a)                 that is subject to a requirement of applicable law to transfer the Past Service Benefits of any Employee to a Target Company Pension Arrangement by reason of any of the transactions contemplated by this Agreement; or

(b)                 that is a Specified Retained Seller Pension Plan;

Intellectual Property Rights or IPR  means:

(a)                 patents, utility models, rights in inventions, supplementary protection certificates;

(b)                 rights in information (including know-how, confidential information and trade secrets) and the right to use, and protect the confidentiality of, confidential information;

(c)                 trade marks, service marks, rights in logos, trade and business names, rights in each of get-up and trade dress and all associated goodwill, rights to sue for passing off and/or for unfair competition and domain names;

(d)                 copyright, moral rights and related rights, rights in computer software, database rights, rights in designs, and semiconductor topography rights;

(e)                 any other intellectual property rights; and

(f)                  all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above,

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in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals and the right to sue for damages for past and current infringement in respect of any of the same;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any member of the Seller Group and any Target Company as at Closing (or, where relevant, between any member of the Seller Group and any Delayed Target Company, or between any member of the Seller Group and any Target Company as a result of a Delayed Closing of a Delayed Business Interest, in each case as at the relevant Delayed Closing) in respect of inter-company trading activity and the provision of services, facilities and benefits between them, and:

(a)                 includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll Tax thereon but excluding any bonuses and related Taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing (or, where relevant, the relevant Delayed Closing); but

(b)                 excludes any Seller Group Debt;

International Assignees means the employees of any member of the Seller Group who as at the Employee Transfer Date are posted to another country from their home country and whose employment is governed by international assignment terms;

Investigative Works  means inspections, investigations, assessments, audits, sampling or monitoring;

IP Licence Agreement means the intellectual property licence agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

IT Contract means any third party contract under which an IT System is licensed, leased, supplied maintained or supported;

IT Systems means the material information and communications technologies used exclusively or predominantly by the Business;

Joint Ventures means the entities listed in column C of Schedule 12;

JV Interests means the equity interests in the Joint Ventures held by the Seller Group and/or the Target Companies as set out in column D of Schedule 12;

Key Managers means (i) Achim Braun; (ii) Anders Sjoelin; (iii) Andrew Bright; (iv) Bruno Melles; (v) Claudio Facchin; (vi) Gerhard Salge; (vii) Harmeet Bawa; (viii) Ismo Haka; (ix) JinQuan Zhang; (x) Laurent Favre; (xi) Ludger Althoff; (xii) Markus Heimbach; (xiii) Massimo Danieli; (xiv) Matteo Marini; (xv) Mauricio Quintana; (xvi) Nuguri Venu; (xvii) Noaman Amjad; (xviii) Patrick Fragman; (xix) Roland Sladek;

Late Pension Transfer has the meaning given in clause 9.14(b);

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Leakage Tax Claim means a Tax Claim under paragraph 1 of Part B of Schedule 8 for any Tax paid or required to be paid as a result of any Leakage (for which the Seller is liable under paragraph 6 of Part C of Schedule 3 and which is set out in a valid notification to the Seller pursuant to paragraph 8 of Part C of Schedule 3);

Legacy EPC Projects means (a) the Substation EPC Projects and (b) the Legacy Linxon EPC Projects;

Legacy Linxon EPC Projects means the EPC Contracts entered into by Linxon on or prior to the date of this Agreement and the Linxon EPC Projects;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

Liaison Service Agreement means the liaison service agreement to be entered into by the Seller, the Company and the Purchaser, the term sheet for which is in Agreed Form;

LIBOR means the London interbank offered rate per annum for deposits in US$ for a period of one month which is displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) as of 11.00 a.m. London time on the date on which payment of the relevant sum under this Agreement was due but not paid;

Linxon means Linxon Pvt Ltd;

Linxon EPC Projects has the meaning given in Part B of Schedule 27;

Listed Leases has the meaning given to it in paragraph 11.4 of Part A of Schedule 5;

Listed Properties means those Properties as set out in document 12.1 of the Data Room under the heading ’List of Sites and Properties’.

Long Stop Date has the meaning given to it in clause 10.4;

Management Accounts means the financial results and certain current assets and current liabilities positions for the Power Grids division of the Seller Group for each of the quarterly periods from 1 January 2017 to 30 June 2018 inclusive, as set out in the Data Room at reference 16.110.3;

Management Awareness Group means Ulf Hoof, Natascia Rubinic, Michel Roubert and Robin Cotton;

Marketing Support Agreement means the marketing support agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

Material Contract means any contract or agreement with a member of the Seller Group:

(a)                 in relation to the Business that:

(i)                  is a partnership, joint venture or other similar agreement or arrangement, including in respect of the Joint Ventures;

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(ii)                contains a legal obligation of a member of the Seller Group (with respect to the Business), or a Target Company to purchase goods, products or services from a supplier of the Business that (i) is currently in effect and (ii) has resulted in purchases from such supplier in an aggregate amount that exceeded $35,000,000 in the 2017 fiscal year with respect to the Business;

(iii)              contains covenants limiting the ability of any Target Company or the Business in any material respect to engage in any line of business or to compete with any person;

(iv)               is a contract with a Material Customer or Material Supplier or their respective Affiliates; and/or

(b)                 has in respect of the Business, material outstanding obligations (whether contingent or otherwise) relating to the acquisition or disposition of any business, a material amount of the equity holdings or assets of any other person (whether by merger, sale of stock, sale of assets or otherwise);

Material Customers means the largest 10 customers in each region for each of the power grid automation, power grid integration, high voltage products and transformers businesses by net aggregate orders received by each such business during the period from 1 January 2016 and ending 15 June 2018, as set out in Part A of Schedule 17;

Material Employment Jurisdictions means Australia, Brazil, Canada, China, Finland, Germany, India, Italy, Norway, Poland, Saudi Arabia, Spain, Sweden, Switzerland, Russia, Thailand, Turkey, United Arab Emirates, United Kingdom and the United States;

Material Suppliers means the largest 5 direct and raw materials suppliers for each of the power grid automation, power grid integration, high voltage products and transformers businesses by net aggregate invoice value from the Business (taken as a whole) during the fiscal year ended 31 December 2017 as set out in Part B of Schedule 17;

Minority Joint Ventures means the Joint Ventures in respect of which:

(a)                 the members of the Seller Group hold in aggregate less than 50% of the equity interests; and

(b)                 are not consolidated in the audited year-end accounts of the Seller Group for the financial year ended on 31 December 2017;

Multi-employer DB Plan has the meaning given in clause 9.15(b)(ii);

Mutual Supply Agreement means the mutual supply agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

Non-Automatic Transferring Employees has the meaning given in clause 8.3;  Non-Core Businesses means:

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(a)                 the sale and execution of offshore wind connection engineering, procurement,

construction projects;

(b)                 the sale and execution of substations engineering, procurement, construction projects (other than (i) to be carried out by Linxon (ii) the sale and execution of substation system integration projects and (iii) the Substation EPC Projects);

(c)                 the sale and execution of electrical balance of plant projects; and

(d)                 the engineering, manufacturing and sale of high-voltage cables;

Non-Core Liabilities means all Liabilities to the extent that they relate to or arise from the Non-Core Businesses;

Non-Tax Claim means a Claim other than a Tax Claim;

Nuclear Business means the Business as related to any nuclear facility; Nuclear Warranties means the set out in paragraph 15 of Part A of Schedule 5;

Ongoing Pensions Costs: means:

(a)                 reasonable administration costs and expenses (including reasonable third party administration costs and expenses) incurred by a Retained Seller Pension Plan connected with any Transitional Members during the Transitional Period); and

(b)                 the ongoing employer contributions payable to a Retained Seller Pension Plan in relation to the future service costs of any Transitional Members.

Operating Cash Amount means US$300,000,000;

parent company means any company that in relation to another company (its ’subsidiary’):

(a)                 holds a majority of the voting rights in the subsidiary;

(b)                 is a member of the subsidiary and has the right to appoint or remove a majority of its board of directors;

(c)                 is a member of the subsidiary and controls a majority of the voting rights in it under an agreement with the other members;

(d)                 has the right to exercise a dominant influence over the subsidiary under the subsidiary’s articles or a contract authorised by them; or

(e)                 consolidates the financial performance of the subsidiary or whose financial performance is consolidated with that of the subsidiary in the relevant group's year-end accounts (other than in respect of a Delayed Target Company prior to the relevant Delayed Closing), in each case whether directly or indirectly through one or more companies or other entities;

Past Service Benefits means all Pension Benefits which are prospectively or contingently payable under a Pension Arrangement to or in respect of any Transferring Members in respect of service with any member of the Seller Group or the Target Companies before the Closing Date;

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Pension Arrangement  means any plan, scheme, arrangement or agreement under which any Pension Benefits are provided;

Pension Arrangement Actions means:

(a)                 the Stand-alone Pension Plan Transitions;

(b)                 the Retained Seller Liability Transfers; and

(c)                 the Target Company Liability Transfers;

Pension Benefits  means any defined benefit pension, lump sum, gratuity or similar benefit prospectively or contingently payable on or following retirement, leaving service, invalidity or death and any benefits under any post-retirement health and welfare plans including without limitation post-retirement medical plans;

Pension Liability  means (subject to clause 9.29(a)) the total, as at Closing, of:

(a)                 the Transferring Pension Liabilities;

(b)                 the Delayed Closing Pension Liabilities; and

(c)                 82% of the net liabilities (being such liabilities minus any assets relating to those benefits and which transfer with them) in respect of benefits other than Pension Benefits that entail obligations to Target Companies other than Delayed Target Companies, including but not limited to long service award plans and multi-employer defined benefit plans, as determined in accordance with clauses 9.19 to 9.27 on the basis of the Seller Actuarial Basis adjusted to reflect market conditions as at the Closing Date.

Where the net liability value of an individual pension arrangement for these purposes is negative, the value of that individual arrangement for the purposes of this definition shall be treated as being zero. The Parties acknowledge that the 18 per cent. reduction herein has been made in full and final settlement of the Relief expected by the Parties to arise as a result of such net liabilities;

Permits means all licenses, consents, permissions, permits, authorisations, approvals, registrations, concessions, grants, certificates, exemptions and waivers issued by any Governmental Entity under applicable law;

Permitted Business has the meaning given to it in clause 28.1(b);

Personal Data has the meaning given in Article 4(1) of the GDPR;

Post-Closing Cash Bonus has the meaning given to it in clause 8.28;

Pre-Closing Period means the period from and including the date of this Agreement up to Closing or, in the case of a Delayed Business Interest or Delayed Target Company, up to the relevant Delayed Closing;

Pre-Closing Restructurings means the transactions described in the document set out at document reference 16.104 of the Data Room;

Pre-Closing Third Party Assurance has the meaning given in clause 25.1;

Project Board has the meaning given in Part B of Schedule 3;

Project Specific Insurance Policies has the meaning given in paragraph 6 of Part A of Schedule 5;

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Properties means the properties which are owned, leased or controlled by a member of the Seller Group or a Target Company and used by the Business, including the Transferring Properties and the Shared Properties;

Proposed Transaction means the transactions contemplated by the Transaction Documents, for the avoidance of doubt including the Reorganisation;

Pro Rated Cash Bonuses means an amount equal to the pro-rated cash bonus in respect of each Transferred Employee who participates in any Seller Bonus Plans, such amount to be determined at “target” level and pro-rated on a daily basis to the Closing Date (in respect of the Closing Transferred Employees) or Delayed Closing Date (in respect of the Delayed Employees), as applicable;

Purchaser Closing Condition has the meaning given to it in clause 3(b);

Purchaser Collective Agreement has the meaning given to it in clause 8.21;

Purchaser Condition has the meaning given to it in clause 3(b);

Purchaser Group means the Purchaser and its Affiliates from time to time, which shall include from Closing, the Target Companies (and, from any Delayed Closing, the relevant Delayed Target Company);

Purchaser Local Accounts has the meaning given in clause 1 of Part C of Schedule 3;

Purchaser Obligation means any representation, covenant, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;

Purchaser Records has the meaning given to it in clause 28.1(a);

Purchaser’s Actuary means an actuary or firm of actuaries nominated by the Purchaser for the purposes of this Agreement;

Purchaser Senior Manager has the meaning given to it in clause 31.2(b);

Purchaser’s Bank Account means the Purchaser’s bank account with such account details as the Purchaser shall notify to the Seller by the date falling no later than 15 Business Days prior to the date of the relevant payment (and/or such other account(s) as the Purchaser and Seller may agree in writing);

Purchaser Delayed Wrong Pocket Asset has the meaning given in clause 35.7;

Purchaser Delayed Wrong Pocket Liability has the meaning given in clause 35.8;

Purchaser’s Ownership Proportion means 80.1%;

Purchaser Wrong Pocket Asset has the meaning given in clause 35.3;

Purchaser Wrong Pocket Liability has the meaning given in clause 35.4;

R&D Cooperation Agreement means the R&D agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

Reasonable and Prudent Operator means a person exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in substantial compliance with all applicable

LON51529424	Page 265

Environmental Law engaged in the same type of undertaking in the same locality and under the same or similar circumstances and conditions as the Business;

Registered Business IP means Business IP which has been or is in the process of being registered with any national or international registry (including all renewals, extensions and applications for registration);

Relevant Part means the part of a Shared Contract that is exclusively or predominantly related to the Business;

Relevant Person means the Purchaser, any member of the Purchaser Group and those entities’ respective directors, employees and agents;

Relevant Proportion means:

(a)                 in relation to a liability or receipt or saving by a Target Company that is wholly owned (directly or indirectly) by the Company as at Closing (or in relation to a Delayed Target Company, as at Delayed Closing), the proportion that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the relevant time that such liability is incurred or receipt is received or saving is realised bears to the total number of registered shares in the capital of the Company;

(b)                in relation to a liability or a receipt or saving by any other Target Company, the percentage of the shares issued by such Target Company that are held (directly or indirectly) by the Company as at Closing (or in relation to a Delayed Target Company, as at Delayed Closing) multiplied by the proportion that the number of registered shares in the capital of the Company held by members of the Purchaser Group at the relevant time that such liability is incurred or receipt is received or saving is realised bears to the total number of registered shares in the capital of the Company; and

(c)                 in relation to a liability or a receipt by a member of the Purchaser’s Tax Group, 100 per cent.;

Relevant Third Party has the meaning given in clause 9.14(e);

Relevant Transfer Amount  has the meaning given to it in clause 9.5;

Relief  has the meaning given in Part J of Schedule 8;

Remedial Works means any works (including Investigative Works) undertaken for the purpose of preventing, removing, remedying, cleaning up, abating, containing or ameliorating any contamination of the Environment at the Contaminated Sites or for the purpose of rectifying any failure to comply with Environmental Law;

Remedies means any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest in or otherwise change, or any other structural or conduct relief;

Remedies In-Scope Business has the meaning given in clause 4.4(a);

Reorganisation means the transfer of the Business to the Target Companies as a going concern and the Reverse Carve Out Transactions, in each case in accordance with applicable law and regulation, this Agreement, the Reorganisation Steps Plan, the Reorganisation Principles and the Reorganisation Agreements;

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Reorganisation Agreements means the local sale and purchase agreements to be entered into by relevant members of the Seller Group and relevant Target Companies and Delayed Target Companies to implement the Reorganisation;

Reorganisation Condition has the meaning given in clause 3(a);

Reorganisation Costs means all Costs incurred by the Purchaser, the Target Companies, the Delayed Target Companies and Delayed Business Interests and their respective Representatives in connection with the Reorganisation, other than any Costs which are or are on account of Tax;

Reorganisation Principles means the principles pursuant to which the Seller will implement the Reorganisation as set out in Schedule 21;

Reorganisation Steps Plan means the reorganisation steps plan setting out the steps required to implement the Reorganisation at document reference 1.4.4 in the Data Room (as may be amended from time to time in accordance with clause 5.3);

Repeated Warranties means the Seller Warranties set out in paragraphs 3, 4, 5.1, 10.1, 10.2, 13.6 and 15.1, and 12.5 and 12.6 (in so far as they relate to the Shared Properties only), of Part A of Schedule 5 and the Fundamental Warranties;

Representatives means, in relation to a Party or any other person (as applicable), such person’s respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that person and/or of its respective Affiliates;

Restricted ABB Name means any name or mark that is used by the Seller which consists of or includes one or more of the words "ABB", "Asea", "Brown", "Boveri" and/or "Ability";

Restricted Cash means (a) any cash paid or held as a deposit in respect of any Properties or otherwise; and (b) any cash that is or is required to be held as collateral or escrowed funds as a result of law, contract or otherwise;

Restricted Countries means the following countries: Argentina, Brazil, Chile, China,

Colombia, Egypt, India, Indonesia, Iraq, Jordan, Kenya, Malaysia, Namibia, Pakistan, Russia, Peru, Taiwan, Thailand, Turkey, Ukraine, Vietnam;

Restructuring Plans means the restructuring plans in respect of the Business prepared or commenced by the Seller prior to the date of this Agreement, including the powerup programme and the white collar programme;

Retained Business Contractors means any independent contractors, apprentices, workers and consultants engaged in a Target Company who are not Business Contractors;

Retained Employees has the meaning given to it in clause 8.9;

Retained Properties means properties held by a company that is (or will on the Closing Date be) a Target Company and exclusively used by the Seller Group (other than for the Business), provided that de minimis use of any such property for the Business shall not affect that property’s treatment as a Retained Property;

Retained Seller Liability Transfers has the meaning given in clause 9.2;

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Retained Seller Pension Plan means each Pension Arrangement which is maintained or sponsored by any member of the Seller Group which is not a Stand-alone Pension Plan;

Reverse Carve Out Transaction means the transfer of any Excluded Asset or Excluded Liability from any Target Company to members of the Seller Group in accordance with the Reorganisation Steps Plan;

Routine Maintenance means any routine or recurring works required for the maintenance of any plant and equipment used in the operation of the Business in the ordinary course;

SEBI (SAST) Regulations means Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended;

Seller Actuarial Basis means US GAAP assumptions and methodology that are consistent: (i) with those used in preparing the audited financial information of the Seller Group for the year ended 31 December 2017; and (ii) with the accounting policies applied to the preparation of the financial statements of the Seller Group. However, this will be subject to any modifications that may be agreed or determined in respect of any Multi-employer DB Plan in accordance with clauses 9.16 and/or 9.27;

Seller’s Actuary means an actuary or firm of actuaries nominated by the Seller for the purposes of this Agreement;

Seller Bonus Plans means any annual cash bonus plan operated by the Seller Group or the Target Companies for the bonus year as at the Closing Date or Delayed Closing Date, which for the avoidance of doubt, shall include any annual sales incentive plan operated by any Target Company or member of the Seller Group in respect of any Transferred Employee immediately prior to the Closing Date or Delayed Closing Date;

Seller Collective Agreement has the meaning given to it in clause 8.20;

Seller Delayed Wrong Pocket Asset has the meaning given to it in clause 35.5;

Seller Delayed Wrong Pocket Liability has the meaning given to it in clause 35.6;

Seller Group  means the Seller and its Affiliates from time to time, but excluding the Target Companies and, from any Delayed Closing, excluding any Delayed Target Companies that have become Subsidiaries;

Seller Group Accounting Policies means the Seller’s accounting policy manual as applicable as at the time of the relevant financial period for the accounts being prepared;

Seller Group Accounting Policies 2018 means the Seller's accounting policy manual as set out in the Data Room at reference 5.1.4;

Seller Group Debt means all amounts owing (including any associated interest and costs) by any Target Company (or, where relevant, any Delayed Target Company or Delayed Business Interest) to any member of the Seller Group (other than a Delayed Target Company) as at the Effective Time, including the Shareholder Loan and excluding Inter-Company Trading Debt;

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Seller Group Insurance Policy has the meaning given to it in paragraph 1 of Schedule 9;

Seller Group Receivables means all amounts owing (including any associated interest and costs) by any member of the Seller Group (excluding any Delayed Target Company) to any Target Company (or, if relevant, Delayed Target Company or Delayed Business Interest), excluding Inter-Company Trading Debt;

Seller Obligation means any representation, covenant, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;

Seller Payment has the meaning given to it in paragraph 12 of Schedule 6;

Seller Records has the meaning given to it in clause 27.1(b);

Seller’s Bank Account means the Seller’s bank account with such account details as the Seller shall notify to the Purchaser by the date falling no later than 15 Business Days prior to the date of the relevant payment (and/or such other account(s) as the Seller and Purchaser may agree in writing);

Seller Senior Manager has the meaning given to it in clause 31.2(b);

Seller Share Plans  means the Management Incentive Programs, Long Term Incentive Plans and the ABB Employee Share Acquisition Plan as set out in folder 3.3 of the Data Room and folders 1.1, 1.5, 1.7 and 5.3 of the "HR Restricted" section of the Data Room;

Seller Warranties means the warranties given pursuant to clause 17.1 and 17.2 and set out in Schedule 5 and Part A of Schedule 8;

Seller Wrong Pocket Asset has the meaning given in clause 35;

Seller Wrong Pocket Liability has the meaning given in clause 35.2;

Settlement has the meaning given in clause 20.4(a)(iii);

Shared Contract means any contract, engagement, licence, guarantee or other commitment which is held by the Seller (or a member of the Seller Group) and relates both:

(a)                 to the Business or any part of the Business; and

(b)                 to any other business conducted by the Seller Group;

Shared Properties means those Properties currently used by both the Seller Group (other than for the Business) and the Business, but excluding any Inactive Site;

Shareholder Loan means the amount to be lent by a member or members of the Seller Group to one or more of the Target Companies in accordance with one or more loan agreement(s) to be entered into prior to Closing (together with accrued interest thereon);

Shareholder Loan Amount means the amount outstanding as at the Effective Time which represents principal and interest arising under the Shareholder Loan;

Shareholders’ Agreement means the agreement between the Seller, the Purchaser and the Company in the Agreed Form, to be executed on or about the Closing Date;

Shared Property Separation Agreement has the meaning given in paragraph 2 of Part B of Schedule 14;

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Shared Property Solution has the meaning given in paragraph 1 of Part B of Schedule 14;

Shares means the shares set out in column 3 of Part A of Schedule 1;

SNC Lavalin means SNC-Lavalin (GB) Limited;

Software Agreement means the software agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

SPA / Reorganisation Claim means a claim (i) brought under this Agreement for breach of this

Agreement or (ii) in respect of the Reorganisation (other than any Tax Claim);

Specific Accounting Treatments  has the meaning given in Schedule 11;

Specified Retained Seller Pension Plan means any of the following Pension Arrangements:

(a)             Switzerland:

(i)  Switzerland Plan 01: PK

(ii)  Switzerland Plan 01: EV

(b)             Germany:

(i)       Germany Plan 01: DEABB

(ii)     Germany Plan 06: Deferred Compensation

(c)             USA: United States Plan 02: Represented Cash Balance Plan,

provided that, in addition, the Finnish Pension Arrangement and/or the Sweden Pension Plan shall be a Specified Retained Seller Pension Plan, if applicable in accordance with clauses 9.31 and 9.33 respectively.

Stand-alone Financials unaudited financial position and financial results of the Business on a stand-alone basis as at and for the period ended 31 December 2017, as set out in the Data Room at document reference 16.110.5;

Stand-alone Pension Plan means each Pension Arrangement which is as at the date of this Agreement maintained or sponsored by any Target Company;

Stand-alone Pension Plan Transitions has the meaning given in clause 9.1;

Subsidiaries  means any direct or indirect subsidiary of the Company at the Closing Date together with (from any Delayed Closing Date) the Delayed Target Companies which become (directly or indirectly) subsidiaries of the Company from that Delayed Closing Date;

Substation EPC Projects has the meaning given in Part B of Schedule 27;

Surviving Provisions  means clauses 30.1 and 30.2 (Costs), 31 (Announcements), 32 (Confidentiality), 33 (Assignment), 36 (Notices), 37 (Conflict with other Agreements), 38 (Whole Agreement), 39 (Waivers, Rights and Remedies), 41 (Variations), 42 (Invalidity), 43 (Third Party Enforcement Rights), 44 (Governing Law and Jurisdiction), Schedule 6 (Limitations on Liability) and Schedule 28 (Definitions and Interpretation);

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Sweden Pension Plan means the Sweden Plan 01: ABB AB;

Swiss Pension Arrangements means Pension Arrangements established and maintained in Switzerland and subject to Swiss legal requirements;

Swiss Target Company Pensions Arrangements means Target Company Pension

Arrangements that are Swiss Pension Arrangements;

Target Companies  means the Company and the Subsidiaries, and Target Company means any of them;

Target Company Employees means the current employees of the Target Companies from time to time excluding the Retained Employees;

Target Company Pension Arrangement  means each Pension Arrangement which is or will be established or maintained or sponsored by any Target Company, or for which any Target Company has any liability, for the purposes of providing Pension Benefits;

Target Company Liability Transfers has the meaning given in clause 9.3;

Target Working Capital means US$900,000,000;

Tax  and Taxation have the meanings given in Part J of Schedule 8;

Tax Authority  has the meaning given in Part J of Schedule 8;

Tax Claim means a claim for a breach of any of the Tax Warranties or under paragraph 1 of Part B of Schedule 8 or paragraph 1 of Part C of Schedule 8;

Tax Matters means Taxation or any related claims, liabilities or other matters;

Tax Warranties means the warranties given pursuant to clause 17.1 and as set out in Part A of Schedule 8;

Third Party Assurances  means all guarantees, indemnities, counter indemnities and letters of comfort of any nature given (i) to a third party by a Target Company or Delayed Target Company or otherwise by the Business in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of a Target Company or Delayed Target Company (excluding as contemplated by, and pursuant to, Part A of Schedule 14) or a member of the Seller Group which relates to the Business;

Third Party Claim has the meaning given in clause 19.4;

Third Party Consents means all consents, approvals, clearances, confirmations, licenses or any other actions of any third party (including agreements with any third party and waivers of objection rights of, or lapses of objection periods for, any third party);

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or any agreement to create any of the above;

Trade Debts means amounts owing from third parties in the ordinary course of trading as a result of goods or services supplied;

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Transaction Documents means this Agreement, the Disclosure Letter, the Completion Disclosure Letter, any Delayed Closing Disclosure Letter, the Shareholders’ Agreement, the Transitional Services Agreement, the Mutual Supply Agreement, the Corporate Brand Licence Agreement, the IP Licence Agreement, the R&D Cooperation Agreement, the Marketing Support Agreement, the Liaison Service Agreement, the Software Agreement and the Reorganisation Agreements;

Transfer Regulations means the relevant national measure by which the employment of a Business Employee automatically transfers to the Target Companies;

Transferred Business Employees  means (i) the Business Employees to whom the Target Companies offer employment and who accept such employment and become employed by the Target Companies in accordance with clause 8; and (ii) any Business Employees who transfer to the Target Companies by operation of the Transfer Regulations and do not object to such transfer (to the extent permitted by the Transfer Regulations) in accordance with clause 8; and Transferred Business Employee means any one of them;

Transferred Employees means (i) the Target Company Employees; and (ii) the Transferred Business Employees;

Transferring Member means any Employee who was accruing Pension Benefits under the Sweden Pension Plan, a Transferring Stand-alone Pension Plan or an In-scope Retained Seller Pension Plan immediately prior to the earlier of their admission to a Target Company Pension Arrangement and the Closing Date;

Transferring Pension Liabilities  means, in any jurisdiction, subject to clause 9.29(a), the total of 82 per cent. of ((A-B) + (C-D)) (and the Parties acknowledge that such 18 per cent. reduction has been made in full and final settlement of the Relief expected by the Parties to arise as a result of this net liability amount) where:

A   means the total projected benefit obligations in relation to all the Transferring Standalone Pension Plans as at the Closing Date as determined in accordance with clauses 9.19 to 9.27 on the basis of the Seller Actuarial Basis, adjusted to reflect market conditions as at the Closing Date; and

B   means the total fair market value of the underlying assets of all the Transferring Stand-alone Pension Plans as at the Closing Date; plus

C   means the total projected benefit obligations in relation to all the Target Company Pension Arrangements as at the Closing Date as determined in accordance with clauses 9.19 to 9.27 on the basis of the Seller Actuarial Basis, adjusted to reflect market conditions as at the Closing Date; and

D   means the total fair market value of the underlying assets of all the Target Company Pension Arrangements as at the Closing Date,

provided that where the value of A-B in respect of a Transferring Stand-alone Pension Plan or C-D in respect of a Target Company Pension Arrangement is negative, the value of A-B or CD as applicable in respect of that individual arrangement for the purposes of this definition shall be treated as being zero;

Transferring Properties means Properties held by the Seller Group and used exclusively for the Business, provided that de minimis use of any such Property other

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than for the Business shall not affect that Property’s treatment as a Transferring Property;

Transferring Stand-alone Pension Plan has the meaning given in clause 9.1;

Transitional Member has the meaning given in clause 9.15;

Transitional Period has the meaning given in clause 9.15;

Transitional Services Agreement means the transitional services agreement to be entered into by a member of the Seller Group and the Company, the term sheet for which is in Agreed Form;

Trapped Cash means any Cash which is in a Restricted Country and which exceeds the Operating Cash Amount allocated to that Restricted Country pursuant to clause 11.2(b);

TSA Employee means those employees of the Seller Group who are not Target Company Employees and who the Seller reasonably intends will provide services pursuant to the Transitional Services Agreement;

Unaoil Investigation means any investigation into the activities of Unaoil and its affiliates carried out by the UK Serious Fraud Office, the US Department of Justice and Securities and Exchange Commission, and any equivalent authority elsewhere in the world;

Unconditional Date  has the meaning given in clause 10.3;

US GAAP means the generally accepted accounting principles adopted by the United States of America including standards and interpretations issued or adopted by the Financial Accounting Standards Board;

VAT  means value added tax and any similar sales or turnover tax;

Working Capital Adjustment means the amount of the difference between the Closing Working Capital and the Target Working Capital, calculated in accordance with Schedule 11, and, if the Closing Working Capital is greater than the Target Working Capital, such amount shall be expressed as a positive number (or, if the Closing Working Capital is less than the Target Working Capital, such amount shall be expressed as a negative number);

Working Capital Liabilities means liabilities including Inter-Company Trading Debt, trade payables, invoices to come (trade), billings in excess of sales, advances from customers, nontrade payables, deferred income, accrued expenses, deferred software revenues, provision for loss orders, provision for warranties, provisions for work due, provisions for penalties, asset retirement obligations, other provisions, other liabilities and other employee related benefits, together with any items required to be included in Working Capital Liabilities pursuant to Part B of Schedule 11 such Working Capital Liabilities being the aggregate of the line items set out as "Working Capital Liabilities" in Part B of Schedule 13 each calculated and prepared in accordance with Part A of Schedule 11, but excluding Debt, Seller Group Debt and the Pension Liability;

Working Capital Receivables means current receivables including trade receivables, bank acceptance drafts, accrued revenues, sales in excess of invoicing, advances to

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suppliers, material, work in progress, finished goods, short term loans granted, prepaid expenses, accrued income, other assets current, deferred software costs, together with any items required to be included in Working Capital Receivables pursuant to Part B of Schedule 11 such Working Capital Receivables being the aggregate of the line items set out as "Working Capital Receivables" in Part B of Schedule 13 each calculated and prepared in accordance with Part A of Schedule 11, but excluding Cash, Seller Group Receivables, Restricted Cash and Trapped Cash, the Pension Liability, loans, investment and finance lease receivables; and

Working Hours  means 9.30a.m. to 5.30p.m. on a Business Day in the place of receipt of a notice.

2.                    Interpretation. In this Agreement, unless the context otherwise requires:

(a)                 references to a person  include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                 references to a paragraph, clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(c)                 references to folders and documents in the Data Room shall refer to folders and documents in the  “Jewel VDR” section of the Data Room unless stated otherwise;

(d)                 headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(e)                 references to any English law legal term or concept shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(f)                  references to applicable law include any applicable regulation, rule, order, decree or directive which has the force of law;

(g)                 references to the ordinary course of business mean in the ordinary course of business consistent with past practice in the 12 months prior to the date of this Agreement;

(h)                 references to US$, $, USD, or US Dollar are references to the lawful currency of the United States of America;

(i)                  for the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be deemed to be an amount in US$ translated at the Exchange Rate at the relevant date (which, in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 6);

(j)                  any statement in this Agreement qualified by the expression so far as the Seller is aware or any similar or analogous expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of:

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(i)                  Claudio Facchin;

(ii)                Ismo Haka;

(iii)              Bruno Melles;

(iv)               Massimo Danieli;

(v)                 Patrick Fragman;

(vi)               Gerhard Salge;

(vii)             Achim Braun;

(viii)           Giandomenico Rivetti;

(ix)               Markus Heimbach;

(x)                 Ulf Hoof;

(xi)               Natascia Rubinic;

(xii)             Michel Roubert;

(xiii)           Sascha Schumacher;

(xiv)           Michael Cooke;

(xv)             Adrienne Williams;

(xvi)           David Onuscheck;

(xvii)         Helena Kazamaki;

(xviii)       Andrew Halsey;

(xix)           Willi Paul;

(xx)             Bazmi Hussain;  and

(xxi)           Bruce Schelkopf,

having made due and careful enquiry of the persons reporting directly to them in the ordinary course of business;

(k)                 any statement in this Agreement qualified by the expression so far as the Purchaser is aware or any similar or analogous expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of the following persons, having made due and careful enquiry of the persons reporting directly to them in the ordinary course of business:

(i)                  Mamoru Morita;

(ii)                Kohei Kodama;

(iii)              Satoshi Sekigawa;

(iv)               Kazuyoshi Yamamoto;

(v)                 Kazuhiko Takahashi;

(vi)               Yukiyoshi Yanagisawa;

(vii)             Shinya Nakata;

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(viii)           Atsuyuki Fujii;

(ix)               Yoshitaka Komiya;

(x)                 Chikara Tanaka;

(xi)               Takashi Tonooka;

(xii)             Shinji Hara;

(xiii)           Koji Egawa;

(xiv)           Yoshiharu Ishida;

(xv)             Akira Kanou;

(xvi)           Katsuyuki Uchiyama;

(xvii)         Hiroyuki Sera;

(xviii)       Kiyoshi Mizuniwa;

(xix)           Masaaki Nomoto; and

(xx)             Stephen Pierce; and

(l)                  any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.                    Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

4.                    Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.                    Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 28 and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

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SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties on the date first written above:

SIGNED                                          )  SIGNATURE:  /s/  Ulrich Spiesshofer____

                                                         )
for and on behalf of                           )
ABB LTD                                         )  NAME: _Ulrich Spiesshofer _____

                                                            Chief Executive Officer

                                                         )  SIGNATURE:  /s/  Diane de Saint Victor__

                                                         )

                                                         )

                                                         )  NAME: Diane de Saint Victor

                                                            General Counsel

[Signature page to the Sale and Purchase Agreement]

SIGNED                                          )  SIGNATURE: /s/  Toshiaki Higashihara __

                                                         )
for and on behalf of                           )
HITACHI, LTD.                              )  NAME: Toshiaki Higashihara

                                                            Representative Executive Officer

                                                            President & CEO

[Signature page to the Sale and Purchase Agreement]